CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the six-months period ended June 30, 2025 and 2024 and the three-months period from April to June 30, 2025 and 2024

CONDENSED CONSOLIDATED INTERIM STATEMENT OF FINANCIAL POSITION
GRUPO CIBEST S.A. AND ITS SUBSIDIARIES
As of June 30, 2025 and December 31, 2024
(Stated in millions of Colombian pesos)

	Note	June 30, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	4	31,355,004	32,844,099
Financial assets investments	5.1	40,910,075	37,570,270
Derivative financial instruments	5.2	3,239,291	2,938,142
Financial assets investments and derivative financial instruments		44,149,366	40,508,412
Loans and advances to customers		279,771,687	279,453,908
Allowance for loans, advances and lease losses		(14,771,088)	(16,179,738)
Loans and advances to customers, net	6	265,000,599	263,274,170
Assets held for sale and inventories, net	7	816,784	1,106,399
Investment in associates and joint ventures		3,045,408	2,928,984
Investment properties		5,761,117	5,580,109
Premises and equipment, net		5,608,169	5,906,064
Right-of-use assets, lease		1,525,340	1,757,206
Goodwill and intangible assets, net		9,056,528	9,767,903
Deferred tax, net	8.5	639,837	763,757
Other assets, net		8,292,574	7,778,279
TOTAL ASSETS		375,250,726	372,215,382
LIABILITIES AND EQUITY
LIABILITIES
Deposits by customers	9	282,647,329	279,059,401
Interbank deposits and repurchase agreements and other similar secured borrowing	10	4,751,682	1,776,965
Derivative financial instruments	5.2	3,524,458	2,679,643
Borrowings from other financial institutions	11	11,431,252	15,689,532
Debt instruments in issue		10,388,366	11,275,216
Lease liabilities		1,635,793	1,889,364
Preferred shares		555,152	584,204
Current tax		1,248,967	156,162
Deferred tax, net	8.5	2,771,024	2,578,504
Employee benefit plans		928,875	951,555
Other liabilities	13	12,983,542	10,990,561
TOTAL LIABILITIES		332,866,440	327,631,107
EQUITY
Share capital		480,914	480,914
Additional paid-in-capital		4,857,491	4,857,454
Appropriated reserves	14	23,702,075	22,575,837
Retained earnings		3,565,344	2,715,313
Net income attributable to equity holders of the Parent Company		3,528,967	6,267,744
Accumulated other comprehensive income, net of tax		5,159,284	6,645,206
SHAREHOLDERS’ EQUITY ATTRIBUTABLE TO THE OWNERS OF THE PARENT COMPANY		41,294,075	43,542,468
Non-controlling interest		1,090,211	1,041,807
TOTAL EQUITY		42,384,286	44,584,275
TOTAL LIABILITIES AND EQUITY		375,250,726	372,215,382
The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements..

CONDENSED CONSOLIDATED INTERIM STATEMENT OF INCOME
GRUPO CIBEST S.A. AND ITS SUBSIDIARIES
For the six-months period ended June 30, 2025 and 2024 and the three-months period from April 01 to June 30, 2025 and 2024
(Stated in millions of Colombian pesos, except EPS stated in units of pesos)

		Accumulated		Quarterly
	Note	2025	2024	2025	2024
Interest on loans and financial leases
Commercial		7,741,324	8,358,202	3,913,159	4,160,195
Consumer		3,983,079	4,340,212	2,005,778	2,188,049
Mortgage		2,201,429	2,032,457	1,104,959	1,019,405
Financial leases		1,610,868	1,872,129	810,638	917,304
Small business loans		132,423	104,983	70,981	51,279
Total interest income on loans and financial leases		15,669,123	16,707,983	7,905,515	8,336,232
Interest on debt instruments using the effective interest method	15.1	471,841	497,912	238,111	240,138
Total Interest on financial instruments using the effective interest method		16,140,964	17,205,895	8,143,626	8,576,370
Interest income on overnight and market funds		93,453	126,418	42,484	64,595
Interest and valuation on financial instruments	15.1	798,975	708,556	433,823	302,510
Total interest and valuation on financial instruments		17,033,392	18,040,869	8,619,933	8,943,475
Interest expenses	15.2	(6,742,468)	(7,695,965)	(3,393,009)	(3,756,886)
Net interest margin and valuation on financial instruments before impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments		10,290,924	10,344,904	5,226,924	5,186,589
Credit impairment charges on loans, advances and financial leases, net	6	(2,161,619)	(2,957,924)	(1,058,095)	(1,623,061)
Credit (impairment) recovery for other financial instruments		(34,265)	24,161	(38,240)	4,278
Total credit impairment charges, net		(2,195,884)	(2,933,763)	(1,096,335)	(1,618,783)
Net interest margin and valuation on financial instruments after impairment on loans and financial leases and off balance sheet credit instruments and other financial instruments		8,095,040	7,411,141	4,130,589	3,567,806
Fees and commissions income	15.3	3,961,185	3,699,938	2,039,950	1,948,046
Fees and commissions expenses	15.3	(1,851,537)	(1,645,074)	(948,070)	(906,248)
Total fees and commissions, net		2,109,648	2,054,864	1,091,880	1,041,798
Other operating income	15.4	1,667,291	1,370,413	830,720	741,084
Dividends and net income on equity investments	15.5	258,676	(140,768)	121,351	(225,575)
Total operating income, net		12,130,655	10,695,650	6,174,540	5,125,113
Operating expenses
Salaries and employee benefits	16.1	(3,105,678)	(2,683,347)	(1,575,154)	(1,348,396)
Other administrative and general expenses	16.2	(2,796,090)	(2,492,765)	(1,456,909)	(1,288,226)
Taxes other than income tax	16.2	(746,403)	(780,826)	(389,937)	(389,932)
Impairment, depreciation and amortization	16.3	(534,801)	(533,744)	(268,544)	(273,482)
Total operating expenses		(7,182,972)	(6,490,682)	(3,690,544)	(3,300,036)
Profit before income tax		4,947,683	4,204,968	2,483,996	1,825,077
Income tax	8.3	(1,353,962)	(1,058,203)	(655,050)	(363,323)
Net income		3,593,721	3,146,765	1,828,946	1,461,754
Net income attributable to equity holders of the Parent Company		3,528,967	3,103,246	1,791,303	1,439,774
Non-controlling interest		64,754	43,519	37,643	21,980
Basic and diluted earnings per share to common shareholders, stated in units of pesos	17	3,699	3,256	1,877	1,511
The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements..

CONDENSED CONSOLIDATED INTERIM STATEMENT OF COMPREHENSIVE INCOME
GRUPO CIBEST S.A. AND ITS SUBSIDIARIES
For the six months period ended June 30, 2025 and 2024 and the three-months period from April 1 to June 30, 2025 and 2024
(Stated in millions of Colombian pesos)

		Accumulated		Quarterly
	Note	2025	2024	2025	2024
Net income		3,593,721	3,146,765	1,828,946	1,461,754
Other comprehensive income/(loss) that will not be reclassified to net income
Remeasurement income related to defined benefit liability		14,985	15,028	14,985	15,028
Income tax	8.4	(5,465)	(5,386)	(5,492)	(5,393)
Net of tax amount		9,520	9,642	9,493	9,635
Investments in equity instruments measured at fair value through other comprehensive income (FVTOCI)
Unrealized gain		13,829	13,102	9,851	6,642
Income tax	8.4	1,273	5,394	873	5,935
Net of tax amount		15,102	18,496	10,724	12,577
Total other comprehensive income that will not be reclassified to net income, net of tax		24,622	28,138	20,217	22,212
Other comprehensive income/(loss) that may be reclassified to net income
Investments in debt instruments measured at fair value through other comprehensive income (FVTOCI)
Loss on investments recycled to profit or loss upon disposal		-	(7,233)	-	(1,425)
Unrealized (loss)/gain		(2,197)	(10,037)	1,846	(10,753)
Recovery of investments		2,533	2,297	4,673	3,425
Income tax	8.4	5,923	10,843	2,408	8,651
Net of tax amount		6,259	(4,130)	8,927	(102)
Foreign currency translation adjustments:
Exchange differences arising on translating the foreign operations		(1,610,582)	1,669,069	(536,689)	1,572,026
Gain/(Loss) on net investment hedge in foreign operations		230,626	(452,000)	38,362	(413,925)
Income tax	8.4	(125,648)	178,154	(54,494)	161,370
Net of tax amount(1)		(1,505,604)	1,395,223	(552,821)	1,319,471
Cash flow hedges
Net (loss)/gains from cash flow hedges		(361)	-	8	-
Reclassification to the Statement of Income		145	-	(162)	-
Income tax	8.4	87	-	62	-
Net of tax amount		(129)	-	(92)	-
Unrealized (loss)/gain on investments in associates and joint ventures using equity method		(446)	(6,247)	(196)	100
Income tax	8.4	(599)	890	(670)	(18)
Net of tax amount		(1,045)	(5,357)	(866)	82
Total other comprehensive income that may be reclassified to net income, net of tax		(1,500,519)	1,385,736	(544,852)	1,319,451
Other comprehensive income, attributable to the owners of the Parent Company, net of tax		(1,475,897)	1,413,874	(524,635)	1,341,663
Other comprehensive income, attributable to the Non-controlling interest		278	1,922	(693)	1,375
Total comprehensive income attributable to:		2,118,102	4,562,561	1,303,618	2,804,792
Equity holders of the Parent Company		2,053,070	4,517,120	1,266,668	2,781,437
Non-controlling interest		65,032	45,441	36,950	23,355
The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements.

CONDENSED CONSOLIDATED INTERIM STATEMENT OF CHANGES IN EQUITY
GRUPO CIBEST S.A. AND ITS SUBSIDIARIES
For the six-months period ended June 30, 2025 and 2024
(Stated in millions of Colombian pesos, except per share amounts stated in units of pesos)

	Attributable to owners of Parent Company
				Accumulated other comprehensive income

	Share Capital	Additional Paid in capital	Appropiated Reserves (Note 14) (1)	Translation adjustment	Cash flow hedging	Equity Securities through OCI	Debt instruments at fair value through OCI	Revaluation of assets	Associates	Employee Benefits	Retained earnings	Net Income	Attributable to owners of Parent Company	Non- Controlling interest	Total equity
Balance as of January 1, 2025	480,914	4,857,454	22,575,837	6,517,456	129	203,557	(44,070)	2,137	5,178	(39,181)	2,715,313	6,267,744	43,542,468	1,041,807	44,584,275
Transfer to profit from previous years	–	–	–	–	–	–	–	–	–	–	6,267,744	(6,267,744)	–	–	–
Dividend payment corresponding to 509,704,584 common shares and 452,122,416 preferred shares without voting rights, subscribed and paid as of December 31, 2024, at a rate of COP 3,900 per share, as approved by the shareholders' meeting on March 14, 2025. Additionally, on April 23,2025, the shareholders' meeting approved an extraordinary dividend at a rate of COP 624 per share.	–	–	(600,180)	–	–	–	–	–	–	–	(3,693,424)	–	(4,293,604)	–	(4,293,604)
Other reserves	–	–	1,726,418	–	–	–	–	–	–	–	(1,724,593)	–	1,825	–	1,825
Realization of retained earnings(2)	–	–	–	–	–	(10,025)	–	–	–	–	10,025	–	–	–	–
Others(3)	–	37	–	–	–	–	–	–	–	–	(9,721)	–	(9,684)	–	(9,684)
Non-controlling interest	–	–	–	–	–	–	–	–	–	–	–	–	–	(16,628)	(16,628)
Net Income	–	–	–	–	–	–	–	–	–	–	–	3,528,967	3,528,967	64,754	3,593,721
Other comprehensive income	–	–	–	(1,505,604)	(129)	15,102	6,259	–	(1,045)	9,520	–	–	(1,475,897)	278	(1,475,619)
Balance as of June 30, 2025	480,914	4,857,491	23,702,075	5,011,852	–	208,634	(37,811)	2,137	4,133	(29,661)	3,565,344	3,528,967	41,294,075	1,090,211	42,384,286
(1) The COP 1.73 trillion movement is attributable to the establishment of reserves in accordance with the allocation of earnings of the Group’s entities. The transaction for COP (600,180) corresponds to the payment of extraordinary dividend approved by the shareholders' meeting held on April 23, 2025. At the extraordinary shareholders’ meeting of Cibest, held on June 9, 2025, a share buyback program was approved for common shares, preferred dividend shares without voting rights and ADRs of Grupo Cibest S.A., up to an amount of one trillion three hundred fifty billion Colombian pesos COP 1,35 trillion. For further information, see Note 1. Reporting entity.
(2)Realization of retained earnings from equity securities through OCI, corresponds to the sale of the investment in Bladex.
(3)The transaction for COP 37 in additional paid in capital corresponds to Grupo Cibest, recorded upon its capitalization.

The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements..

CONDENSED CONSOLIDATED INTERIM STATEMENT OF CHANGES IN EQUITY
GRUPO CIBEST S.A. AND ITS SUBSIDIARIES
For the six-months period ended June 30, 2025 and 2024
(Stated in millions of Colombian pesos, except per share amounts stated in units of pesos)

	Attributable to owners of Parent Company
				Accumulated other comprehensive income

	Share Capital	Additional Paid in capital	Appropiated Reserves	Translation adjustment	Equity Securities through OCI	Debt instruments at fair value through OCI	Revaluation of assets	Associates	Employee Benefits	Retained earnings	Net Income	Attributable to owners of Parent Company	Non- Controlling interest	Total equity
Balance as of January 1, 2024	480,914	4,857,454	20,044,769	3,974,379	193,906	(67,306)	2,137	11,520	(40,475)	2,515,278	6,116,936	38,089,512	960,217	39,049,729
Transfer to profit from previous years	–	–	–	–	–	–	–	–	–	6,116,936	(6,116,936)	–	–	–
Dividend payment corresponding to 509,704,584 common shares and 452,122,416 preferred shares without voting rights, subscribed and paid as of December 31, 2023, at a rate of COP 3,536 per share.	–	–	–	–	–	–	–	–	–	(3,343,319)	–	(3,343,319)	–	(3,343,319)
Other reserves	–	–	2,588,066	–	–	–	–	–	–	(2,620,808)	–	(32,742)	–	(32,742)
Realization of retained earnings(1)(2)	–	–	–	–	(18,520)	–	–	–	–	18,520	–	–	–	–
Others	–	–	–	–	–	–	–	–	–	(10,656)	–	(10,656)	–	(10,656)
Non-controlling interest	–	–	–	–	–	–	–	–	–	–	–	–	(20,623)	(20,623)
Net Income	–	–	–	–	–	–	–	–	–	–	3,103,246	3,103,246	43,519	3,146,765
Other comprehensive income	–	–	–	1,395,223	18,496	(4,130)	–	(5,357)	9,642	–	–	1,413,874	1,922	1,415,796
Balance as of June 30, 2024	480,914	4,857,454	22,632,835	5,369,602	193,882	(71,436)	2,137	6,163	(30,833)	2,675,951	3,103,246	39,219,915	985,035	40,204,950
(1)Mainly corresponds to partial payments of asset-backed securities investments.

The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements..

CONSOLIDATED STATEMENT OF CASH FLOW
GRUPO CIBEST S.A. AND ITS SUBSIDIARIES
For the six-months period ended June 30, 2025 and 2024
(Stated in millions of Colombian pesos)

	Note	2025	2024
Net income		3,593,721	3,146,765
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16.3	510,206	497,049
Other assets impairment	16.3	24,595	36,695
Impairment of investments in associates and joint ventures	15.5	-	313,284
Equity method	15.5	(199,668)	(133,312)
Credit impairment charges on loans and advances and financial leases	6	2,161,619	2,957,924
Credit impairment / (recovery) charges on off balance sheet credit and other financial instruments		34,265	(24,161)
Gain on sales of assets	15.4	(107,091)	(32,995)
Valuation gain on investment securities	15.1 - 15.5	(1,340,781)	(1,072,829)
Loss / ( gain) from valuation on derivative financial instruments		182,302	(49,950)
Income tax	8	1,353,962	1,058,203
Bonuses and short-term benefits		489,777	307,329
Dividends	15.5	(31,403)	(33,867)
Investment property valuation	15.4	(83,132)	(51,820)
Effect of exchange rate changes		280,164	(324,376)
Other non-cash items		(39,589)	6,381
Net interest		(8,926,655)	(9,012,018)
Change in operating assets and liabilities:
Decrease / (increase) in derivative financial instruments		362,123	(173,448)
Decrease / (increase) in accounts receivable		70,869	(713,495)
Increase in loans and advances to customers		(11,518,520)	(10,894,506)
(Increase) / decrease in other assets		(699,540)	94,243
Increase in accounts payable		3,737,694	1,036,694
Decrease in other liabilities		(267,108)	(1,224,377)
Increase in deposits by customers		11,542,255	2,647,082
Increase / (decrease) in estimated liabilities and provisions		4,774	(10,623)
Net changes in investment securities recognized at fair value through profit or loss		(3,081,925)	(3,708,823)
Proceeds from sales of assets held for sale and inventories		773,350	686,667
Recovery of charged-off loans	6	416,868	394,114
Income tax paid		(1,364,226)	(901,953)
Dividend received		89,505	58,864
Interest received		15,691,287	16,680,884
Interest paid		(6,968,368)	(7,671,462)
Net cash provided / (used) by operating activities		6,691,330	(6,111,837)
Cash flows from investment activities:
Purchases of debt instruments at amortized cost		(1,023,308)	(2,088,432)
Proceeds from maturities of debt instruments at amortized cost		391,346	1,965,976
Purchases of debt instruments at fair value through OCI		-	(406,338)
Proceeds from debt instruments at fair value through OCI		509,660	1,626,198
Purchases of equity instruments at fair value through OCI and interests in associates and joint ventures		(13,732)	(94,886)
Proceeds from equity instruments at fair value through OCI and interests in associates and joint ventures		24,337	26,088
Purchases of premises and equipment and investment properties		(737,647)	(778,481)
Proceeds from sales of premises and equipment and investment properties		240,973	204,788
Purchase of other long-term assets		(93,580)	(81,721)
Net cash (used) provided in investing activities		(701,951)	373,192
Cash flows from financing activities:
Increase in repurchase agreements and other similar secured borrowing		2,927,462	110,501
Proceeds from borrowings from other financial institutions		4,249,389	3,485,766
Repayment of borrowings from other financial institutions		(7,627,628)	(7,227,459)
Payment of lease liability		(111,503)	(82,859)

Placement of debt instruments in issue		812,857	1,207,635
Payment of debt instruments in issue		(1,024,604)	(687,442)
Dividends paid		(5,196,364)	(1,699,610)
Transactions with non-controlling interests		(16,628)	(20,623)
Net cash (used) provided in financing activities(1)		(5,987,019)	(4,914,091)
Effect of exchange rate changes on cash and cash equivalents		(1,491,455)	2,318,303
Decrease in cash and cash equivalents		2,360	(10,652,736)
Cash and cash equivalents at beginning of year	4	32,844,099	39,799,609
Cash and cash equivalents at end of year	4	31,355,004	31,465,176
(1)For further information about the reconciliation of the balances of liabilities from financing activities, see Note 19 Liabilities from financing activities.

The statement of cash flows includes the following non-cash transactions, which were not reflected in the Consolidated Statement of Cash Flows:

•As of June 30, 2025 and 2024, restructured loans and returned assets that were transferred to assets held for sale, inventories, and other assets for COP 547,814 and COP 771,978, respectively.

•In 2024, cancellation of active credit operations as a source of payment for the acquisition of P.A. Cedis Sodimac.

The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements.

NOTE 1. REPORTING ENTITY
Grupo Cibest S.A. (Corporation), hereinafter “Cibest” or the “Holding”, is a listed issuer on the Colombian Stock Exchange (BVC) as well on the New York Stock Exchange (NYSE), since 2025. Cibest’s main location is in Medellín (Colombia), main address Carrera 48 # 26-85, Avenida Los Industriales, and was constituted under the name Grupo Cibest S.A., according to public deed number 10.594, dated September 25, 2024, from the Fifteenth Notary's Office of Medellin. On May 12, 2025, according to public deed number 386 from the Thirtieth Notary's Office of Medellin, a partial spin-off agreement was formalized, whereby Bancolombia S.A. (“Bancolombia”), as the spinning-off entity, transferred part of its assets without dissolution to Cibest, as the beneficiary entity.

This transaction was first announced to the market on October 29, 2024, approved at the extraordinary shareholders’ meeting of Cibest, held on February 20, 2025, and at the extraordinary shareholders’ meeting of Bancolombia, held on April 23, 2025. It was authorized by the Financial Superintendence of Colombia through Resolutions number 0356 dated February 28, 2025, and number 0901 dated May 7, 2025.

The duration contemplated in the bylaws is until December 8, 2144, but it may be dissolved or renewed before the end of that period.

The Holding’s bylaws are formalized in the public deed number 386 dated May 12, 2025, from the Thirtieth Notary's Office of Medellin.

The corporate purpose of the Holding is to invest in movable and immovable property, and especially, invest in shares, quotas or interest shares, or any other participation title in Colombian and/or foreign companies or entities, and the administration of said investments.

The Holding and its subsidiaries (hereinafter “Grupo Cibest”) have international presence in the United States, Puerto Rico, Panama, Guatemala, and El Salvador, and operate in the following segments: Banking Colombia, Banking Panama, Banking El Salvador, Banking Guatemala, Trust, Investment Banking, Brokerage, International Banking, and Others. These activities are described in Note 3. Operating Segments.

Regarding the subsidiaries, the assets and liabilities of operations in Barbados through Mercom Bank Ltd. were transferred to other entities, resulting in zero balances for both loan and deposit portfolios. As of June 30, 2025, the company is undergoing dissolution and liquidation.

Operations in the Cayman Islands through Sinesa Cayman, Inc. (formerly Bancolombia Cayman) have been cancelled or transferred. On November 22, 2023, the Cayman Islands Monetary Authority approved the surrender of the banking license pursuant to Section 20(1)(a) of the Banks and Trust Companies Act (2021 Revision) (“BTCA”), thereby cancelling the license as of that date. No longer a banking entity, the company changed its corporate name to Sinesa Cayman, Inc. on June 20, 2024, and is currently undergoing dissolution and liquidation before the Cayman Islands Companies Registry.

The General Shareholders’ Meeting of Transportempo S.A.S. approved the liquidation of the company, including the corresponding asset allocations and final account approvals, as recorded in Minute number 98 dated July 3, 2024.

On May 16, 2025, the market was informed of the completion of corporate transactions previously disclosed on October 29, 2024, aimed at restructuring Bancolombia and its subsidiaries (hereinafter the “Group”) through the creation of the Holding company, Cibest. Upon completion of these transactions, Cibest became the holding company of all financial entities and other companies within the Group, including Bancolombia.

As a result of these transactions, Bancolombia shareholders (excluding Grupo Cibest) became shareholders of the Holding, which issued in their name the same number and class of shares (common shares and preferred dividend shares without voting rights), maintaining the same terms, conditions, and ownership percentages. The shares previously held in Bancolombia (excluding those held by Grupo Cibest) were cancelled. Holders of Bancolombia American Depositary Receipts (“ADRs”) received equivalent ADRs of Cibest, and their Bancolombia ADRs were cancelled.

The common shares and preferred dividend shares without voting rights issued by Cibest are listed on the Colombian Stock Exchange (BVC) under the symbols “CIBEST” and “PFCIBEST,” respectively. The ADRs representing preferred dividend shares without voting rights are listed on the New York Stock Exchange (NYSE) under the symbol “CIB,” the same symbol under which Bancolombia’s ADRs were previously traded.

The common shares, preferred dividend shares without voting rights, and ADRs issued by Grupo Cibest S.A. became tradable as of Monday, May 19, 2025.

At the extraordinary shareholders’ meeting of Cibest, held on June 9, 2025, a share buyback program was approved for common shares, preferred dividend shares without voting rights, and ADRs of Grupo Cibest S.A., up to an amount of one trillion three hundred fifty billion Colombian pesos (COP 1,350,000 million), for a term of up to one year from the approval of the Share Buyback Program Regulation by the Board of Directors. For this program, the shareholders also approved a change in the allocation of a portion of the legal reserve and the creation of a reserve for share buyback.

As of June 30, 2025, the Holding and its subsidiaries (hereinafter “Grupo Cibest”) has 33,993 employees, 35,235 banking correspondents, 6,105 ATMs and operates through 850 offices.

NOTE 2. MATERIAL ACCOUNTING POLICIES
A.   Basis for preparation of the Condensed Consolidated Interim Financial Statements
The condensed consolidated interim financial statements for the cumulative six months ended on June 30, 2025 have been prepared in accordance with International Accounting Standard 34: Interim Financial Reporting (“IAS 34”), issued by the International Accounting Standards Board (hereinafter, IASB). They do not include all the information and disclosures required for full annual financial statements and should be read in conjunction with Cibest and its subsidiaries consolidated financial statements for the year ended on December 31, 2024 which complied with International Financial Reporting Standards (hereinafter, IFRS) issued by the IASB, as well as the interpretations issued by the International Financial Reporting Interpretations Committee (hereinafter, IFRS-IC). The Condensed Consolidated Interim Financial Statements as of June 30, 2025 and 2024 have not been audited.

Preparation of the Condensed Consolidated Interim Financial Statements under going concern basis
Management has assessed the Group’s ability to continue as a going concern and confirms that Cibest has adequate liquidity and solvency to continue operating the business for the foreseeable future, which is at least, but is not limited to, 12 months from the end of the reporting period. Based on the Group's liquidity position at the date of authorization of the condensed consolidated interim financial statements, Management maintains a reasonable expectation that it has adequate liquidity and solvency to continue in operation for at least the next 12 months and that the going concern basis of accounting remains appropriate.

The condensed consolidated interim financial statements were prepared on a going concern basis and do not include any adjustments to the reported carrying amounts and classification of assets, liabilities and expenses that might otherwise be required if the going concern basis were not correct.

In the Management opinion, these condensed consolidated interim financial statements reflect all material adjustments considered necessary in the circumstances and based on the best information available as of June 30, 2025 and the date of their promulgation and issuance, for a fair representation of financial results for the interim periods presented.

The results of operations for the cumulative three months ended on June 30, 2025 and 2024 are not necessarily indicative of the results for the full year. Cibest believes that the disclosures are sufficient to make the information presented not misleading or biased. For this reason, the condensed consolidated interim financial statements include selected explanatory notes to explain events and transactions that are important to the financial statements users or represent significant materiality in understanding the changes in the Group’s financial position and performance since the last annual audited financial statements.

Assets and liabilities are measured at cost or amortized cost, except for some financial assets and liabilities and investment properties that are measured at fair value. Financial assets and liabilities measured at fair value comprise those classified as assets and liabilities at fair value through profit or loss, debt instruments and equity securities measured at fair value through other comprehensive income (“OCI”) and derivative instruments. Likewise, the carrying value of assets and liabilities recognized as a fair value hedge are adjusted for changes in fair value attributable to the hedged risk. Almost, investments in associates and joint ventures are measured using the equity method.

The condensed consolidated interim financial statements are stated in Colombian pesos (“COP”) and figures are stated in millions or billions (when indicated), except earnings per share, diluted earnings per share, dividends per share and the exchange rate, which are stated in units of Colombian pesos, while other currencies (dollars, euro, pounds, etc.) are stated in thousands.

The Parent Company’s financial statements, which have been prepared in accordance with “Normas de Contabilidad e Información Financiera” (“NCIF”) applicable to separate financial statements, are those that serve as the basis for the regulatory compliance, distribution of dividends and other appropriations by the shareholders.

The separate financial statements are those presented by the Parent Company in which the entity recognizes and measures the impairment of credit risk through allowances for loans losses, the classification and measurement of certain financial instruments (such as debt securities and equity instruments) and the recognition of provisions for foreclosed assets, in accordance with the accounting required by the “Superintendencia Financiera de Colombia” (“SFC”), which differ in certain accounting principles from IFRS that are used in the condensed consolidated interim financial statements.

Transactions between entities under common control

Combinations of entities under common control refer to those transactions in which all the combining entities are under the control of Cibest both before and after the combination, and that control is not transitory.

For transactions under common control, Cibest has elected, as an accounting policy, to use the predecessor value method for the recognition of intercompany transactions. This means that the assets and liabilities spun off from the entity or business being spun off are recognized in the separate financial statements of the receiving company at their carrying amount, as recorded prior to the transaction date.

Cibest presents the net assets received retrospective from the date of the transfer.

The financial statements for the second quarter and year-end 2024 are presented as consolidated financial statements, reflecting the Bancolombia Group’s structure in effect during that period. In accordance with the adopted policy, historical financial statements are used as if the new corporate structure had always been in place. Consequently, the comparative information of the holding company match those of the former parent company. During the second quarter of 2025, the company assumed the position of parent within the economic group. Therefore, from that date onward, the financial statements presented include all the subsidiaries previously consolidated by Bancolombia. For more information, see Note 1 – Reporting Entity.

B.   Use of estimates and judgments

The preparation of condensed consolidated interim financial statements requires that the Group's Management makes judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses.

The estimates and underlying assumptions are reviewed on an ongoing basis. Changes in accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

For the period ended on June 30, 2025 there were no changes in the significant estimates and judgments made by Management in applying the Group's accounting, as compared to those applied in the consolidated financial statements at the year ended on December 31, 2024.

C. Material accounting policies and recently issued accounting pronouncements

The same accounting policies and methods of calculation applied in the consolidated financial statements for the year ended on December 31, 2024 continue to be applied in these condensed consolidated interim financial statements, except for the adoption of new standards, improvements and interpretations effective from January 1, 2025, as shown below:

New rule SEC Staff Accounting Bulletin (SAB) No. 122 Standard: Staff Accounting Bulletin SAB 122, issued by the SEC on January 23, 2025, rescinded SAB 121, which required recognition in the financial statements of an asset and a liability reflecting its obligation to safeguard crypto assets. Under the new guidance, entities must assess whether they recognize a liability related to the risk of loss arising from such an obligation, and if so, the recognition and measurement of that liability shall follow the requirements for contingent liabilities in accordance with the principles of IAS 37 Provisions, Contingent Liabilities and Contingent Assets.

Recently accounting pronouncements issued by IASB pending to incorporate in NCIF framework accepted in Colombia

Amendments to IFRS 9 Financial instruments and IFRS 7 Financial instruments: disclosures - Classification and measurement of financial instruments: In May 2024, the Board issued amendments to the classification and measurement requirements in IFRS 9. These amendments respond to feedback from post-implementation review of the accounting standard and clarify the requirements in areas where stakeholders have raised concerns, or where new issues have emerged since IFRS 9 was issued.

These amendments include:

•Clarifying the classification of financial assets with environmental, social and corporate governance (ESG) and similar features: ESG-linked features in loans could affect whether the loans are measured at amortised cost or fair value. To resolve any potential diversity in practice, the amendments clarify how the contractual cash flows on such loans should be assessed.
•Settlement of liabilities through electronic payment systems: The amendments clarify the date on which a financial asset or financial liability is derecognised. The IASB also decided to develop an accounting policy option to allow a company to derecognise a financial liability before it delivers cash on the settlement date if specified criteria are met.

With these amendments, the IASB has also introduced additional disclosure requirements to enhance transparency for investors regarding investments in equity instruments designated at fair value through other comprehensive income and financial instruments with contingent features, for example features tied to ESG-linked targets.

The amendments are effective for annual reporting periods beginning on or after January 1, 2024, and early application is permitted.

These amendments were analyzed by the Management without evidencing any impact on the Bank's financial statements and disclosures.

New standard NIIF 18 Presentation and Disclosure in Financial Statements: In April 2024, the Board issued IFRS 18 to replace IAS 1 Presentation of Financial Statements. IFRS 18 introduces three sets of new requirements to improve the way companies report their financial performance and give investors a better basis for analyzing and comparing companies:
•Improved comparability in the statement of income: IFRS 18 introduces three defined categories for income and expenses (operating, investing and financing) to improve the structure of the statement of income, and requires all companies to provide new defined subtotals, including operating profit.
•Enhanced transparency of management-defined performance measures: The new standard requires companies to disclose explanations of those company-specific measures that are related to the statement of income, referred to as management-defined performance measures.
•More useful grouping of information in the financial statements: IFRS 18 sets out enhanced guidance on how to organize information and whether to provide it in the primary financial statements or in the notes. In addition, the new standard requires companies to provide more transparency about operating expenses, helping investors to find and understand the information they need.

IFRS 18 is effective for annual reporting periods beginning on or after January 1, 2027, and early application is permitted.

Management is assessing the impact that these amendments will have on the Group's condensed consolidated interim financial statements and disclosures.

NOTE 3. OPERATING SEGMENTS

Operating segments are defined as components of an entity about which separate financial information is available and that is evaluated regularly by the chief operating decision maker (CODM) in deciding how to allocate resources and assessing performance; the CODM is comprised of the Group’s President (CEO) and Financial Vicepresident (CFO). The segment information has been prepared following the Group’s accounting policies and has been presented consistently with the internal reports provided to the CODM.

The chief operating decision maker (CODM) uses a variety of information and key financial data on a segment basis to assess the performance and make decisions regarding the investment and allocation of resources, such as:

•Net interest margin (Net margin on financial instruments divided by average interest-earning assets).
•Return on average total assets (Net income divided by average total assets).
•Return on average stockholders’ equity.
•Efficiency ratio (Operating expenses as a percentage of interest, fees, services and other operating income).
•Asset quality and loan coverage ratios.

The Group has the following segments: Banking Colombia, Banking Panama, Banking El Salvador, Banking Guatemala, Trust, Investment Banking, Brokerage, International Banking and All other segments. The factors used to identify the Group’s reportable segments are the nature of the products and services provided by the subsidiaries and the geographical locations where the subsidiaries are domiciled, in line with the CODM’s operating decisions related to the results of each segment.

The Group’s operating segments are comprised as follows:

•Banking Panama

This segment provides retail and commercial banking products and services to individuals and companies in Panama and includes all the operations of Banistmo S.A. and its subsidiaries, which are managed and monitored by the CODM on a consolidated basis. Banking Panama also includes operations of the following operational stage subsidiaries: Banistmo Investment Corporation S.A., Leasing Banistmo S.A., Desarrollo de Oriente S.A. y Valores Banistmo S.A.; and of the following non-operational subsidiaries: Banistmo Panamá Fondo de Inversión S.A., Banistmo Capital Markets Group Inc., Anavi Investment Corporation S.A., Steens Enterprises S.A. and Ordway Holdings S.A..

This segment is also responsible for the management of Banistmo’s proprietary trading activities, liquidity and distribution of treasury products and services to its client base in Panama.

•Banking El Salvador

This segment provides retail and commercial banking products and services to individuals, companies and national and local governments in El Salvador through Banco Agrícola S.A.. Banking El Salvador also includes operations of the following subsidiaries: Banagrícola S.A., Inversiones Financieras Banco Agrícola S.A. IFBA, Bagrícola Costa Rica S.A., Gestora de Fondos de Inversión Banagricola, S.A., Valores Banagrícola S.A. de C.V., Accelera S.A. de C.V. (before Credibac S.A. de C.V.) and Arrendadora Financiera S.A. Arfinsa.

This segment is also responsible for the management of Banco Agrícola’s proprietary trading activities, liquidity and distribution of treasury products and services to its client base in El Salvador.

•Banking Guatemala

This segment provides retail and commercial banking and insurance products and services to individuals, companies and national and local governments in Guatemala through Banco Agromercantil de Guatemala S.A., Banking Guatemala also includes operations of the following subsidiaries: Seguros Agromercantil S.A., Financiera Agromercantil S.A., Agrovalores S.A., Arrendadora Agromercantil S.A., Asistencia y Ajustes S.A., Serproba S.A., Servicios de Formalización S.A., Conserjería, Mantenimiento y Mensajería S.A.(company in liquidation), New Alma Enterprises LTD. The assets and liabilities of operations in Barbados through Mercom Bank were transferred to other companies, leaving the balances of the credit portfolio and deposit portfolio at zero as of January 31, 2023. As of June 30, 2025, the company is in the process of dissolution and liquidation, for further information, see Note 1. Reporting Entity.

This segment is also responsible for the management of Banco Agromercantil’s proprietary trading activities, liquidity and distribution of treasury products and services to its client base in Guatemala.

•Trust

This segment provides trust and asset management services to clients in Colombia through Fiduciaria Bancolombia S.A. Sociedad Fiduciaria.

The main products offered by this segment include money market accounts, mutual and pension funds, private equity funds, payment trust, custody services and corporate trust.

•Investment banking

This segment provides corporate and project financial advisory services, underwriting, capital markets services and private equity management through Banca de Inversión Bancolombia S.A. Corporación Financiera. Its customers include private and publicly-held corporations as well as government institutions.

•Brokerage

This segment provides brokerage, investment advisory and private banking services to individuals and institutions through Valores Bancolombia S.A. Comisionista de Bolsa. It sells and distributes equities, futures, foreign currencies, fixed income securities, mutual funds and structured products.

This segment also includes the operations of Cibest Capital Holdings USA LLC (before Bancolombia Capital Holdings USA LLC), Cibest Capital Securities LLC (before Bancolombia Capital LLC) and Cibest Capital Advisory Services LLC (before Bancolombia Capital Advisers LLC). to provide broker-dealer and investment advisor services in the United States.

•International Banking

This segment provides a complete line of international banking services to Colombian and foreign customers through Bancolombia Panamá S.A. and Bancolombia Puerto Rico International, Inc. It offers loans to private sector companies, trade financing, leases financing and financing for industrial projects, as well as a complete portfolio of cash management products, such as checking accounts, international collections and payments. Through these subsidiaries, the Group also offers investment opportunities in U.S. dollars, savings and checking accounts, time deposits, and investment funds to its high net worth clients and private banking customers.

Operations in the Cayman Islands through Sinesa Cayman, Inc. (before Bancolombia Cayman S.A.) have been canceled or transferred. As of June 30, 2025, the company is in the process of dissolution and liquidation. For further information, see Note 1. Reporting entity.

•All other segments

This segment provides financial and operating lease activities, including leasing services to clients in Colombia. Bancolombia offers these services mainly through Renting Colombia S.A.S.. Additionally, the Group provides real estate service through the FCP Fondo Inmobiliario Colombia, P.A. FAI CALLE 77, P.A. Nomad Salitre, P.A. Mercurio, P.A. Nomad Central, P.A. Calle 84 (2), P.A. Calle 84 (3), P.A. Cedis Sodimac, P.A. Nomad Distrito Vera and P.A. Nexo. The General Assembly of Shareholders approved the liquidation of Transportempo S.A.S. (minute No. 98 of July 3, 2024).

This segment also includes results from the operations of other investment vehicles of the Group: Valores Simesa S.A., Negocios Digitales Colombia S.A.S., Inversiones CFNS S.A.S., Sistema de Inversiones y Negocios S.A. Sinesa and the technology services company Wompi S.A.S. In addition, it includes Wenia LTD, a corporate vehicle for the creation and implementation of operating systems and software applications and it includes Wenia S.A.S. and Wenia P.A.

In accordance with IFRS 8, the figures reported in "all other segments" combine the information on operating segments that did not meet the quantitative thresholds defined by this same standard, i.e., the absolute individual amount of their reported results is, in absolute terms, less than 10 percent of the combined results of all segments and their assets represent less than 10 percent of the combined assets of all operating segments of the Group.

Financial performance by operating segment:

The CODM reviews the performance of the Group using the following financial information by operating segment:

	Six months ended June 30, 2025
	Banking Colombia	Banking Panama	Banking El Salvador	Banking Guatemala	Trust	Investment banking	Brokerage	International Banking	All other segments	Total segments
In millions of COP
Total interest and valuation on financial instruments	13,005,301	1,302,623	1,019,328	1,028,405	29	2	33,817	522,404	121,483	17,033,392
Interest income on loans and financial leases	12,188,389	1,082,534	887,943	949,820	29	-	2,041	435,789	122,578	15,669,123
Debt investments	849,978	176,210	131,016	82,154	-	2	23,174	49,735	747	1,313,016
Derivatives, net	(52,926)	2,832	-	-	-	-	(310)	(57)	(1,842)	(52,303)
Liquidity operations, net	19,860	41,047	369	(3,569)	-	-	8,912	36,937	-	103,556
Interest expenses	(4,970,186)	(634,549)	(228,480)	(459,618)	(73)	-	(67)	(354,967)	(94,528)	(6,742,468)
Net interest margin and valuation on financial instruments before impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	8,035,115	668,074	790,848	568,787	(44)	2	33,750	167,437	26,955	10,290,924
Credit impairment charges, net	(1,676,384)	(54,541)	(143,772)	(238,105)	(1,062)	215	(138)	(57,417)	(24,680)	(2,195,884)
Net interest margin and valuation on financial instruments after impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	6,358,731	613,533	647,076	330,682	(1,106)	217	33,612	110,020	2,275	8,095,040
(Expenses) Revenues from transactions by the operating segments of the Bank	(86,934)	(15,559)	2,863	(45,038)	(34,590)	2,824	49,959	182,954	(56,479)	-
Fees and commissions income(1)	2,904,277	254,027	297,274	106,484	248,651	17,515	74,853	29,145	28,959	3,961,185
Fees and commissions expenses	(1,513,023)	(135,126)	(140,750)	(44,196)	(3,941)	(39)	(5,371)	(5,638)	(3,453)	(1,851,537)
Total fees and commissions, net	1,391,254	118,901	156,524	62,288	244,710	17,476	69,482	23,507	25,506	2,109,648
Other operating income (expenses)	541,993	22,115	35,131	78,396	5,786	(384)	808	7,038	976,408	1,667,291
Dividends and net income on equity investments(2)	52,458	1,585	2,604	2,170	14,782	31,152	1,209	(135)	152,851	258,676
Total operating income, net	8,257,502	740,575	844,198	428,498	229,582	51,285	155,070	323,384	1,100,561	12,130,655
Operating expenses(3)	(4,633,840)	(437,091)	(409,780)	(328,201)	(87,201)	(28,595)	(103,655)	(53,781)	(566,027)	(6,648,171)
Impairment, depreciation and amortization	(386,424)	(51,659)	(42,643)	(29,021)	(1,697)	(47)	(1,521)	(1,373)	(20,416)	(534,801)
Total operating expenses	(5,020,264)	(488,750)	(452,423)	(357,222)	(88,898)	(28,642)	(105,176)	(55,154)	(586,443)	(7,182,972)
Profit before income tax	3,237,238	251,825	391,775	71,276	140,684	22,643	49,894	268,230	514,118	4,947,683
(1)For further information about income from contracts with customers, see Note 15.3. Commissions.
(2)For further information see Note 15.5. Dividends and net income on equity investments.
(3)Includes Includes salaries and employee benefits, other administration and general expenses and taxes other than income tax.

	Three months ended June 30, 2025
	Banking Colombia	Banking Panama	Banking El Salvador	Banking Guatemala	Trust	Investment banking	Brokerage	International Banking	All other segments	Total segments
In millions of COP
Total interest and valuation on financial instruments	6,581,649	661,502	525,438	516,620	17	1	17,775	255,584	61,347	8,619,933
Interest income on loans and financial leases	6,138,090	549,571	460,753	478,121	17	-	953	215,990	62,020	7,905,515
Debt investments	448,592	87,843	64,495	41,649	-	1	10,379	25,743	719	679,421
Derivatives, net	(10,317)	2,258	-	-	-	-	(23)	-	(1,391)	(9,473)
Liquidity operations, net	5,284	21,830	190	(3,150)	-	-	6,466	13,851	(1)	44,470
Interest expenses	(2,503,807)	(309,495)	(115,968)	(232,926)	(44)	-	(32)	(169,155)	(61,582)	(3,393,009)
Net interest margin and valuation on financial instruments before impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	4,077,842	352,007	409,470	283,694	(27)	1	17,743	86,429	(235)	5,226,924
Credit impairment charges, net	(806,801)	(36,490)	(83,272)	(124,232)	(703)	24	(106)	(23,347)	(21,408)	(1,096,335)
Net interest margin and valuation on financial instruments after impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	3,271,041	315,517	326,198	159,462	(730)	25	17,637	63,082	(21,643)	4,130,589
(Expenses) Revenues from transactions by the operating segments of the Bank	(40,065)	(9,621)	1,201	(20,495)	(18,357)	1,503	25,693	89,485	(29,344)	-
Fees and commissions income(1)	1,492,672	126,047	153,738	56,933	125,954	14,794	38,079	16,350	15,383	2,039,950
Fees and commissions expenses	(780,689)	(63,667)	(72,814)	(21,393)	(1,314)	(22)	(3,129)	(3,075)	(1,967)	(948,070)
Total fees and commissions, net	711,983	62,380	80,924	35,540	124,640	14,772	34,950	13,275	13,416	1,091,880
Other operating income (expenses)	240,468	13,101	17,905	52,740	3,549	65	(1,316)	3,295	500,913	830,720
Dividends and net income on equity investments(2)	23,294	143	969	1,819	8,104	11,692	305	(150)	75,175	121,351
Total operating income, net	4,206,721	381,520	427,197	229,066	117,206	28,057	77,269	168,987	538,517	6,174,540
Operating expenses(3)	(2,395,043)	(219,881)	(214,129)	(164,129)	(43,444)	(16,451)	(50,671)	(29,088)	(289,164)	(3,422,000)
Impairment, depreciation and amortization	(195,557)	(27,216)	(19,651)	(14,022)	(892)	(24)	(767)	(569)	(9,846)	(268,544)
Total operating expenses	(2,590,600)	(247,097)	(233,780)	(178,151)	(44,336)	(16,475)	(51,438)	(29,657)	(299,010)	(3,690,544)
Profit before income tax	1,616,121	134,423	193,417	50,915	72,870	11,582	25,831	139,330	239,507	2,483,996
(1)For further information about income from contracts with customers, see Note 15.3. Commissions.
(2)For further information see Note 15.5. Dividends and net income on equity investments.
(3)Includes Includes salaries and employee benefits, other administration and general expenses and taxes other than income tax.

	Six months ended June 30, 2024
	Banking Colombia	Banking Panama	Banking El Salvador	Banking Guatemala	Trust	Investment banking	Brokerage	International Banking	All other segments	Total segments
In millions of COP
Total interest and valuation on financial instruments	14,181,605	1,303,962	869,760	911,749	45	2	18,024	615,687	140,035	18,040,869
Interest income on loans and financial leases	13,357,143	1,110,143	764,182	849,663	45	-	2,998	481,788	142,021	16,707,983
Debt investments	692,757	143,634	104,520	59,626	-	2	13,324	67,149	-	1,081,012
Derivatives, net	(10,287)	1,312	746	-	-	-	(2,059)	-	(1,986)	(12,274)
Liquidity operations, net	141,992	48,873	312	2,460	-	-	3,761	66,750	-	264,148
Interest expenses	(6,072,945)	(630,941)	(209,191)	(371,131)	(85)	-	(86)	(330,292)	(81,294)	(7,695,965)
Net interest margin and valuation on financial instruments before impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	8,108,660	673,021	660,569	540,618	(40)	2	17,938	285,395	58,741	10,344,904
Credit impairment charges, net	(2,377,416)	(194,406)	(130,399)	(189,405)	(682)	40	(4)	(5,728)	(35,763)	(2,933,763)
Net interest margin and valuation on financial instruments after impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	5,731,244	478,615	530,170	351,213	(722)	42	17,934	279,667	22,978	7,411,141
(Expenses) Revenues from transactions by the operating segments of the Bank	(64,899)	(20,301)	(14,716)	(35,511)	(27,161)	5,593	40,753	189,247	(73,005)	-
Fees and commissions income(1)	2,731,031	275,091	234,132	99,279	214,445	40,624	64,236	25,766	15,334	3,699,938
Fees and commissions expenses	(1,367,225)	(122,593)	(103,018)	(38,787)	(1,822)	(83)	(4,644)	(5,426)	(1,476)	(1,645,074)
Total fees and commissions, net	1,363,806	152,498	131,114	60,492	212,623	40,541	59,592	20,340	13,858	2,054,864
Other operating income	303,552	25,301	23,702	53,070	5,127	925	1,987	5,522	951,227	1,370,413
Dividends and net income on equity investments(2)	(164,746)	6,761	4,400	1,497	14,495	(127,408)	3,096	14	121,123	(140,768)
Total operating income, net	7,168,957	642,874	674,670	430,761	204,362	(80,307)	123,362	494,790	1,036,181	10,695,650
Operating expenses(3)	(4,147,282)	(395,105)	(351,166)	(288,228)	(75,544)	(23,717)	(92,197)	(42,614)	(541,085)	(5,956,938)
Impairment, depreciation and amortization	(388,655)	(53,299)	(39,034)	(24,536)	(1,387)	(46)	(1,389)	(1,068)	(24,330)	(533,744)
Total operating expenses	(4,535,937)	(448,404)	(390,200)	(312,764)	(76,931)	(23,763)	(93,586)	(43,682)	(565,415)	(6,490,682)
Profit before income tax	2,633,020	194,470	284,470	117,997	127,431	(104,070)	29,776	451,108	470,766	4,204,968
(1)For further information about income from contracts with customers, see Note 15.3. Commissions.
(2)For further information see Note 15.5. Dividends and net income on equity investments.
(3)Includes Includes salaries and employee benefits, other administration and general expenses and taxes other than income tax.

	Three months ended June 30, 2024
	Banking Colombia	Banking Panama	Banking El Salvador	Banking Guatemala	Trust	Investment banking	Brokerage	International Banking	All other segments	Total segments
In millions of COP
Total interest and valuation on financial instruments	6,974,007	654,101	442,483	474,719	24	1	9,145	319,880	69,115	8,943,475
Interest income on loans and financial leases	6,625,836	554,851	388,082	443,257	24	-	1,465	251,616	71,101	8,336,232
Debt investments	326,345	74,369	53,693	30,618	-	1	5,960	33,979	-	524,965
Derivatives, net	(17,405)	536	475	-	-	-	(208)	-	(1,986)	(18,588)
Liquidity operations, net	39,231	24,345	233	844	-	-	1,928	34,285	-	100,866
Interest expenses	(2,938,174)	(317,537)	(104,070)	(189,332)	(51)	-	(44)	(167,883)	(39,795)	(3,756,886)
Net interest margin and valuation on financial instruments before impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	4,035,833	336,564	338,413	285,387	(27)	1	9,101	151,997	29,320	5,186,589
Credit impairment charges, net	(1,314,422)	(132,548)	(63,769)	(89,964)	(242)	(781)	(11)	(4,307)	(12,739)	(1,618,783)
Net interest margin and valuation on financial instruments after impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	2,721,411	204,016	274,644	195,423	(269)	(780)	9,090	147,690	16,581	3,567,806
(Expenses) Revenues from transactions by the operating segments of the Bank	(33,091)	(11,150)	(6,126)	(18,311)	(14,908)	2,374	21,416	97,141	(37,345)	-
Fees and commissions income(1)	1,428,322	153,735	120,487	50,419	105,645	32,484	37,091	11,623	8,240	1,948,046
Fees and commissions expenses	(758,361)	(66,497)	(53,738)	(20,343)	(957)	(53)	(2,348)	(2,888)	(1,063)	(906,248)
Total fees and commissions, net	669,961	87,238	66,749	30,076	104,688	32,431	34,743	8,735	7,177	1,041,798
Other operating income	211,961	13,989	11,946	17,288	2,927	546	946	2,967	478,514	741,084
Dividends and net income on equity investments(2)	(161,152)	269	2,949	1,490	6,461	(137,689)	1,773	7	60,317	(225,575)
Total operating income, net	3,409,090	294,362	350,162	225,966	98,899	(103,118)	67,968	256,540	525,244	5,125,113
Operating expenses(3)	(2,139,808)	(201,793)	(176,900)	(144,610)	(37,510)	(12,340)	(44,617)	(23,133)	(245,843)	(3,026,554)
Impairment, depreciation and amortization	(199,244)	(27,023)	(20,362)	(12,600)	(732)	(19)	(713)	(478)	(12,311)	(273,482)
Total operating expenses	(2,339,052)	(228,816)	(197,262)	(157,210)	(38,242)	(12,359)	(45,330)	(23,611)	(258,154)	(3,300,036)
Profit before income tax	1,070,038	65,546	152,900	68,756	60,657	(115,477)	22,638	232,929	267,090	1,825,077
(1)For further information about income from contracts with customers, see Note 15.3. Commissions.
(2)For further information see Note 15.5. Dividends and net income on equity investments.
(3)Includes Includes salaries and employee benefits, other administration and general expenses and taxes other than income tax.

NOTE 4. CASH AND CASH EQUIVALENTS
For purposes of the Condensed Consolidated Interim Statement of cash flow and the Condensed Consolidated Interim Statement of Financial Position, the following assets are considered as cash and cash equivalents:

	June 30, 2025	December 31, 2024
In millions of COP
Cash and balances at central bank
Cash	8,745,305	9,439,363
Due from central banks(1)	8,882,950	7,504,135
Due from other private financial entities	6,396,806	7,778,937
Checks on hold	202,532	132,929
Remittances of domestic negotiated checks in transit	16,770	26,172
Total cash and due from banks	24,244,363	24,881,536
Money market transactions
Interbank borrowings(2)	4,375,272	2,239,615
Reverse repurchase agreements and other similar secured loans(3)	2,735,369	5,722,948
Total money market transactions	7,110,641	7,962,563
Total cash and cash equivalents	31,355,004	32,844,099
(1)According to External Resolution No. 3 of 2024 of Banco de la República de Colombia, which amends External Resolution No. 5 of 2008, Bancolombia S.A. must maintain, the equivalent of 7% of the deposits mentioned in Article 1, paragraph (a), and the equivalent of 2.5% of its customer’s deposits with a maturity of less than 18 months (paragraph b), as ordinary reserve, represented in deposits at the Central Bank or as cash in hand. In addition, according to Resolution Number 177 of 2002 issued by the Guatemala Monetary Board, Grupo Agromercantil Holding through its subsidiary Banco Agromercantil de Guatemala must maintain the equivalent of 14.60% of its customer’s deposits daily balances as a legal banking reserve, represented in unrestricted deposits at the Bank of Guatemala. Additionally, circular SBP-DR-CIRCULAR-2024-0036 dated July 02, 2024, communicates the decision of the Superintendency of Banks of Panama to maintain the percentage established in the General Resolution of the Board of Directors SBP-GJD-0003-2014 dated January 28, 2014, which sets at 30.00% the minimum legal liquidity rate that Panamanian banks must maintain. Finally, in accordance with temporary rule NPBT-14, which is effective from January 29, 2025, to July 29, 2025, Banco Agrícola must maintain an equivalent average daily amount of its deposits and debt instruments in issue as a liquidity reserve between 1.00% and 16.00% represented in unrestricted deposits or debt instruments in issue by El Salvador Central Bank. Once the complete term established, the bank continues with the Technical Norm (NRP-28), issued by the Central Bank, where the Bank must maintain an equivalent amount between 1.00% and 18.00%, which has been in effect since June 23, 2021.
(2)The increase is mainly presented in Bancolombia Panama S.A. and Bancolombia S.A.
(3)The variation is mainly generated by the decrease in Reverse repurchase agreements and other similar secured loans in simultaneous operations with the Cámara de Riesgo Central de Contraparte in Colombia.

As of June 30, 2025 and December 31, 2024, there is restricted cash amounting to COP 514,561 and COP 530,924, respectively, included in other assets on the Condensed Consolidated Interim Statement of Financial Position, which represents margin deposits pledged as collateral for derivative contracts traded through Colombian clearing houses.

NOTE 5. FINANCIAL ASSETS INVESTMENTS AND DERIVATIVES
5.1   Financial assets investments
The Group’s securities portfolios at fair value through profit or loss, other comprehensive income and at amortized cost are listed below, as of June 30, 2025 and December 31, 2024:
As of June 30, 2025

Financial assets investments	Measurement methodology			Total carrying value, net
	Fair value through profit or loss	Fair value through other comprehensive income, net	Amortized cost, net
In millions of COP
Securities issued by the Colombian Government(1)	15,388,303	2,547,206	146,546	18,082,055
Securities issued by foreign governments	9,965,175	1,238,401	583,675	11,787,251
Corporate bonds	122,192	641,941	3,898,086	4,662,219
Securities issued by government entities	117,633	-	3,639,188	3,756,821
Securities issued by other financial institutions(2)(3)	759,530	215,443	531,883	1,506,856
Total debt instruments	26,352,833	4,642,991	8,799,378	39,795,202
Total equity securities	619,910	462,686	-	1,082,596
Total other instruments financial(4)	32,277	-	-	32,277
Total financial assets investments	27,005,020	5,105,677	8,799,378	40,910,075
(1)The increase in investments in financial assets measured at fair value through profit or loss is mainly due to the acquisition of Colombian treasury instruments (TES) by Bancolombia S.A.
(2)Includes mortgage-backed securities (TIPS) measured at fair value through profit or loss amounting to COP 113,845. For further information on TIPS’ fair value measurement see Note 20. Fair value of assets and liabilities.
(3)At June 30, 2025, the Group has recognized in the Condensed Consolidated Interim Statement of Comprehensive Income COP 6,259 related to debt instruments at fair value through OCI.
(4)Corresponds to convertible notes or agreements for the future purchase of shares, Simple Agreement for Future Equity “SAFE”, by Sistema de Inversiones y Negocios, S.A., Banagrícola S.A., Inversiones CFNS S.A.S. and Bancolombia S.A.
As of December 31, 2024

Financial assets investments	Measurement methodology			Total carrying value, net
	Fair value through profit or loss	Fair value through other comprehensive income, net	Amortized cost, net
In millions of COP
Securities issued by the Colombian Government	11,644,181	2,683,925	159,323	14,487,429
Securities issued by foreign governments	10,283,450	1,484,546	651,494	12,419,490
Corporate bonds	257,326	639,108	3,612,049	4,508,483
Securities issued by government entities	118,760	-	3,380,491	3,499,251
Securities issued by other financial institutions(1)(2)	731,564	276,837	601,521	1,609,922
Total debt instruments	23,035,281	5,084,416	8,404,878	36,524,575
Total equity securities	537,213	474,097	-	1,011,310
Total other instruments financial(3)	34,385	-	-	34,385
Total financial assets investments	23,606,879	5,558,513	8,404,878	37,570,270
(1)Includes mortgage-backed securities (TIPS) measured at fair value through profit or loss amounting to COP 142,945. For further information on TIPS’ fair value measurement see Note 20. Fair value of assets and liabilities.
(2)At December 31, 2024, the Group has recognized in the Consolidated Statement of Comprehensive Income COP 23,236 related to debt instruments at fair value through OCI.

(3)Corresponds to convertible notes or agreements for the future purchase of shares, Simple Agreement for Future Equity “SAFE”, by Inversiones CFNS S.A.S., Sistema de Inversiones y Negocios, S.A. and Banagrícola S.A.
The following table shows the breakdown of the changes in the gross carrying amount of the debt securities at fair value through other comprehensive income and amortized cost, in order to explain their significance to the changes in the loss allowance for the same portfolio as discussed above:
As of June 30, 2025

Debt instruments portfolio measure at fair value through OCI and amortized cost	Stage 1	Stage 2	Stage 3	Total
In millions of COP
Gross carrying amount as at 1 January 2025	12,998,652	454,065	36,577	13,489,294
Transfer from stage 1 to stage 2(1)	(146,547)	146,547	-	-
Measurement change	204	-	-	204
Sales and maturities	(4,348,822)	-	-	(4,348,822)
Purchases(2)	2,274,835	2,490,647	-	4,765,482
Valuation and payments	(43,275)	17,646	(2,376)	(28,005)
Foreign Exchange	(398,252)	(34,787)	(2,745)	(435,784)
Gross carrying amount as at 30 June 2025	10,336,795	3,074,118	31,456	13,442,369
(1)Stage transfer in Colombian treasury instruments (TES) by Bancolombia Panamá S.A. and Bancolombia Puerto Rico Internacional Inc.
(2)Corresponds mainly to purchase of corporate bonds, mostly in Banistmo S.A. and securities issued by government entities by Bancolombia S.A.
As of December 31, 2024

Debt instruments portfolio measure at fair value through OCI and amortized cost	Stage 1	Stage 2	Stage 3	Total
In millions of COP
Gross carrying amount as at 1 January 2024	12,760,342	205,133	30,784	12,996,259
Transfer from stage 1 to stage 2(1)	(294,440)	294,440	-	-
Transfer from stage 2 to stage 1(2)	12,678	(12,678)	-	-
Sales and maturities	(7,928,390)	(171,505)	-	(8,099,895)
Purchases	7,975,932	129,455	-	8,105,387
Valuation and payments	(125,564)	3,806	984	(120,774)
Foreign Exchange	598,094	5,414	4,809	608,317
Gross carrying amount as at 31 December 2024	12,998,652	454,065	36,577	13,489,294
(1)Stage transfer in corporate bonds by Banistmo S.A., Bancolombia Puerto Rico Internacional Inc and Bancolombia Panamá S.A.
(2)Stage transfer in corporate bonds by Banagrícola S.A.
The following table shows the impairment detail for the debt instruments portfolio using the expected credit losses model:
As of June 30, 2025

Concept	Stage 1	Stage 2	Stage 3	Total
In millions of COP
Securities at amortized cost, net	8,257,726	510,196	31,456	8,799,378
Carrying amount	8,291,340	517,289	50,811	8,859,440
Loss allowance	(33,614)	(7,093)	(19,355)	(60,062)
Securities at fair value through other comprehensive income(1)	2,079,069	2,563,922	-	4,642,991
Total debt instruments portfolio measure at fair value through OCI and amortized cost	10,336,795	3,074,118	31,456	13,442,369
(1)Loss allowance of investments at fair value through OCI corresponds to COP 8,842 classified mainly in stage 1 to COP 3,363 and in stage 2 to COP 5,479; the loss allowance increase in relation to 2024 from COP 5,191 is due to the acquisition of instruments, and the decrease from COP (1,345) is due to sales and maturities and from COP (1,317) in net provisions recognised during the period.
As of December 31, 2024

Concept	Stage 1	Stage 2	Stage 3	Total
In millions of COP
Securities at amortized cost, net	7,975,158	393,143	36,577	8,404,878
Carrying amount	8,008,567	401,263	53,985	8,463,815
Loss allowance	(33,409)	(8,120)	(17,408)	(58,937)
Securities at fair value through other comprehensive income(1)	5,023,494	60,922	-	5,084,416
Total debt instruments portfolio measure at fair value through OCI and amortized cost	12,998,652	454,065	36,577	13,489,294
(1) Loss allowance of investments at fair value through OCI corresponds to COP 6,513 classified mainly in stage 1 to COP 5,734.
The following table sets forth the changes in the allowance for debt instruments measured at amortized cost:
As of June 30, 2025

Concept	Stage 1	Stage 2	Stage 3	Total
In millions of COP
Loss allowance of January 1, 2025	33,409	8,120	17,408	58,937
Transfer from stage 1 to stage 2(1)	(2,099)	2,099	-	-
Sales and maturities	(931)	-	-	(931)
New debt instruments purchased(2)	10,297	-	-	10,297
Net provisions recognised during the period	(5,163)	(2,578)	3,389	(4,352)
Foreign Exchange(3)	(1,899)	(548)	(1,442)	(3,889)
Loss allowance of June 30, 2025	33,614	7,093	19,355	60,062
(1)Stage transfer in Colombian treasury instruments (TES) by Bancolombia Panamá S.A. and Bancolombia Puerto Rico Internacional Inc.
(2)Impairment is mainly in securities issued by corporate bonds mainly in Banistmo S.A., and government entities by Bancolombia S.A.
(3)The decrease is due to the variation in the market representative rate during the year 2025.
As of June 30, 2024

Concept	Stage 1	Stage 2	Stage 3	Total
In millions of COP
Loss allowance of January 1, 2024	29,939	11,913	13,951	55,803
Transfer from stage 1 to stage 2(1)	(665)	665	-	-
Transfer from stage 2 to stage 1(1)	354	(354)	-	-
Sales and maturities	(2,659)	(5,895)	-	(8,554)
New debt instruments purchased(2)	5,717	343	-	6,060
Net provisions recognised during the period	(6,841)	(2,778)	(2,150)	(11,769)
Foreign Exchange	1,553	353	1,065	2,971
Loss allowance of June 30, 2024	27,398	4,247	12,866	44,511
(1)Stage transfer in corporate bonds by Banistmo S.A. and Banagrícola S.A.
(2)Impairment is mainly in securities issued by government entities and corporate bonds by Bancolombia S.A. and Banistmo S.A.

The Group has recognized in the condensed consolidated interim statement of comprehensive income related to equity securities and trust funds at fair value through OCI as of June 30, 2025, and 2024, COP 15,102 and COP 18,496, respectively. See condensed consolidated interim statement of comprehensive income.

Equity securities that are measured at fair value through OCI are considered strategic for the Group and, thus, there is no intention to sell them in the foreseeable future and that is the main reason for using this presentation alternative.
The following table details the equity instruments designated at fair value through OCI analyzed by listing status:

Equity securities	Carrying amount
	June 30, 2025	December 31, 2024
In millions of COP
Securities at fair value through OCI:
Equity securities listed in Colombia	2	2
Equity securities listed in foreign countries	78,073	76,795
Equity securities unlisted:
Telered S.A.	137,819	160,761
Asociación Gremial de Instituciones Financieras Credibanco S.A.	108,600	109,011
Transacciones y Transferencias, S. A.	38,755	55,401
Compañía de Procesamiento de Medios de Pago Guatemala (Bahamas), S. A.	37,858	18,913
Cámara de Riesgo Central de Contraparte de Colombia S.A.	18,921	17,385
Pexton Holdings Limited	9,659	-
Suncolombia SAS	6,105	-
Derecho Fiduciario Inmobiliaria Cadenalco	4,159	4,212
Others	22,735	31,617
Total equity securities at fair value through OCI	462,686	474,097
As of June 30, 2025 and 2024 impairment loss was recognized on equity securities for COP 526 and COP 0, respectively. Dividends received from equity investments at fair value through OCI held as of June 30, 2025 and 2024 amounted to COP 9,086 and COP 12,623, respectively. See Note 15.5. Dividends and net income on equity investments.
5.2   Derivative financial instruments
The Group’s derivative activities do not give rise to significant open positions in portfolios of derivatives. The Group enters into derivative transactions to facilitate customer business, for hedging purposes and arbitrage activities, such as forwards, options or swaps where the underlying are exchange rates, interest rates and securities.
A swap agreement is a contract between two parties to exchange cash flows based on specified underlying notional amounts, assets and/or indices. Financial futures and forward settlement contracts are agreements to buy or sell a quantity of a financial instrument (including another derivative financial instrument), index, currency or commodity at a predetermined rate or price during a period or at a date in the future. Futures and option contracts are standardized agreements for future delivery, traded on exchanges that typically act as a platform.
For further information related to the objectives, policies and processes for managing the Group’s risk, please see Risk Management.

The following table sets forth the carrying values of the Group’s derivatives by type of risk as of June 30, 2025 and December 31, 2024:

Derivatives	June 30, 2025	December 31, 2024
In millions of COP
Forwards
Assets
Foreign exchange contracts	2,021,288	1,084,830
Equity contracts	14,187	51,645
Subtotal assets	2,035,475	1,136,475
Liabilities
Foreign exchange contracts	1,988,134	972,295
Equity contracts	9,250	1,367
Subtotal liabilities	1,997,384	973,662
Total forwards(1)	38,091	162,813
Swaps
Assets
Foreign exchange contracts	920,436	1,463,256
Interest rate contracts	198,941	236,033
Subtotal assets	1,119,377	1,699,289
Liabilities
Foreign exchange contracts	1,142,281	1,332,431
Interest rate contracts	230,884	291,068
Subtotal liabilities	1,373,165	1,623,499
Total swaps(2)	(253,788)	75,790
Options
Assets
Foreign exchange contracts	84,439	102,378
Subtotal assets	84,439	102,378
Liabilities
Foreign exchange contracts	153,909	82,482
Subtotal liabilities	153,909	82,482
Total options	(69,470)	19,896
Derivative assets	3,239,291	2,938,142
Derivative liabilities	3,524,458	2,679,643
(1)At June 30, 2025, there is a variation, mainly at Bancolombia S.A., in Forward assets and liabilities compared to those in effect as December 31, 2024. Out of a total of 14,404 operations, 11,071 have matured as June 30, 2025.
(2)At June 30, 2025, there is a variation, mainly at Bancolombia S.A., in the active and passive Swaps contracts compared to those in effect as December 31, 2024. Out of a total of 10,220 operations, 1,610 have matured as June 30, 2025.

5.3 Hedge Accounting

The Bank is exposed to certain risks relating to its ongoing business operations. The main risks managed through derivative instruments are exchange rate risk and interest rate risk. Details of the covered risks are as follows:

Exchange rate risk

Exchange rate risk is the risk that the fair value or future cash flows of an exposure fluctuate due to changes in exchange rates. Bancolombia's exposure to the risk of exchange rate fluctuations primarily relates to its operational activities (when revenues or expenses are denominated in a foreign currency) and Bancolombia's net investments in foreign subsidiaries. The hedging strategy of this exposure may occur naturally through the interaction of balance sheet accounts, that is, with strategic decisions oriented toward asset and liability accounts in the foreign currency banking book, and through the trading of foreign exchange financial derivatives.

When a derivative is contracted for the purpose of hedging exchange rate risk, Bancolombia negotiates the terms of the derivative seeking to mitigate the adverse financial effects of the covered exposure according to market conditions. For forecasted transaction hedges, the derivative covers the exposure period from the moment cash flows from transactions are forecasted until the settlement of the resulting receivable or payable denominated in foreign currency.

Among the financial derivatives most commonly used to manage exchange rate risk are foreign exchange forwards and Cross Currency Swaps (CCS). When these are designated as hedging instruments, they can be classified as cash flow hedges or fair value hedges under the IFRS 9 accounting guidelines.

Bancolombia determines the existence of an economic relationship between the hedging instrument and the hedged item based on the currency, amount, and timing of their respective cash flows. The effectiveness of the hedge is assessed at the start of the hedging relationship and through periodic prospective effectiveness assessments to ensure that there is an economic relationship between the hedged item and the hedging instrument. Bancolombia evaluates whether the designated derivative in each hedging relationship is expected to be, and has been, effective in offsetting changes in the cash flows of the hedged item using the hypothetical derivative method.

In these hedge relationships, the main sources of ineffectiveness are:

•The effect of the credit risk of counterparties and the Group itself on the fair value of foreign exchange swap and forward contracts, which are not reflected in the change in the fair value of the cash flows hedged attributable to changes in exchange rates; and
•Changes in the timing of recognition in the financial statements of the anticipated transactions regarding the nominal value and the exchange rate of their settlement.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument fluctuate due to changes in market interest rates. Bancolombia’s exposure to changes in market interest rates primarily relates to treasury operations and the banking book, where a mismatch between assets and liabilities in duration, indexing, repricing, and maturity creates an asymmetry that could have repercussions on financial results.

Coverage of this exposure may occur naturally through the interaction of balance sheet accounts, that is, with strategic decisions oriented toward asset and liability accounts in the banking book, and through the trading of interest rate financial derivatives, among which we primarily have Swaps (IRS: Interest Rate Swap), where flows between fixed and variable rates (market index) are agreed upon.

Bancolombia determines the existence of an economic relationship between the hedging instrument and the hedged item based on reference interest rates, terms, pricing review dates, maturities, and the notional amounts.

When a derivative is contracted for the purpose of hedging interest rate risk, Bancolombia negotiates the terms of the derivative seeking to mitigate the adverse financial effects of the covered exposure according to market conditions. To test the effectiveness of the hedge, Bancolombia uses the hypothetical derivative method and compares the changes in the fair value of the hedging instrument against the changes in the fair value of the hedged item attributable to the covered risk.

Hedge ineffectiveness may arise from:

•The difference between the variable rate index present in the hedged item and the index used in the derivative instruments, according to market convention (Basis Risk).
•Differences in the settlement dates of the cash flows of the hedged item and the hedging instrument, and
•The credit risk of counterparties impacts the movements of the fair value of the hedging instrument and the hedged item differently.

Bancolombia’s risk management strategy and details of its application are further elaborated in the Risk Management - Market Risk section.

As of November 2024, cash flow and fair value hedging operations are carried out in Bancolombia S.A., the details of derivatives designated as hedging instruments according to the type of hedge and covered risk are provided below:

1.Cash Flow hedges

As of December 31, 2024, on the Consolidated Statement of Financial Position, Bancolombia held the following instruments to hedge exposures to changes in foreign currency and interest rates which have a maturity of less than one year:

As of December 31, 2024

	Maturity	Total
	Less than 1 year
In millions of COP (Except average rate)
Foreign currency risk
Forward exchange contracts
Notional amount of hedging instruments	6,614	6,614
Average rate of hedging instruments (COP/USD)	4,496
Interest rate risk
Interest rate swaps
Notional amount of hedging instruments	188,000	188,000
Average fixed interest rate	8.63%

The impacts of the hedging instrument on the Consolidated Statement of Financial Position as of December 31, 2024, are as follows:

As of December 31, 2024

	Notional amount	Carrying amount		Line item in the Consolidated Statement of Financial Position	Change in fair value used for measuring ineffectiveness for the period
		Assets	Liabilities
In millions of COP
Foreign currency risk
Forward exchange contracts(1)	-	-	-	Derivative financial instruments	-
Interest rate risk
Interest rate swaps(1)	-	-	-	Derivative financial instruments	-
(1) The net balance between the rights and obligations of derivatives negotiated through risk chambers (or novated therein) is zero, given their daily clearing and settlement.

The impacts of hedged items on the Consolidated Statement of Financial Position as of December 31, 2024, are as follows:

As of December 31, 2024

	Change in fair value used for measuring ineffectiveness	Cash flow hedge reserve (OCI)	Balances remaining in the cash flow hedge reserve from hedging relationships for which hedge accounting is no longer applied
In millions of COP
Foreign currency risk
Forecast transactions
Interest rate risk	65	-65	0
Deposits

The effects of the cash flow hedge in the Consolidated Statement of Income and Consolidated Statement of Comprehensive Income as of December 31, 2024, are as follows:

As of December 31, 2024

	Total hedging gain/(loss) recognised in OCI	Ineffectiveness recognised in profit or loss	Line item in the Consolidated Statement of Income that includes the recognised hedge ineffectiveness	Amount reclassified from OCI to profit or loss	Line item in the Consolidated Statement of Income that includes the the reclassification adjustment
In millions of COP
Foreign currency risk
Forecast transactions	(65)	-	Other operating income	-	Other administrative and general expenses
Interest rate risk
Deposits	416	-	Other operating income	(135)	Interest expense

Set out below is the reconciliation of each component of equity and the analysis of Other Comprehensive Income as of December 31, 2024:

As of December 31, 2024

	Foreign currency risk	Interest rate risk	Total
In millions of COP
As of January 1, 2024			-
Total hedging (loss)/gain recognized in OCI	(65)	416	351
Amount reclassified to profit or loss	-	(135)	(135)
Amount included in the cost of non-financial items	-	-	-
Total cash flow hedging	(65)	281	216
Income tax			(87)
As of December 31, 2024			129
2. Fair Value Hedges

The impacts of the hedging instrument on the Consolidated Statement of Financial Position as of December 31, 2024, is as follows:

As of December 31, 2024

	Notional amount	Carrying amount		Line item in the Consolidated Statement of Financial Position	Change in fair value used for measuring ineffectiveness for the period
		Assets	Liabilities
In millions of COP
Interest rate risk
Interest rate swaps(1)	134000000000	0	0	Derivative financial instruments	(1,044)

(1) The net balance between the rights and obligations of derivatives negotiated through risk chambers (or novated therein) is zero, given their daily clearing and settlement. The instrument has a maturity of 1 to 3 years at an average fixed interest rate of 8.22%, for further details on maturity, see Note 15 Deposits by customers.

The impacts of hedged items on the Consolidated Statement of Financial Position as of December 31, 2024, is as follows:

As of December 31, 2024

	Carrying amount	Accumulated fair value adjustments	Line item in the Consolidated Statement of Financial Position	Change in fair value used for measuring ineffectiveness for the period	Accumulated amount of fair value hedge adjustments remaining in the Statement of Financial Position for any hedged items that have ceased to be adjusted for hedging gains and losses
In millions of COP
Interest rate risk
Deposits	128,454	(963)	Deposits by customers	963	-
The effects of the cash flow hedge in the Consolidated Statement of Income and Consolidated Statement of Comprehensive Income as of December 31, 2024, is as follows:

As of December 31, 2024

	Ineffectiveness recognised in profit or loss	Line item in the Consolidated Statement of Income that includes the recognised hedge ineffectiveness
In millions of COP
Interest rate risk
Deposits	(81)	Other operating income

3. Hedges of a net asset in a foreign operation
Bancolombia has designated debt instruments in issue for USD884,544 in 2024 and USD1,592,034 in debt instruments in issue and financing with correspondent banks in 2023 as hedge accounting for an equivalent amount of the net assets of its investment in Banistmo. The purpose of this operation is to protect Bancolombia from the foreign exchange rate risk (USD/COP) of a portion of the net assets in the subsidiary Banistmo S.A., a company domiciled in Panama, which has a different functional currency from that of the Group.
The following is the detail of the hedging of a net asset in a foreign operation:

Hedges of a net asset in a foreign operation	December 31, 2024	December 31, 2023
In thousands of USD
Hedged(1)
Non hedged	885	885
Total net asset in a foreign operation	1,724	1,724

(1) Bancolombia discontinued the coverage relationship corresponding to financing with correspondent banks in March 2024 for USD200,000 and a portion corresponds to debt securities issued for USD1,036,695. The accumulated effects of the exchange difference previously recognized are maintained in other comprehensive income. On the debt securities issued in June maturing in 2034, Bancolombia designated USD529,205 as hedge.
As of December 31, 2024

Debt securities issued designated as a hedging instrument
In thousands of USD
Opening date	Expiration date	Rate	Principal balance	Designated capital as a hedged instrument
18/10/2017	18/10/2027	7.03%	461,707	355,339
18/12/2019	18/12/2029	4.68%	800,000	529,205
Total debt securities issued			1,261,707	884,544
On March 21 and 26, 2024, Bancolombia S.A. made advance payment of financing with correspondent banks with Barclays Bank PLC for USD50,000 and Bank of America for USD150,000 with maturities in 2025.

During 2024, Bancolombia made advance payment of bonds maturing in 2025, 2027 and 2029 for a total of USD1,320,327, of this amount, USD1,036,695 were part of hedges of a net asset in a foreign operation, which it was decided to discontinue in the same proportion. On the other hand, Bancolombia issued bonds in June, maturing in 2034 for a value of USD800,000, of this issuance, in December a total of USD529,205 was designated as hedge. See Note 18. Debt instruments in issue.
As of December 31, 2023

Debt securities issued designated as a hedging instrument
In thousands of USD
Opening date	Expiration date	Rate	Principal balance	Designated capital as a hedged instrument
18/10/2017	18/10/2027	7.03%	750,000	360,000
18/12/2019	18/12/2029	4.68%	436,516	436,516
18/12/2019	18/12/2029	4.68%	85,710	85,710
18/12/2019	18/12/2029	4.68%	27,774	27,774
29/01/2020	29/01/2025	3.02%	482,034	482,034
Total debt securities issued			1,782,034	1,392,034
Financing with correspondent banks designated as a hedging instrument
31/03/2022	17/03/2025	6.06%	150,000	150,000
07/09/2022	05/09/2025	6.36%	50,000	50,000
Total financing with correspondent banks			200,000	200,000
Total			1,982,034	1,592,034
Measurement of effectiveness and ineffectiveness
A hedge is considered effective if, at the beginning of the period and subsequent periods, changes in fair value or cash flows attributable to the hedge risk during the period for which the hedge has been designated.
Bancolombia has documented the effectiveness tests of the hedge.The hedge is considered effective, since the critical terms and risks of the obligations that serve as a hedging instrument are identical to those of the primary hedged position. Hedged effectiveness is measured on a before income tax.

Gains or losses on the conversion of Banistmo’s financial statements are recognized in Consolidated Statements of Comprehensive Income. Consequently, the exchange difference related to the conversion of debt securities issued and financing with correspondent banks is recognized directly in OCI, as a result of the revaluation of the peso against the dollar, the adjustment recognized in Consolidated Statements of Comprehensive Income amounted to COP (742,930), COP 1,948,833 and COP (1,833,087), for the years ended at December 31, 2024, 2023 and 2022, respectively.
For further information see Consolidated Statement of Comprehensive Income, Note 17. Borrowings from other financial institutions and Note 18. Debt instruments in issue.

NOTE 6. LOANS AND ADVANCES TO CUSTOMERS, NET
Loans and financial leasing operating portfolio
The following is the composition of the loans and financial leasing operations portfolio, net as of June 30, 2025 and December 31, 2024:

Composition	June 30, 2025	December 31, 2024
In millions of COP
Commercial	153,192,450	153,252,811
Consumer	55,047,962	55,815,683
Mortgage	42,502,162	41,741,601
Financial Leases	27,486,345	27,291,604
Small Business Loans	1,542,768	1,352,209
Total gross loans and advances to customers	279,771,687	279,453,908
Total allowance	(14,771,088)	(16,179,738)
Total Net loans and advances to customers	265,000,599	263,274,170

Allowance for loans losses
The following table sets forth the changes in the allowance for loans and advances and lease losses as of June 30, 2025 and 2024:
As of June 30, 2025

Concept	Commercial	Consumer	Mortgage	Financial Leases	Small business loans	Total
In millions of COP
Balance at January 1, 2025	7,259,230	6,497,777	1,235,177	1,088,272	99,282	16,179,738
Loan sales(1)	(293,950)	-	-	-	-	(293,950)
Recovery of charged - off loans(2)	97,203	258,454	14,596	45,716	899	416,868
Credit impairment charges on loans, advances and financial leases, net(3)	319,120	1,741,452	12,401	41,486	47,160	2,161,619
Adjusted stage 3(4)	146,607	237,741	24,759	33,689	3,037	445,833
Charges-off(2)	(797,879)	(2,766,905)	(84,804)	(153,798)	(35,767)	(3,839,153)
Translation adjustment(5)	(132,954)	(135,233)	(26,668)	(3,187)	(1,825)	(299,867)
Balance at June 30, 2025	6,597,377	5,833,286	1,175,461	1,052,178	112,786	14,771,088
(1)Corresponds to the release of loan allowances related to portfolio sales.
(2)This amount results from collections of previously charged off loans.
(3)The loss allowance for the accumulated year 2025 decreased by 27% compared to the same period of the previous year. This reduction is attributed to the improved performance of the consumer portfolio.
(4)Recognized as a reduction to Interest Income on loans and financial leases in Condensed Consolidated Interim Statement of Income, in accordance with IFRS 9.
(5)The variation is due to the decrease in the market representative rate from COP 4,409.15 in December 2024 to COP 4,069.67 in June 2025.

As of June 30, 2024

Concept	Commercial	Consumer	Mortgage	Financial Leases	Small business loans	Total
In millions of COP
Balance at January 1, 2024	6,290,266	7,717,038	1,023,206	1,024,575	168,018	16,223,103
Recovery of charged - off loans(1)	66,406	260,035	27,696	36,741	3,236	394,114
Credit impairment charges on loans, advances and financial leases, net	362,459	2,393,897	137,446	58,128	5,994	2,957,924
Adjusted stage 3(2)	166,390	297,922	18,271	35,605	5,150	523,338
Charges-off(1)	(407,168)	(3,118,936)	(65,587)	(86,742)	(51,923)	(3,730,356)
Translation adjustment(3)	130,146	147,028	29,076	4,800	1,662	312,712
Balance at June 30, 2024	6,608,499	7,696,984	1,170,108	1,073,107	132,137	16,680,835
(1)This amount results from collections of previously charged off loans.
(2)Recognized as a reduction to Interest Income on loans and financial leases in Condensed Consolidated Interim Statement of Income, in accordance with IFRS 9.
(3)The variation is due to the increase in the market representative rate from COP 3,822.05 in December 2023 to COP 4,148.04 in June 2024.

The following table presents information about the nature and effects of changes in the contractual cash flows of the loan portfolio that did not result in derecognition and the effect of these changes on the measurement of expected credit losses.

Changes in the contractual cash flows of the loan portfolio that did not result in derecognition
In millions of COP
	June 30, 2025	December 31, 2024
Loan portfolio modified during the period
Amortized cost before modification	4,070,000	7,563,621
Net gain or loss on changes	(88,559)	(560,552)
Loan portfolio modified since initial recognition
Gross carrying value of the previously modified loan portfolio for which the allowance for losses has been changed from the asset's life to the expected credit losses for 12 months.	318,074	325,028
Impact of movements in the value of the portfolio and loss allowance by Stage
Variation June 2025 vs December 2024
Stage 1 (12-month expected credit losses)
The exposure in Stage 1 increased by COP 2,434,025, while the loss allowance decreased by COP 86,997. The increase in exposure is mainly driven by the disbursement dynamics of the corporate and mortgage portfolios. The decrease in the loss allowance is explained by the macroeconomic impact on the PD (probability of default) models, where a downward trend in interest rates and inflation—particularly in Colombia—has been observed, positively affecting expected credit losses.

Stage 2 (Lifetime expected credit losses)
The exposure in Stage 2 decreased by COP 91,413, while the loss allowance increased by COP 9,600. The reduction in exposure is due to the favorable performance of the portfolio. The increase in the loss allowance is related to clients exiting default (Stage 3), who are provisioned under Stage 2 for a 12-month period.

Stage 3 (Lifetime expected credit losses)
The exposure in Stage 3 decreased by COP 2,024,833, and the loss allowance decreased by COP 1,331,253. These variations are mainly attributable to the improved performance observed across all portfolios.

Variation December 2024 vs December 2023
The following explains the significant changes in the loans and the allowance for loan losses by category during the periods ended on December 31, 2024 and 2023 as a result of applying the expected credit loss model according to IFRS 9:
Stage 1 (12-month expected credit losses)
The exposure in Stage 1 increased by COP 22,899,408 and the loss allowance decreased by COP (1,520,924). The increase in the portfolio in this Stage is mainly due to the dynamics of disbursements in the corporate portfolio and the restatement of dollar loans into Colombian Pesos due to the increase in the exchange rate. The decrease in the loss allowance is due to a higher portfolio participation in lower-risk categories and the macroeconomic impact on the PD (probability of default) models, which have a more favorable economic outlook, where a downward trend in interest rates in Colombia is observed, which positively affects the portfolios of individuals.

Stage 2 (Lifetime expected credit losses)
The exposure in Stage 2 increased by COP 627,630 and the loss allowance increased by COP 137,359. The increase in exposure is mainly due to clients in the corporate portfolio classified as medium risk, through monitoring by the Special Client Management Committee, and a higher number of restructurings compared to the previous year. The increase in the provision is consistent with the arrival of these clients.

Stage 3 (Lifetime expected credit losses)
The exposure in Stage 3 increased by COP 1,975,223, and the loss allowance increased by COP 1,340,200. This variation in exposure and provisions is primarily due to the deterioration of clients in the legal entity portfolio, which includes both corporate clients and SMEs. Significant defaults were particularly observed in the pharmaceutical, commerce, manufacturing, and construction sectors.

As of June 30, 2025

Maximum exposure to credit risk
In millions of COP
	Stage 1	Stage 2	Stage 3	Total
Commercial	138,912,212	5,426,833	8,853,405	153,192,450
Consumer	46,931,129	4,760,033	3,356,800	55,047,962
Mortgage	37,705,933	2,961,959	1,834,270	42,502,162
Financial Leases	22,806,867	3,323,510	1,355,968	27,486,345
Small Business Loans	1,350,181	106,543	86,044	1,542,768
Total gross loans and advances to customers	247,706,322	16,578,878	15,486,487	279,771,687
Total allowance	(2,087,982)	(2,683,361)	(9,999,745)	(14,771,088)
Total Net loans and advances to customers	245,618,340	13,895,517	5,486,742	265,000,599
As of December 31, 2024

Maximum exposure to credit risk
In millions of COP
	Stage 1	Stage 2	Stage 3	Total
Commercial	137,761,467	5,545,788	9,945,556	153,252,811
Consumer	46,697,013	5,118,607	4,000,063	55,815,683
Mortgage	37,076,580	2,701,930	1,963,091	41,741,601
Financial Leases	22,561,434	3,212,710	1,517,460	27,291,604
Small Business Loans	1,175,803	91,256	85,150	1,352,209
Total gross loans and advances to customers	245,272,297	16,670,291	17,511,320	279,453,908
Total allowance	(2,174,979)	(2,673,761)	(11,330,998)	(16,179,738)
Total Net loans and advances to customers	243,097,318	13,996,530	6,180,322	263,274,170

NOTE 7. ASSETS HELD FOR SALE AND INVENTORIES, NET
The breakdown of inventories and assets held for sale, net of the Group is as follows:

Assets held for sale and inventories	June 30, 2025	December 31, 2024
In millions of COP
Inventories, net	701,901	932,657
Assets held for sale, net	114,883	173,742
Total assets held for sale and inventories, net	816,784	1,106,399
7.1. Inventories, net
Due to the nature of the financial services provided by some subsidiaries of the Group, assets provided through operating or financial leases to third parties that do not exercise the purchase option or that do not have a purchase option, are recorded as inventories once the agreement expires, considering that in the course of the ordinary activities performed by such subsidiaries, those assets are routinely sold.
In addition, the Group companies have a business unit that develops real estate, which are sold in the ordinary course of business and are classified as inventories.

The Group’s inventories at June 30, 2025 and December 31, 2024, are summarized as follows:

Inventories	June 30, 2025	December 31, 2024
In millions of COP
Lands and buildings(1)	482,524	576,556
Vehicles(2)	215,139	365,173
Machinery and others	38,385	32,166
Total inventory cost	736,048	973,895
Impairment	(34,147)	(41,238)
Total inventories, net	701,901	932,657
(1)The decrease corresponds mainly to Fondo Inmobiliario Colombia, associated with autonomous equity structures engaged in projects for the sale of real estate unit.X
(2) The decrease corresponds to higher sales in the semester.

Impairment is recognized based on market price fluctuation due to the fact that the fair value is determined by the offering price less cost to sell.
There are no inventories pledged as collateral for liabilities as of June 30, 2025 and December 31, 2024.
7.2. Assets held for sale
The assets recognized by the Group as assets held for sale correspond to machinery, equipment, motor vehicles and technology, among others that have been received as foreclosed assets.
These assets are subject to a current plan for their sale, which contains the details of the selling price allocation and the advertising and marketing plan. Furthermore, the plan specifies the conditions to proceed with the selling process.
The total balance of assets held for sale, by operating segment, are detailed below:

As of June 30, 2025

Assets held for sale	Banking Colombia	Banking Panama	Banking El Salvador	Banking Guatemala	Total
In millions of COP
Machinery and equipment	5,192	3,667	-	-	8,859
Cost	5,266	3,713	-	-	8,979
Impairment	(74)	(46)	-	-	(120)
Real estate for residential purposes	1,841	73,535	1,407	13,148	89,931
Cost	1,841	75,207	1,430	13,148	91,626
Impairment	-	(1,672)	(23)	-	(1,695)
Real estate different from residential properties	318	15,775	-	-	16,093
Cost	318	15,775	-	-	16,093
Total assets held for sale - cost	7,425	94,695	1,430	13,148	116,698
Total assets held for sale - impairment	(74)	(1,718)	(23)	-	(1,815)
Total assets held for sale(1)	7,351	92,977	1,407	13,148	114,883
(1)For June 30, 2025 there are no assets related to investments held for sale.

As of December 31, 2024

Assets held for sale	Banking Colombia	Banking Panama	Banking El Salvador	Banking Guatemala	Total
In millions of COP
Machinery and equipment	5,563	4,522	-	-	10,085
Cost	5,660	4,532	-	-	10,192
Impairment	(97)	(10)	-	-	(107)
Real estate for residential purposes	2,887	111,983	6,349	12,644	133,863
Cost	2,887	116,214	6,374	12,673	138,148
Impairment	-	(4,231)	(25)	(29)	(4,285)
Real estate different from residential properties	182	29,612	-	-	29,794
Cost	182	29,787	-	-	29,969
Impairment	-	(175)	-	-	(175)
Total assets held for sale - cost	8,729	150,533	6,374	12,673	178,309
Total assets held for sale - impairment	(97)	(4,416)	(25)	(29)	(4,567)
Total assets held for sale(1)	8,632	146,117	6,349	12,644	173,742
(1)For 2024 there are no assets related to investments held for sale.
Impairment losses are recognized for the difference between the carrying and recoverable amount of the asset.

NOTE 8. INCOME TAX
The income tax is recognized in each of the countries where the Bank has operations, in accordance with the tax regulations in force in each of the jurisdictions.

8.1 Components recognized in the Consolidated Statement of Income

The next table details the total income tax for the six-month period ending June 30, 2025 and 2024, and for the three-month period from April 1 to June 30, 2025 and 2024:

	Accumulated		Quarterly
	2025	2024	2025	2024
In millions of COP
Current tax(1)
Fiscal term	(1,284,774)	(822,349)	(648,987)	(163,926)
Prior fiscal terms(2)	67,121	161,943	6,650	92,104
Total current tax	(1,217,653)	(660,406)	(642,337)	(71,822)
Deferred tax
Fiscal term	(51,657)	(360,890)	8,781	(321,450)
Prior fiscal terms(2)	(55,265)	(48,378)	(10,975)	9,410
Adjustments for consolidation purposes	(29,387)	11,471	(10,519)	20,539
Total deferred tax	(136,309)	(397,797)	(12,713)	(291,501)
Total income tax(3)	(1,353,962)	(1,058,203)	(655,050)	(363,323)
(1) The nominal income tax rate used in Colombia for the years 2025 and 2024 is 35%. The Colombian financial institutions of the Group liquidated some additional points in the income tax of 5%.
2) Mainly due to the effects of Sentence CE 26739 of January 25, 2024, in both Bancolombia S.A. and Renting Colombia S.A.S.; as well as for invoices received after the end of the year and industry and commerce tax paid prior to the filing of the income tax return.
(3) See table 8.3 Reconciliation of the effective tax rate.

8.2 Legal regulatory changes

In El Salvador, on March 14, 2024, Decree 969 was published in the Official Gazette with an amendment to article 4 of the Income Tax Law, which includes income obtained abroad among the income excluded from said tax.

8.3   Reconciliation of the effective tax rate
The reconciliation between total income tax expenses calculated at the current nominal tax rate and the tax expense recognized in the condensed consolidated interim statement of income for for the six-month period ended June 30, 2025 and 2024, and the three-month period from April 1 to June 30, 2025 and 2024, is detailed below:

	Accumulated		Quarterly
Reconciliation of the tax rate	2025	2024	2025	2024
In millions of COP
Accounting profit	4,947,683	4,204,968	2,483,996	1,825,077
Applicable tax with nominal rate(1)	(1,979,073)	(1,681,987)	(993,599)	(730,031)
Non-deductible expenses to determine taxable profit (loss)	(121,003)	(182,760)	(70,025)	(133,919)
Accounting and non-tax expense (income) to determine taxable profit (loss)	266,344	327,012	57,462	144,699
Differences in accounting bases(2)	17,494	250,860	(68,687)	185,421
Fiscal and non-accounting expense (income) to determine taxable profit (loss)	(292,127)	(487,139)	(24,410)	(429,194)
Ordinary activities income exempt from taxation	704,102	832,115	235,157	637,908
Ordinary activities income not constituting income or occasional tax gain	76,768	64,335	21,151	3,971
Tax deductions	108,497	133,369	51,154	101,695
Goodwill Depreciation	231	2,531	154	2,416
Tax depreciation surplus	102,912	108,896	51,169	54,406
Untaxed recoveries	(71,035)	(42,168)	(28,720)	(24,670)
Tax rate effect in other countries	(117,708)	(225,026)	94,494	(147,935)
Prior fiscal terms	11,856	113,565	(4,325)	101,514
Tax discounts	—	—	—	—
Other effects of the tax rate by reconciliation between accounting profit and tax expense (income)	(50,019)	(271,806)	27,532	(129,604)
Excess of presumptive income over net income	(11,201)	—	(3,557)	—
Total income tax	(1,353,962)	(1,058,203)	(655,050)	(363,323)
(1) The nominal income tax rate used in Colombia for the years 2025 and 2024 is 35%. The Colombian financial institutions of the Group liquidated some additional points in the income tax of 5%.
(2) Difference between the technical accounting frameworks in force and the full International Financial Reporting Standards (IFRS).

8.4 Components recognized in Other Comprehensive Income (OCI)
See Condensed Consolidated Interim Statement of Comprehensive Income

June 30, 2025
In millions of COP
	Amounts before taxes	Deferred tax	Net taxes
Remeasurement income related to defined benefit liability	14,985	(5,465)	9,520
Unrealized gain Investments in equity instruments measured at fair value through other comprehensive income (FVTOCI)	13,829	1,273	15,102
Unrealized gain Investments in debt instruments measured at fair value through other comprehensive income (FVTOCI)	336	5,923	6,259
Utility on net investment hedge in foreign operations	230,626	(125,648)	104,978
Exchange differences arising on translating the foreign operations.	(1,610,582)	—	(1,610,582)
Unrealized loss Cash flow hedge	(216)	87	(129)
Unrealized loss on investments in associates and joint ventures using equity method	(446)	(599)	(1,045)
Net	(1,351,468)	(124,429)	(1,475,897)

June 30, 2024
In millions of COP
	Amounts before taxes	Deferred tax	Net taxes
Remeasurement income related to defined benefit liability	15,028	(5,386)	9,642
Unrealized gain Investments in equity instruments measured at fair value through other comprehensive income (FVTOCI)	13,102	5,394	18,496
Unrealized loss Investments in debt instruments measured at fair value through other comprehensive income (FVTOCI)	(14,973)	10,843	(4,130)
Loss on net investment hedge in foreign operations	(452,000)	178,154	(273,846)
Exchange differences arising on translating the foreign operations.	1,669,069	—	1,669,069
Unrealized loss on investments in associates and joint ventures using equity method	(6,247)	890	(5,357)
Net	1,223,979	189,895	1,413,874

Quarterly results

June 30, 2025
In millions of COP
	Amounts before taxes	Deferred tax	Net taxes
Remeasurement income related to defined benefit liability	14,985	(5,492)	9,493
Unrealized loss Investments in equity instruments measured at fair value through other comprehensive income (FVTOCI)	9,851	873	10,724
Unrealized loss Investments in debt instruments measured at fair value through other comprehensive income (FVTOCI)	6,519	2,408	8,927
Net loss cash flow hedge (Derivatives)	(154)	62	(92)
Loss on net investment hedge in foreign operations	38,362	(54,494)	(16,132)
Exchange differences arising on translating the foreign operations.	(536,689)	—	(536,689)
Unrealized loss on investments in associates and joint ventures using equity method	(196)	(670)	(866)
Net	(467,322)	(57,313)	(524,635)

June 30, 2024
In millions of COP
	Amounts before taxes	Deferred tax	Net taxes
Remeasurement income related to defined benefit liability	15,028	(5,393)	9,635
Unrealized loss Investments in equity instruments measured at fair value through other comprehensive income (FVTOCI)	6,642	5,935	12,577
Unrealized loss Investments in debt instruments measured at fair value through other comprehensive income (FVTOCI)	(8,753)	8,651	(102)
Loss on net investment hedge in foreign operations	(413,925)	161,370	(252,555)
Exchange differences arising on translating the foreign operations.	1,572,026	—	1,572,026
Unrealized gain on investments in associates and joint ventures using equity method	100	(18)	82
Net	1,171,118	170,545	1,341,663

8.5       Deferred tax
In accordance with its financial projections, the companies from the Bank’s expects in the future to generate enough liquid income to offset the items recorded as deductible deferred tax. These estimates start from the financial projections that were prepared considering information from the Cibest Group's economic research records, the expected economic environment for the next five years. The main indicators on which the models are based are GDP growth, loans growth and interest rates. In addition to these elements, the long-term Group's strategy is taken into account.

The deferred tax asset and liability for each of the concepts that generated taxable or deductible temporary differences for the period ending June 30, 2025 are detailed below:

	December 31, 2024	Effect on Income Statement	Effect on OCI	Effect on Equity(1)	Foreign Exchange	Adjustments for consolidation purposes	June 30, 2025
In millions of COP
Asset Deferred Tax:
Property and equipment	2,668	(1,800)	—	—	(181)	33	720
Employee Benefits	282,601	1,185	(5,465)	—	(3,644)	—	274,677
Deterioration assessment	612,213	(44,500)	—	—	(46,344)	3,316	524,685
Investments evaluation	5,278	13	—	—	(26)	—	5,265
Derivatives Valuation	6,063	139,327	87	—	2	—	145,479
Tax credits settlement	4,978	(3,136)	—	—	—	—	1,842
Financial Obligations	197,660	(138,287)	—	(59,373)	—	—	—
Insurance operations	34,906	(16,062)	—	—	(2,688)	—	16,156
Net investment coverage in operations abroad	362,786	(80,442)	(125,648)	59,373	2	(13,531)	202,540
Other deductions	290,284	(9,398)	—	—	(1,475)	—	279,411
implementation adjustment	401,830	(4,677)	—	—	(12,522)	—	384,631
Total Asset Deferred Tax (2)	2,201,267	(157,777)	(131,026)	—	(66,876)	(10,182)	1,835,406
Liability Deferred Tax:
Property and equipment	(114,638)	52,829	—	—	1,614	(31,320)	(91,515)
Deterioration assessment	(973,820)	24,966	—	—	—	10,117	(938,737)
Participatory titles evaluation	(377,994)	(37,444)	7,196	—	2,390	1,243	(404,609)
Derivatives evaluation	(82,375)	80,493	—	—	87	883	(912)
Lease restatement	(321,813)	(103,950)	—	—	1	—	(425,762)
Investments in associates. Adjustment for equity method	(24,805)	4,794	(599)	15	(2,434)	(285)	(23,314)
Financial Obligations	(556)	(34,345)	—	—	43	—	(34,858)
Goodwill	(1,574,360)	396	—	—	549	—	(1,573,415)
Insurance operations	(37,379)	13,011	—	—	2,879	—	(21,489)
Properties received in payment	(104,990)	(1,432)	—	—	1,000	—	(105,422)
Other deductions	(403,259)	51,537	—	—	5,031	157	(346,534)
implementation adjustment	(25)	—	—	—	(1)	—	(26)
Total Liability Deferred Tax (2)	(4,016,014)	50,855	6,597	15	11,159	(19,205)	(3,966,593)
Net Deferred Tax	(1,814,747)	(106,922)	(124,429)	15	(55,717)	(29,387)	(2,131,187)
(1) Effects of the spin-off of Grupo Cibest and Bancolombia.
(2) The values revealed in the Unaudited Condensed Consolidated Interim Statement of Financial Position correspond to the sum of the net deferred tax per company.

8.6    Amount of temporary differences in subsidiaries, branches, associates over which deferred tax was not recognized is
In accordance with IAS 12, no deferred tax credit was recorded, because management can control the future moment in which such differences are reversed and this is not expected to occur in the foreseeable future.

	June 30, 2025	December 31, 2024
In millions of COP
Temporary differences
Local Subsidiaries(1)	(24,724,924)	(373,971)
Foreign Subsidiaries	(18,398,410)	(20,176,494)
(1) Effect corresponding to the amount of temporary differences in subsidiaries on which no taxable deferred tax is recognized for the Cibest Group companies in accordance with the change in the corporate structure.

8.7       Tax credits
For the 2024 period, a deferred tax asset was recognized since the Group companies will have future taxable profits in which they can charge this temporary difference.
The following is the detail of the fiscal losses and presumptive income excesses over net income in the Group's entities, which have not been used, as of December 31, 2024.

Company	Base	Deferred tax recognized asset
In millions of COP
Banca de Inversión Bancolombia S.A	4,604	1,842
Total	4,604	1,842
8.8       Dividends
8.8.1   Dividend Payment
If the parent company or any of its subsidiaries were to distribute dividends, they would be subject to the tax regulations of each of the countries in which they are decreed and distributed. In the case of Colombian companies, dividends will be subject to the application of Articles 48 and 49 of the Tax Statute and consequently will be subject to withholding at source at the established rates, in accordance with the tax characteristics of each shareholder.
8.8.2   Dividends received from Subsidiary Companies
Considering the historical tax status of the dividends received by the Bank from its affiliates and national subsidiaries, it is expected that in the future dividends will be received on the basis of non-income tax. They will not be subject to withholding tax, taking into account that the Bank, its affiliates and national subsidiaries belong to the same business group.
8.9      Tax contingent liabilities and assets
In the determination of the effective current and deferred taxes subject to review by the tax authority, the relevant regulations have been applied in accordance with the interpretations made by the Group.
In Colombia due to the complexity of the tax system, ongoing amendments to the tax regulations, accounting changes with implications on tax bases and in general the legal instability of the country, the tax authority may at any time have different criteria than that of the Cibest Group's. Consequently, a dispute or inspection by the tax authority on a tax treatment may affect the Cibest Group's accounting of assets or liabilities for deferred or current taxes, in accordance with the requirements of IAS 12. However, based on the criteria established in the interpretation of IFRIC 23, the Cibest Group's did not recognize uncertain tax positions in its financial statements.

NOTE 9. DEPOSITS BY CUSTOMERS
The detail of the deposits of Grupo Cibest as of June 30, 2025 and December 31, 2024 is as follows:

Deposits	June 30, 2025	December 31, 2024
In millions of COP
Saving accounts(1)(2)	129,326,941	124,636,994
Time deposits	111,403,425	109,760,722
Checking accounts	36,027,027	38,033,696
Other deposits(1)	5,889,936	6,627,989
Total deposits by customers	282,647,329	279,059,401
(1) As of June 30, 2025 and December 31, 2024 includes Nequi Deposits by COP 5,625,972 and COP 4,449,420, respectively.
(2) The increase is mainly in Bancolombia S.A. in Corporate and Small and Medium-Sized Enterprises (SMEs) segment.

NOTE 10. INTERBANK DEPOSITS AND REPURCHASE AGREEMENTS AND OTHER SIMILAR SECURED BORROWING
The following table sets forth information regarding the money market operations recognized as liabilities in Condensed Consolidated Interim Statement of Financial Position:

Interbank and repurchase agreements and other similar secured borrowing	June 30, 2025	December 31, 2024
In millions of COP
Interbank Deposits
Interbank liabilities(1)	811,328	716,493
Total interbank	811,328	716,493
Repurchase agreements and other similar secured borrowing
Temporary transfer of securities(2)	2,926,787	532,495
Repurchase agreements	941,836	372,004
Short selling operations	71,731	155,973
Total Repurchase agreements and other similar secured borrowing	3,940,354	1,060,472
Total money market transactions	4,751,682	1,776,965
(1)The increase is mainly due to Bancolombia S.A.
(2)Increase recorded in Bancolombia due to repos in simultaneous operations with the Cámara de Riesgo Central de Contraparte in Colombia.

NOTE 11. BORROWINGS FROM OTHER FINANCIAL INSTITUTIONS
As of June 30, 2025 and December 31, 2024, the composition of the borrowings from other financial institutions measured at amortized cost is the following:

Borrowings from other financial institutions	June 30, 2025	December 31, 2024
In millions of COP
Obligations granted by foreign banks(1)	6,253,372	10,619,033
Obligations granted by domestic banks	5,177,880	5,070,499
Total borrowings from other financial institutions	11,431,252	15,689,532
(1)The variation is due to cancellation of obligations for advance payments and maturities.

Obligations granted by foreign banks
As of June 30, 2025

Financial entity	Rate Minimum	Rate Maximum	June 30, 2025
In millions of COP
Financing with Correspondent Banks and Multilateral Entities(1)	1.50%	7.50%	5,037,491
Banco Interamericano de Desarrollo (BID)	7.07%	9.58%	1,173,275
Banco Latinoamericano de Comercio Exterior (Bladex)	5.80%	5.80%	42,606
Total			6,253,372
(1)The variation is due to cancellation of obligations for advance payments and maturities.
As of December 31, 2024

Financial entity	Rate Minimum	Rate Maximum	December 31, 2024
In millions of COP
Financing with Correspondent Banks and Multilateral Entities	1.50%	8.99%	9,959,214
Banco Interamericano de Desarrollo (BID)	8.47%	9.62%	614,946
Banco Latinoamericano de Comercio Exterior (Bladex)	5.80%	5.80%	44,873
Total			10,619,033

The maturities of the financial obligations with foreign entities as of June 30, 2025 and December 31, 2024 are the following:

Foreign	June 30, 2025	December 31, 2024
In millions of COP
Amount expected to be settled:
No more than twelve months after the reporting period(1)	3,164,663	7,428,943
More than twelve months after the reporting period	3,088,709	3,190,090
Total	6,253,372	10,619,033
(1)The variation is due to cancellation of obligations for advance payments and maturities.

Obligations granted by domestic banks
As of June 30, 2025

Financial entity	Rate Minimum	Rate Maximum	June 30, 2025
In millions of COP
Fondo para el financiamiento del sector agropecuario (“Finagro”)	5.31%	17.20%	1,912,658
Financiera de desarrollo territorial (“Findeter”)	4.00%	15.45%	1,907,246
Banco de comercio exterior de Colombia (Bancoldex)	2.17%	17.30%	283,743
Other private financial entities	5.02%	13.01%	1,074,233
Total			5,177,880

As of December 31, 2024

Financial entity	Rate Minimum	Rate Maximum	December 31, 2024
In millions of COP
Fondo para el financiamiento del sector agropecuario (“Finagro”)	5.09%	13.59%	1,363,891
Financiera de desarrollo territorial (“Findeter”)	4.15%	17.21%	2,239,644
Banco de comercio exterior de Colombia (Bancoldex)	2.17%	17.50%	399,266
Other private financial entities	5.11%	13.01%	1,067,698
Total			5,070,499
The maturities of financial obligations with domestic banks as of June 30, 2025 and December 31, 2024, are as follows:

Domestic	June 30, 2025	December 31, 2024
In millions of COP
Amount expected to be settled:
No more than twelve months after the reporting period	703,614	679,069
More than twelve months after the reporting period	4,474,266	4,391,430
Total	5,177,880	5,070,499

As of June 30, 2025 and December 31, 2024, there were some financial covenants, mainly regarding capital adequacy ratios, past due loans and allowances, linked to some of the aforementioned outstanding credit facilities. None of these covenants had been breached nor were the related obligations past due.

NOTE 12. PROVISIONS AND CONTINGENT LIABILITIES
Contingent liabilities
Contingencies due to judicial or administrative proceedings/litigations in which Bancolombia and the entities with which financial statements are consolidated as of June 30, 2025, are listed as follow, and that represents a contingency superior to USD 7,313. Amounts in USD are presented in thousands.

Some of the proceedings in which the claims are inferior and that were revelated in prior periods will be kept providing information about its evolution.

BANCOLOMBIA S.A.
Neos Group S.A.S. (in reorganization) and Inversiones Davanic S.A.S.
On November 3, 2022, Bancolombia S.A. was served of a lawsuit in which Neos Group S.A.S. and Inversiones Davanic S.A.S. alleges that a loan agreement was entered between them, rather than a lease agreement. Neos Group S.A.S. and Inversiones Davanic S.A.S. also requested the rescission of the purchase and sale agreement on the ground that the price of the property was lower than its fair price.

The Neos Group S.A.S. and Inversiones Davanic S.A.S.'s claims amount are COP 65,000. The contingency is qualified as remote because the parties always intended to celebrate a lease agreement and not a different type of contract. On December 7, 2022, Bancolombia S.A. filed a brief with its defenses. As of June 30, 2025, the Court has not summoned the initial hearing. There is no provision for this proceeding.

Public Interest Class Action - Carlos Julio Aguilar and other

In this proceeding, a public interest class action was filed, in which the plaintiffs allege that due to the restructuring of Departamento del Valle's financial obligations and its performance plan, the Departamento del Valle's collective rights of the public administration and the public funds of the were breached. Bancolombia S.A. filed its defenses arguing that the agreement was made in accordance with the law.

On November 15, 2024, the First Instance Court issued a judgement in favor of Bancolombia S.A. The plaintiffs filed an appeal against the first instance judgment. As of June 30, 2025, the Second Instance Court has not issued a final decision. The contingency is qualified as eventual and there is no provision for this proceeding.

Remediation Plan for Santa Elena´s property
In 1987, Banco de Colombia (today Bancolombia S.A.) received a property located in Municipio de Cartagena, Colombia from the Federación Nacional de Algodoneros. After the transfer of the property to Bancolombia S.A., soil contamination from pesticides and herbicides was found on the property. Bancolombia S.A. commenced a civil responsibility judicial proceeding against the Federación Nacional de Algodoneros alleging environmental contamination. On November 13, 2015, the Court issued the final judgment. In the judgment, the Court stated that the Federación Nacional de Algonoderos was liable for environmental damages and consequently, Bancolombia S.A. was not.

Despite not being liable for environmental damages, Bancolombia S.A. has assumed binding commitments to contract and pay for the property’s decontamination. As a result of these commitments, Bancolombia S.A. has conducted different decontamination processes over the years. Currently, Bancolombia S.A. has the approval of the Autoridad Nacional de Licencias Ambientales de Colombia (ANLA) for the execution of a remediation plan (plan de remediación) divided into 3 stages: Stage I, Stage II, and Stage III.

As of June 30, 2025, Bancolombia S.A. is still working in the on the deliverables requested by the ANLA and derived from the complementary studies of Stage I, and the demolition activities of the warehouses planned for Stage II were completed. The pre-feasibility activities for Stage III are also being executed and the execution of the social management plan with the communities in the area of influence of the remediation plan, emergency and contingency plan, hazardous waste management plan and biotic environment protection plan continues.

The estimated time for the execution of the remediation plan is 36 months from July 2023, with the possibility of adjustment according to the results of the pre-feasibility and feasibility stage of Stage 3 and the supervening requirements of the competent authorities. As of June 30, 2025, there is a provision of COP 58,913 to attend the execution of the pending activities of the plan.

Constructora Primar S.A.S. (TERMINATED)

On June 7, 2022, Bancolombia S.A. was notified of a lawsuit filed by Incopav S.A.S., Constructora Primar S.A.S., Inversiones M & Galindo y Cía. S en C and Inversiones M & Baquero y Cía. S en C. The plaintiffs request the payment of the damages caused by Bancolombia S.A. for his decision not to fully finance of the Altos de San Jorge project.

The plaintiffs' claims amount are COP 107,344. The contingency is qualified as remote because the plaintiffs are not part of the mutual agreement entered into for the financing of the Altos de San Jorge project. On July 9, 2024, the First Instance Court ruled in favor of Bancolombia S.A. On February 19, 2025, the plaintiffs' appeal was deemed unsupported. The first instance judgment became final and binding. As of June 30, 2025, the proceeding is terminated.

Tuvacol S.A.

On July 18, 2024, Bancolombia S.A. was served of the lawsuit filed by Tuvacol S.A. Tuvacol S.A. is requesting the payment of the damages caused by the alleged irregular payment of checks charged to its checking account. Bancolombia S.A. argues that the payments of the checks were correct. The plaintiff’s claims are COP 56,769.

As of June 30, 2025, the proceeding is in the evidentiary stage. The contingency is qualified as eventual and has a provision for COP$5,676.

FIDUCIARIA BANCOLOMBIA
Quinta Sur S.A.S.
In March 2022, Fiduciaria Bancolombia was notified of a lawsuit filed by Quinta Sur S.A.S. in liquidation proceeding. According to the lawsuit, Quinta Sur seeks the indemnification for damages due to the non-transfer of the resources to beginning of a housing construction project, under the terms agreed in the trust agreement. Fiduciaria Bancolombia alleges that it has complied with the law and the contract, arguing that the property on which the housing project was to be constructed did not fulfill the contractual requirements. The plaintiff’s claims amount are COP 128,599.

On August 24, 2023, the First Instance Court issued a favorable judgment to Fiduciaria Bancolombia. As of June 30, 2025, the Second Instance Court has not issued a final decision. The contingency is qualified as eventual and there is no provision for this proceeding.

BANISTMO

Constructora Tymsa S.A.

In October 2021, Banistmo and Banistmo Investment were notified of a lawsuit in which the plaintiff alleged fraudulent acts involving the sale of the plaintiff´s property. Constructora Tymsa request the nullity of the public instrument of purchase through which property was transferred to Limipa S.A. Limipa S.A. requested a loan to Banistmo and guaranteed its obligation with an an administration and guarantee trust over the property. The trust was administered by Banistmo Investment. Constructora Tymsa alleges that the signatures and fingerprints in the public instrument of purchase, sale and in the mortgage in favor of Banistmo are false.

The plaintiff’s claims amount are USD 10,000, in addition to interests, costs and expenses. Banistmo and Banistmo Investment allege they are not liable for any intentional or negligent conduct regarding to the alleged fraudulent sale of the property. As of June 30,2025, the Court is pending of the resolution of three motions, including the motion for lack of jurisdiction alleged by the Bank, and to rule on the evidence presented in the proceeding. The Bank’s legal advisors have qualified the proceeding as eventual and there is no provision.

Deniss Rafael Pérez Perozo, Carlos Pérez Leal and others
Promotora Terramar (client of Banistmo, formerly HSBC Panamá) received USD 299, through Visa Gift Cards issued by a foreign bank. Theses payment were received as a partial payment of 2 apartments located in Panamá City.
On June 3, 2028, the Credit Card Securities and Fraud Prevention department of the HSBC bank detected an irregular activity by Promotora Terramar, when a monitoring alert was activated due to the high number of cards with the same BIN and bank. Therefore, pursuant to the Business Establishments Affiliate Agreement, HSBC reversed funds from Promotora Terramar´s accounts for COP 287. Nevertheless, after further investigations the money was refunded.

On October 2013, the plaintiffs filed a claim for compensation of the material and moral damages caused, which according to their valuation, amounts to USD 5,252,000. Banistmo alleges it has complied with the contractual terms outlined in the Affiliate Agreement, that Mr. and Mrs Perez Leal are not customers of the Bank and thar the statute of limitations deadline has lapsed.

As of June 30, 2025, the lawsuit has not been notified to the parties. The contingency is qualified as remote and there is no provision for this proceeding.

DD&C, Carlos Pérez Leal and Others
In October 2022, Banistmo received a communication announcing the filing of a legal action in the Tribunal of First Instance of Kaloum in the Republic of Guinea. This action was commenced by Inversiones DD&C, Carlos Perez Leal and other natural persons against the Central Bank of the Republic of Guinea (“BCRG”) and five international banks, including Banistmo. The action seeks compensatory damages derived from alleged fraud involving six international transfers for a total USD 1,900 that Inversiones DD&C, who was a client of Banistmo at the time, ordered to be made to a bank account at the BCRG. The parties who commenced the action are seeking USD 28,100 in “dommages matériels” (which are damages for alleged economic loss), as well as additional amounts in “dommages moraux” (which are damages for alleged non-economic loss, including alleged psychological suffering and moral anguish).

On May 22, 2023, a favorable First Instance judgment was issued for Banistmo. The plaintiff filed an appeal against the decision. On October 23, 2024, the Second Instance Court issued a favorable judgment to Banistmo. As of June 30, 2025, there is still pending to decide the appeal filed by the plaintiff before the Supreme Court of Guinea.

The contingency is qualified as remote and there is provision for this proceeding.
Interfast Panamá & Pacific Point 96624

In February 2024, Banistmo and Banistmo Investment were served of a lawsuit filed against them and against 2020 Debt Investors Corp and José Talgham Cohen. The plaintiffs seek compensation for damages originated from the assignment of credit agreement made by Banistmo as the assignor in benefit of the assignee 2020 Debt Investors Corp., of a credit operation managed by Inverfast Panamá for a value of USD 2,000. The loan was secured with a trust of administration and guarantee of real state set up on Banistmo Investment.

The plaintiffs alleges that the credit assignment agreement presented irregularities and deviations from Banistmo and breach of fiduciary duties from Banistmo Investment. The plaintiff’s claims amount are USD 15,000.
As of June 30, 2025, the proceeding is pending rule a clarification motion of the plaintiff´s complaint.

The contingency is qualified as remote and there is no provision for this matter.

BANCO AGRÍCOLA
Dirección General de Impuestos Internos of El Salvador
The authority on taxes of El Salvador (DGII), in accordance with the resolution of October 2018, determined that Banco Agrícola failed to declare and pay income taxes related to 2014’s fiscal year for a total of USD 11,116 and related penalties.

In 2021, the appeal presented by Banco Agrícola was decided. The Tribunal de Apelaciones de los Impuestos Internos y Aduanas (TAII) modified the Resolution issued by DGII, adjusted the rental tax to USD 6,341 and revoked the sanction.
Banco Agrícola filed a lawsuit before the Contentious Administrative Tribunal seeking to overrule DGII´s and TAII´s previous decisions in relation to the tax’s payment. As of June 30, 2025, the decision of the Contentious Administrative Tribunal is still pending.

The contingency is qualified as remote and there is no provision for this proceeding.

ARRENDADORA FINANCIERA S.A.
Cordal

Cordal filed a lawsuit against Arrendadora Financiera, seeking compensation for USD 6,454. According to the lawsuit, Cordal was the owner of a current account in Arrendadora Financiera (formerly Banco Capital S.A.), and it alleged that it´s funds were irregularly transferred to third parties. Arrendadora Financiera alleges Cordal´s account was liquidated before the acquisition of Banco Capital S.A. and, therefore, no funds were transferred.

As of June 30, 2025, the proceeding is at the evidentiary stage. The contingency is qualified as remote and there is no provision for this proceeding. A former employee of the plaintiff was convicted of aggravated theft in connection with the facts of this lawsuit.
BANCO AGROMERCANTIL
Bapa Holdings Corp.
On September 20, 2022, a lawsuit against Banco Agromercantil was filed by Bapa Holdings Corp. The plaintiff alleges that it invested USD 7,000, through a participation agreement with North Shore Development Company (NDSC) for the development of a housing project that was going to be built in a property, which was security for a loan given by Banco Agromercantil to NDSC, located in Roatan Island, Honduras. Bapa alleges that BAM caused damages due to its failure to provide information about NDSC´s financial situation and going through with the sale of the credit. On October 24, 2022, BAM responded to the claim and filed exceptions alleging that it has no commercial relationship with Bapa, and the statute of limitations deadline expired. As of June 30, 2025, the Court has not ruled the exceptions to the lawsuit. The contingency is qualified as remote and there is no provision for this proceeding.

Superintendencia de Administración Tributaria (SAT)
The Superintendencia de Administración Tributaria (SAT) de Guatemala ordered a tax adjustment in the fiscal year 2014 of Banco Agromercantil´s rental tax declaration, duly paid by BAM, for a value of USD 13,583 (including tax and sanction). BAM initiated legal proceedings against the decision adopted by the SAT, arguing the inadmissibility of the adjustment by applying the legal rule in an analogous way, the admissibility of the expense’s deductions of the revenue tax for being necessary to generate lien revenue and the non-withhold of the revenue tax in the interests paid to exempt people, arguing that they were appropriate according to the law. As of June 30, 2025, the proceeding is pending the final decision from the Court.

The contingency is qualified as remote and there is no provision for this proceeding.

NOTE 13. OTHER LIABILITIES
Other liabilities consist of the following:

Other liabilities	June 30, 2025	December 31, 2024
In millions of COP
Payables(1)	5,635,439	3,547,341
Suppliers	1,594,798	1,840,622
Advances to obligations	1,524,562	1,373,401
Collection services(2)	1,313,846	480,202
Security contributions	585,894	559,038
Deposits delivered as security	548,773	378,767
Bonuses and short-term benefits	537,463	676,967
Provisions	462,476	439,095
Salaries and other labor obligations	433,229	428,077
Advances in leasing operations and loans	150,440	173,168
Deferred interests	64,104	106,058
Liabilities from contracts with customers	55,970	68,040
Other financial liabilities	50,429	46,187
Dividends(3)	26,119	873,598
Total	12,983,542	10,990,561
(1)The increase corresponds mainly to items with payment systems networks, mostly for automatic payments, and suppliers.
(2)The increase is mainly due to tax collections.
(3)Dividends payable corresponding to the distribution of profits for the year 2024, declared in March 2025. See Condensed Consolidated Interim Statement of Changes in Equity, distribution of dividends.

NOTE 14. APPROPRIATED RESERVES
As of June 30, 2025 and December 31, 2024 the appropriated retained earnings consist of the following:

Concept	June 30, 2024	December 31, 2024
In millions of COP
Appropriation of net income(1)(2)	11,311,421	12,700,961
Others(3)	12,390,654	9,874,876
Total appropriated reserves(4)	23,702,075	22,575,837
(1)The legal reserve fulfills two objectives: to increase and maintain the company's capital and to absorb economic losses. Based on the aforementioned, this amount shall not be distributed in dividends to the stockholders.
(2)As of June 30, 2025 and December 31, 2024, includes reclassification of unclaimed dividends under Article 85 of Bancolombia S.A, Bylaws for COP 1,825 and COP 506, respectively.
(3)The creation of an occasional reserve for equity strengthening and future growth continues, which was approved at the General Shareholders Meeting.in addition, a reserve of COP 34,000 has been created for donations to social benefit projects, available to the Board of Directors, as approved by the General Shareholders' Meeting.
(4)On June 9, 2025, the General Assembly approved a repurchase program for shares and ADRs of up to COP 1.35 billion and approved a change in the legal reserve and the creation of a reserve for the repurchase of shares. For more information, see Note 1. Reporting Entity.

NOTE 15. OPERATING INCOME
15.1. Interest and valuation on financial instruments
The following table sets forth the detail of interest and valuation on financial asset instruments for the six-months period ended June 30, 2025 and 2024 and the three-months period from April 01 to June 30, 2025 and 2024:

	Accumulated		Quarterly
	2025	2024	2025	2024
In millions of COP
Interest on debt instruments using the effective interest method	471,841	497,912	238,111	240,138
Interest and valuation on financial instruments
Debt investments(1)	841,175	583,100	441,310	284,827
Spot transactions	38,197	(21,454)	18,815	(14,521)
Repos(2)	(28,094)	159,184	(16,829)	50,792
Derivatives(3)	(52,303)	(12,274)	(9,473)	(18,588)
Total valuation on financial instruments	798,975	708,556	433,823	302,510
Total Interest and valuation on financial instruments	1,270,816	1,206,468	671,934	542,648
(1) The increase is primarily due to the valuation of debt securities in Bancolombia S.A., mostly fixed-rate TES.
(2) The decrease is mainly in Bancolombia S.A due to lower returns on simultaneous operations.
(3) The decrease is mainly in Bancolombia S.A due to losses in futures valuation.

15.2.       Interest expenses
The following table sets forth the detail of interest on financial liability instruments for the six-months period ended June 30, 2025 and 2024 and the three-months period from April 01 to June 30, 2025 and 2024:

	Accumulated		Quarterly
	2025	2024	2025	2024
In millions of COP
Deposits(1)	5,692,598	6,235,521	2,889,388	3,047,647
Borrowing costs(1)(2)	518,020	734,351	245,479	332,778
Debt instruments in issue(3)	415,995	595,519	207,284	310,348
Lease liabilities	55,459	68,723	21,630	35,509
Preferred shares	28,650	28,650	13,813	13,813
Overnight funds	14,471	10,012	8,226	5,459
Other interest (expense)	17,275	23,189	7,189	11,332
Total interest expenses	6,742,468	7,695,965	3,393,009	3,756,886
(1)The intervention rate issued by the Banco de la República de Colombia for the period of 2025 it started at 9.50% and closed at 9.25% and for 2024 it started at 13.00% and closed at 9.50%. This has an impact on the rates of deposits and financial obligations.
(2)The decrease is mainly in Bancolombia S.A due to prepayments of domestic obligations with Findeter.
(3)In 2025, the decrease occurs mainly due to maturities of debt securities in legal currency.

Net interest income is defined as interest on loan portfolio and financial leasing operations, interest on debt instruments measured by the effective interest method and interest expense amounts to COP 9,398,496 y COP 9,509,930 for the accumulated period of six months ended on June 30, 2025 and 2024, respectively and to COP 4,750,617 and COP 4,819,484 for the three-months period between April 1 and on June 30, 2025 and 2024, respectively.

15.3.       Fees and commissions
Grupo Cibest has elected to present the income from contracts with customers as an element in a line named “Fees and commissions income” in the consolidated statement of income separated from the other income sources.
The information contained in this section about the fees and commission’s income presents information on the nature, amount, timing and uncertainty of the income from ordinary activities which arise from a contract with a customer under the regulatory framework of IFRS 15 Revenue from Ordinary activities from Contracts with Customers.
In the following table, the description of the main activities through which the Bank generates revenue from contracts with customers is presented:

Fees and Commissions	Description
Banking services
Banking Services are related to commissions from the use of digital physical channels or once the customer makes a transaction. The performance obligation is fulfilled once the payment is delivered to its beneficiary and the proof of receipt of the payment is sent, in that moment, the collection of the commission charged to the customer is generated, which is a fixed amount. The commitment is satisfied during the entire validity of the contract with the customer. The Bank acts as principal.

Credit and debit card fees
In debit card product contracts, it is identified that the price assigned to the services promised by the Bank to the customers is fixed. Given that no financing component exists, it is established on the basis of the national and international interbank rate. Additionally, the product charges to the customers commissions for handling fees, at a determined time and with a fixed rate.
For Credit Cards, the commissions are the handling fees and depend on the card franchise. The commitment is satisfied in so far that the customer has capacity available on the card.
Other revenue received by the (issuer) credit card product, is advance commission; this revenue is the charge generated each time the customer makes a national or international advance, at owned or non-owned ATMs, or through a physical branch. The exchange bank fee is a revenue for the Issuing Bank of the credit card for the services provided to the business for the transaction effected at the point of sale. The commission is accrued and collected immediately at the establishment and has a fixed amount.
In the credit cards product there is a customer loyalty program, in which points are awarded for each transaction made by the customer in a retail establishment. The program is administrated by a third party who assumes the inventory and claims risks, for which it acts as agent. The Bank, recognized it as a lower value of the revenue from the exchange bank fee.
The rights and obligations of each party in respect of the goods and services for transfer are clearly identified, the payment terms are explicit, and it is probable, that is, it takes into consideration the capacity of the customer and the intention of having to pay the consideration at termination to those entitled to change the transferred goods or services. The revenue is recognized at a point in time: the Bank satisfies the performance obligation when the “control” of the goods or services was transferred to the customers.

Deposits
Deposits are related to the services generated from the offices network of the Bank once a customer makes a transaction. The Bank generally commits to maintain active channels for the products that the customer has with the Bank, with the purpose of making payments and transfers, sending statements and making transactions in general. The commissions are deducted from the deposit account, and they are incurred at a point in time. The Bank acts as principal.

Electronic services and ATMs
Revenue received from electronic services and ATMs arises through the provision of services so that the customers may make required transactions, and which are enabled by the Bank. These include online and real-time payments by the customers of the Bank holding a checking or savings accounts, with a debit or credit card for the products and services that the customer offers. Each transaction has a single price, for a single service. The provision of collection services or other different services provided by the Bank, through electronic equipment, generates consideration chargeable to the customer established contractually by the Bank as a fee. The Bank acts as principal and the revenue is recognized at a point in time.

Brokerage
Brokerage is a group of services for the negotiation and administration of operations for purchasing fixed revenue securities, equities and operations with derivatives in its own name, but on the account of others. The performance obligations are fulfilled at a point in time when the commission agent in making its best effort can execute the business entrusted by the customer in the best conditions. The performance obligations are considered satisfied once the service stipulated in the contract is fulfilled, as consideration fixed, or variable payments are agreed, depending on the service. The Bank acts generally as principle and in some special cases as agent.

Remittance
Revenue for remittance is received as consideration for the commitment established by the Bank to pay remittances sent by the remitting companies to the beneficiaries of the same. The commitment is satisfied at a point in time to the extent that the remittance is paid to the beneficiary.
The price is fixed, but may vary in accordance to the transferred amount, due to the operation being dependent on the volume of operations generated and the transaction type. There is no component of financing, nor the right to receive consideration dependent on the occurrence or not of a future event.

Acceptances, Guarantees and Standby Letters of Credit
Banking Service from acceptances, guarantees and standby letters of credit which are not part of the portfolio of the Bank. There exist different performance obligations; the satisfaction of performance obligations occurs when the service is given to the customer. The consideration in these types of contracts may include fixed amounts, variable amounts, or both, and the Bank acts as principal. The revenue is recognized at a point in time.

Trust
Revenue related to Trust are received from the administration of the customer resources in the business of investment trusts, property trusts, management trusts, guarantee trusts, for the resources of the general social security system, Collective portfolios and Private Equity Funds (PEF). The commitments are established in contracts independently and in an explicit manner, and the services provided by the Bank are not inter-related between the contracts. The performance obligation corresponds to performing the best management in terms of the services to be provided in relation to trust characteristics, thus fixed and variable prices are established depending on the complexity of the business, similarly, revenues are recognized throughout or at a determined time. In all the established businesses it acts as principal.

Placement of Securities
Valores Bancolombia makes available its commercial strength for the deposit, reinvestment of resources through financial instruments to the issuing company. It receives a payment for deposits made. The commitment of the contract is satisfied to the extent that the resources requested by the issuer are obtained through the distribution desks of Valores Bancolombia. The collection is made monthly. It is established that Valores Bancolombia may undertake collection of these commissions at the end of the month through a collection account charged to the issuer, acting as principal.

Bancassurance
The bank receives a commission for collecting insurance premiums at a given time and for allowing the use of its network to sell insurance from different insurance companies over time. The Bank in these bancassurance contracts acts as agent (intermediary between the customer and the insurance company), since it is the insurance company which assumes the risks, and which handles the complaints and claims of the customers inherent in each insurance. Therefore, the insurance company acts as principal before the customer. The prices agreed in bancassurance are defined as a percentage on the value of the policy premiums. The payment shall be tied to the premiums collected, sold or taken for the case of employees’ insurance. The aforementioned then means that the price is variable, since, the revenue will depend on the quantity of policies or calculations made by the insurance companies.

Collections
The Bank acting as principal, commits to collect outstanding invoices receivable by the collecting customers through the different channels offered by the bank, send the information of the collections made and credit the money to the savings or checking account defined by the collecting customer. The commitment is satisfied at a point in time to the extent that the money is collected by the different channels, the information of the said collections is delivered appropriately, and the resources are credited in real-time to the account agreed with the customer. For the service, the Bank receives a fixed payment, which is received for each transaction once the contract is in effect.

Services
These are the maintenance services performed on the fleet owned by the customers, these services are performed on demand, and the value of the service cost is invoiced plus an intermediation margin. The collection is made by the amount of expense invoiced by the provider plus an intermediation percentage, which ranges between 5% and 10% depending on the customer.
The contract is written, is based on a framework contract which is held between the customers which contains the general terms of negotiation and the payment terms are generally 30 days after generating the invoice. The revenue is recognized when the service is provided. There is no financing nor sanctions for early cancellations. To view the details of the balance, refer to line ‘Logistics services’ in Note 15.4 Other operational Income.

Gains on sale of assets
These are the revenue from the sale of assets, where the sale value is higher than the book value recorded in the accounts, the difference representing the gains. The recognition of the revenue is at a point in time once the sale is realized. The Bank acts as principal in this type of transaction and the transaction price is determined by the market value of the asset being sold.
To view the details of the balance, refer to line ‘Gain on sale of assets’ in Note 15.4 Other operational Income.

Investment Banking
Investment Banking offers to customer’s financial advisory services in the structuring of businesses in accordance with the needs of each one of them. The advisory services consist in realizing a financial structuring of a credit or bond in which the Investment Bank offers the elements so that the company decides the best option for structuring the instrument. In the financial advisory contract, a best efforts clause is included.
The promises given to the customers are established in the contracts independently and explicitly. The services provided by the Investment Bank are not interrelated between the contracts, correspond to the independent advice agreed and do not include additional services in the commission agreed with the customer. The advisory services offered in each one of the contracts are identifiable separately from the other performance commitments that the Investment Bank may have with the customers. The Investment Bank does not have a standard contract for the provision of advisory services, given than each contract is tailored to the customer’s needs.
The transaction price is defined at the start of the contract and is assigned to each service provided independently. The price contains a fixed and a variable portion which is provided in the contracts. The variation depends on the placement amount for the case of a financial structuring contract and coordination of the issuance and conditions of the same. In these operations Banca de Inversion Bancolombia provides advice to the customers and the price shall depend at times on the success and amount of the operation. In the contracts subject to evaluation there are no incremental costs associated with the satisfaction of the commitments of the Bank with the customers provided for.
In the contracts signed with the customers, a penalty clause is established in case of a customer withdrawing from continuing with the provision of the services established in the commercial offer. The penalty shall be recognized in the financial statements once the Investment Bank is notified on the withdrawal under the concept of charges for early termination of the contract.

Grupo Cibest presents the information on revenue from contracts with customers in accordance with its operating segments defined earlier in Note 3. Operating Segments for each of the principal services offered.
The following table shows the balances categorized by nature and by segment of revenue from ordinary activities from contracts with customers, for further information about composition of Grupo Cibest’ segments see Note 3. Operating segments:
As of June 30, 2025

	Banking Colombia	Banking Panama	Banking El Salvador	Banking Guatemala	Trust	Investment Banking	Brokerage	International Banking	All Other Segments	Total
Revenue from contracts with customers	In millions of COP
Fees and Commissions income
Credit and debit card fees and commercial establishments	1,361,882	127,944	155,116	43,431	–	–	–	990	–	1,689,363
Banking services	367,275	54,328	89,897	31,638	–	–	–	24,837	27,266	595,241
Payment and collections	536,650	4,450	–	–	–	–	–	–	–	541,100
Bancassurance	468,479	32,362	8	–	–	–	–	–	–	500,849
Fiduciary Activities and Securities	–	9,818	4,000	451	248,651	–	54,962	26	–	317,908
Acceptances, Guarantees and Standby Letters of Credit	35,517	14,748	2,849	697	–	–	–	219	–	54,030
Investment banking	–	1,052	1,402	–	–	17,515	2,408	–	–	22,377
Brokerage	–	9,201	–	–	–	–	11,962	–	–	21,163
Others	134,474	124	44,002	30,267	–	–	5,521	3,073	1,693	219,154
Total revenue of contracts with customers	2,904,277	254,027	297,274	106,484	248,651	17,515	74,853	29,145	28,959	3,961,185
For the three-months period from April 1, 2025 to June 30, 2025

	Banking Colombia	Banking Panama	Banking El Salvador	Banking Guatemala	Trust	Investment Banking	Brokerage	International Banking	All Other Segments	Total
Revenue from contracts with customers	In millions of COP
Fees and Commissions income
Credit and debit card fees and commercial establishments	689,235	62,652	80,458	26,557	–	–	–	525	–	859,427
Banking services	185,364	26,650	45,119	16,156	–	–	–	14,079	14,586	301,954
Payment and collections	275,731	1,705	–	–	–	–	–	–	–	277,436
Bancassurance	257,244	16,959	3	–	–	–	–	–	–	274,206
Fiduciary Activities and Securities	–	5,025	2,254	221	125,954	–	28,233	13	–	161,700
Acceptances, Guarantees and Standby Letters of Credit	16,785	6,665	1,231	287	–	–	–	86	–	25,054
Investment banking	–	466	764	–	–	14,794	1,303	–	–	17,327
Brokerage	–	5,929	–	–	–	–	5,494	–	–	11,423
Others	68,313	(4)	23,909	13,712	–	–	3,049	1,647	797	111,423
Total revenue of contracts with customers	1,492,672	126,047	153,738	56,933	125,954	14,794	38,079	16,350	15,383	2,039,950
As of June 30, 2024

	Banking Colombia	Banking Panama	Banking El Salvador	Banking Guatemala	Trust	Investment Banking	Brokerage	International Banking	All Other Segments	Total
Revenue from contracts with customers	In millions of COP
Fees and Commissions income
Credit and debit card fees and commercial establishments	1,295,450	127,711	114,430	43,138	–	–	–	934	–	1,581,663
Banking services	318,098	76,668	77,960	28,973	–	–	–	21,842	14,821	538,362
Payment and collections	499,814	5,608	–	–	–	–	–	–	–	505,422
Bancassurance	462,424	31,936	25	–	–	–	–	–	–	494,385
Fiduciary Activities and Securities	–	9,715	2,984	436	214,445	–	44,410	24	–	272,014
Acceptances, Guarantees and Standby Letters of Credit	37,071	14,113	2,681	1,200	–	–	–	310	–	55,375
Investment banking	–	1,083	928	–	–	40,624	4,434	–	–	47,069
Brokerage	–	8,079	–	–	–	–	12,608	(1)	–	20,686
Others	118,174	178	35,124	25,532	–	–	2,784	2,657	513	184,962
Total revenue of contracts with customers	2,731,031	275,091	234,132	99,279	214,445	40,624	64,236	25,766	15,334	3,699,938
For the three-months period from April 1, 2024 to June 30, 2024

	Banking Colombia	Banking Panama	Banking El Salvador	Banking Guatemala	Trust	Investment Banking	Brokerage	International Banking	All Other Segments	Total
Revenue from contracts with customers	In millions of COP
Fees and Commissions income
Credit and debit card fees and commercial establishments	646,625	67,135	59,101	23,284	–	–	–	496	–	796,641
Banking services	168,241	50,815	39,541	13,399	–	–	–	9,619	7,913	289,528
Payment and collections	262,722	2,883	–	–	–	–	–	–	–	265,605
Bancassurance	269,921	16,140	12	–	–	–	–	–	–	286,073
Fiduciary Activities and Securities	–	4,811	1,504	204	105,645	–	23,571	12	–	135,747
Acceptances, Guarantees and Standby Letters of Credit	19,131	6,925	1,388	388	–	–	–	153	–	27,985
Investment banking	–	692	461	–	–	32,484	2,338	–	–	35,975
Brokerage	–	4,212	–	–	–	–	9,524	(1)	–	13,735
Others	61,682	122	18,480	13,144	–	–	1,658	1,344	327	96,757
Total revenue of contracts with customers	1,428,322	153,735	120,487	50,419	105,645	32,484	37,091	11,623	8,240	1,948,046
For the determination of the transaction price, the Bank assigns to each one of the services the amount which represents the value expected to be received as consideration for each independent commitment, which is based on the relative price of independent sale. The price that Grupo Cibest determines for each performance obligation is done by defining the cost of each service, related tax and associated risks to the operation and inherent to the transaction plus the margin expected to be received in each one of the services, taking as references the market prices and conditions, as well as the segmentation of the customer.
In the transactions evaluated in the contracts, changes in the price of the transaction are not identified.
Contract assets with customers
Grupo Cibest receives payments from customers based on the provision of the service, in accordance to that established in the contracts. When the Bank incurs costs for providing the service prior to the invoicing, and if these are directly related with a contract, they improve the resources of the entity and are expected to recuperate, these costs correspond to a contract asset. Currently, the Group does not have assets related to contracts with customers.

As a practical expedient, the Bank recognizes the incremental costs of obtaining a contract as an expense when the amortization period of the asset is one year or less.
Contract liabilities with customers
The contract liabilities constitute the obligation of Grupo Cibest to transfer the services to a customer, for which the Group has received a payment on the part of the final customer or if the amount is due before the execution of the contract. They also include deferred income related to services that shall be delivered or provided in the future, which will be invoiced to the customer in advance, but which are still not due.
Fees and Commissions Expenses
The following table sets forth the detail of commissions expenses for the six-months period ended June 30, 2025 and 2024 and the three-months period from April 01 to June 30, 2025 and 2024

	Accumulated		Quarterly
Fees and Commissions Expenses	2025	2024	2025	2024
In millions of COP
Banking services(1)	934,890	788,110	480,800	415,188
Sales, collections and other services	450,303	434,259	227,206	227,763
Correspondent banking	311,734	295,006	162,738	187,544
Payments and collections	25,573	20,108	12,831	11,181
Others	129,037	107,591	64,495	64,572
Total expenses for commissions	1,851,537	1,645,074	948,070	906,248
(1)Primarily due to higher fees paid to credit card franchises resulting from increased transaction volumes.
15.4.       Other operating income
The following table sets forth the detail of other operating income net for the six-months period ended June 30, 2025 and 2024 and the three-months period from April 01 to June 30, 2025 and 2024:

	Accumulated		Quarterly
Other operating income	2025	2024	2025	2024
In millions of COP
Leases and related services	882,144	902,031	433,647	441,935
Net foreign exchange and Derivatives Foreign exchange contracts(1)	341,367	163,051	140,073	143,537
Gains on sale of assets(2)	107,091	32,995	57,331	15,090
Investment property valuation(3)	83,132	51,820	60,429	44,001
Insurance(4)	57,683	37,987	41,758	11,125
Logistics services	29,291	23,160	15,058	11,245
Other reversals	19,988	26,168	2,916	7,304
Penalties for failure to contracts	1,932	4,986	1,123	2,304
Others	144,663	128,215	78,385	64,543
Total Other operating income	1,667,291	1,370,413	830,720	741,084
(1) Corresponds to the management of assets and liabilities in foreign currencies and the volatility of the U.S. dollar.

(2) Corresponds mainly to higher gains on assets held for sale, mostly vehicles.
(3) In 2025, the increase occurs due to the indexation of properties to the UVR and due to updating the appraisals of investment properties.
(4)Corresponds to income from insurance operations of Seguros Agromercantil S.A., subsidiary domiciled in Guatemala.

15.5. Dividends and net income on equity investments
The following table sets forth the detail of dividends received, and share of profits of equity method investees for the six-months period ended June 30, 2025 and 2024 and the three-months period from April 01 to June 30, 2025 and 2024:

	Accumulated		Quarterly
Dividends and net income on equity investments	2025	2024	2025	2024
In millions of COP
Equity method(1)	199,668	133,312	87,158	56,023
Dividends(2)	31,403	33,867	26,436	23,867
Equity investments and other financial instruments(3)	27,765	(8,183)	7,917	(5,701)
Impairment of investments in associates and joint ventures(4)	-	(313,284)	-	(313,284)
Others(5)	(160)	13,520	(160)	13,520
Total dividends received, and share of profits of equity method investees	258,676	(140,768)	121,351	(225,575)
(1)As of June 30, 2025 and 2024, corresponds to income from equity method of investments in associates for COP 185,201 and COP 188,466 (includes valuation of investments in associates at fair value), respectively, and joint ventures for COP 14,467 and COP (55,154), respectively.
(2)As of June 30, 2025 and 2024, includes dividends received from equity investments at fair value through profit or loss for COP 1,300 and COP 1,224 and investments derecognised for COP 82 in 2025; dividends from equity investments at fair value through OCI for COP 9,086 and COP 12,623, respectively, and investments derecognised for COP 526 in 2025, and dividends received of the associate at fair value P.A. Viva Malls for COP 20,409 and COP 20,020, respectively.
(3)The variation is explained in Bancolombia S.A. for COP 20,389, mainly in FCP Pactia Inmobiliario and Inversiones CFNS S.A.S. for COP 15,927.
(4)As of June 30, 2024, impairment of investments in joint ventures recognized in the Investment Banking segment for COP 156,205, in Bancolombia for COP 156,051 were recognized in Banking Colombia and in Negocios Digitales for COP 31 recognized in other segments.
(5)As of June 30, 2024, there is a -gain from the purchase in advantageous conditions of P.A. Cedis Sodimac for COP 13,520.

NOTE 16. OPERATING EXPENSES
16.1.       Salaries and employee benefit
The detail for salaries and employee benefits for the six-months period ended June 30, 2025 and 2024 and the three-months period from April 01 to June 30, 2025 and 2024:

	Accumulated		Quarterly
Salaries and employee benefit	2025	2024	2025	2024
In millions of COP
Salaries(1)	1,359,264	1,211,954	676,652	602,370
Bonuses(2)	519,864	307,329	270,219	153,956
Social security contributions	338,864	314,303	165,140	154,432
Private premium	313,402	287,230	150,210	123,555
Indemnization payment	108,281	158,201	74,343	112,267
Defined Benefit severance obligation and interest	94,292	90,282	47,590	44,998
Vacation expenses	84,595	75,253	42,295	38,840
Other benefits(3)	287,116	238,795	148,705	117,978
Total salaries and employee benefit	3,105,678	2,683,347	1,575,154	1,348,396
(1)The growth is mainly explained by salary increases indexed to inflation.
(2)Corresponds mainly to bonuses for employees in accordance with the variable compensation model of the Grupo Cibest.
(3)Includes pension and employee benefits, mainly policy benefits, training and recreation.

16.2.       Other administrative and general expenses
The details for administrative and general expenses for the six-months period ended June 30, 2025 and 2024 and the three-months period from April 01 to June 30, 2025 and 2024:

	Accumulated		Quarterly
Other administrative and general expenses	2025	2024	2025	2024
In millions of COP
Maintenance and repairs(1)	548,201	467,071	285,425	239,060
Fees(2)	462,952	404,381	256,536	215,901
Insurance	386,701	360,597	190,932	177,577
Data processing(3)	322,569	252,946	170,884	133,809
Frauds and claims	167,303	174,965	68,385	82,938
Transport	132,015	123,955	68,089	65,966
Advertising	85,687	67,676	50,848	41,442
Cleaning and security services	69,843	65,094	35,377	32,894
Contributions and affiliations	67,355	60,321	34,207	30,318
Public services	64,159	64,153	36,304	34,096
Useful and stationery	47,826	55,022	25,839	34,090
Communications	40,198	37,062	20,197	18,106
Properties improvements and installation	30,871	25,035	18,549	14,968
Real estate management	21,207	18,732	10,904	9,575
Travel expenses	17,491	13,185	9,548	7,311
Disputes, fines and sanctions	14,765	22,855	5,813	6,216
Publications and subscriptions	13,328	11,948	6,785	6,157
Legal expenses	9,511	5,716	6,988	3,210
Storage services	9,070	8,623	4,525	3,954
Others	285,038	253,428	150,774	130,638
Total other administrative and general expenses	2,796,090	2,492,765	1,456,909	1,288,226
Taxes other than income tax	746,403	780,826	389,937	389,932
(1)The increase is mainly in computer equipment maintenance.
(2)The increase is mainly explained by digital transformation fees.
(3)The increase is mainly generated in license maintenance.

16.3.       Impairment, depreciation and amortization
The details for Impairment, depreciation and amortization for the six-months period ended June 30, 2025 and 2024 and the three-months period from April 01 to June 30, 2025 and 2024:

	Accumulated		Quarterly
Impairment, depreciation and amortization	2025	2024	2025	2024
In millions of COP
Depreciation of premises and equipment	316,625	325,919	158,809	160,999
Depreciation of right-of-use assets	108,613	99,374	53,041	49,677
Amortization of intangible assets	84,968	71,756	41,756	37,630
Impairment of other assets, net(1)	24,595	36,695	14,938	25,176
Total impairment, depreciation and amortization	534,801	533,744	268,544	273,482
(1)Includes value for impairment of property and equipment for COP 517 in 2025 and COP 422 in 2024.

NOTE 17. EARNING PER SHARE (‘EPS’)
Basic EPS is calculated by reducing the income from continuing operations by the amount of dividends declared in the current period for each class of stock and by the contractual amount of dividends that must be paid for the current period. The remaining income is allocated according to the participation of each class of stock as if all the earnings for the period had been distributed. EPS is determined by dividing the total earnings allocated to each security by the weighted average number of common shares outstanding.

Diluted EPS assumes the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. The Group had no dilutive potential common shares as of June 30, 2025 and 2024.
The following table summarizes information related to the computation of basic EPS for the six and three-month periods ended June 30, 2025 and 2024 (in millions of pesos, except per share data):

	Accumulated		Quarterly
	2025	2024	2025	2024
Income from continuing operations before attribution of non-controlling interests	3,593,721	3,146,765	1,828,946	1,461,754
Less: Non-controlling interests from continuing operations	64,754	43,519	37,643	21,980
Net income from controlling interest	3,528,967	3,103,246	1,791,303	1,439,774
Less: Preferred dividends declared	994,051	770,703	568,069	385,864
Less: Allocation of undistributed earnings to preferred stockholders	649,615	672,846	266,643	283,606
Net income allocated to common shareholders for basic and diluted EPS	1,885,301	1,659,697	956,591	770,304
Weighted average number of common shares outstanding used in basic EPS calculation (In millions)	510	510	510	510
Basic and diluted earnings per share to common shareholders	3,699	3,256	1,877	1,511
Basic and diluted earnings per share from continuing operations	3,699	3,256	1,877	1,511

NOTE 28. RELATED PARTY TRANSACTIONS
The parent company is Cibest S.A. and transactions between companies included in the consolidation process and the Parent company meet the definition of related party transactions and were eliminated from the Condensed Consolidated Interim Financial Statements.

The Bank offers banking and financial services to its related parties in order to meet their transactional needs for investment and liquidity in the ordinary course of business. These transactions are carried out in terms similar to those of transactions with third parties. In the case of treasury operations, Bancolombia operates between its own position and its related parties through transactional channels or systems established for this purpose and under the conditions established by current regulations.

The details of transactions with related parties as of December 31, 2024 are included in the annual report of the consolidated financial statements of 2024, On May 16, 2025, the change in the Group’s corporate structure was completed. For further information, see Note 1 – Reporting Entity. This transaction did not materially affect the Group’s financial position or results.

NOTE 19. LIABILITIES FROM FINANCING ACTIVITIES
The following table presents the reconciliation of the balances of liabilities from financing activities as of June 30, 2025 and 2024:

	Balance as of January 1, 2025	Cash flows	Non-cash changes			Balance as of June 30, 2025
			Foreign currency translation adjustment	Interests accrued	Other movements
	In millions of COP
Liabilities from financing activities
Repurchase agreements and other similar secured borrowing	1,060,472	2,927,462	(47,580)	-	-	3,940,354
Borrowings from other financial institutions(1)	15,689,532	(4,055,026)	(720,679)	518,020	(595)	11,431,252
Debt instruments in issue(1)	11,275,216	(615,691)	(687,154)	415,995	-	10,388,366
Preferred shares(2)	584,204	(57,702)	-	28,650	-	555,152
Total liabilities from financing activities	28,609,424	(1,800,957)	(1,455,413)	962,665	(595)	26,315,124
(1)The cash flows disclosed in this table related with Borrowings from other financial institutions and Debt securities in issue include the interests paid during the year amounting to COP 676,787 and COP 403,944, respectively, which are classified as cash flows from operating activities in the Condensed Consolidated Interim Statement of Cash Flow.
(2)The cash flow amounting to COP 57,702 corresponds to the fixed minimum dividend paid to the preferred shares' holders and is included in the line "dividends paid" of the Condensed Consolidated Interim Statement of Cash Flow, which includes the dividends paid during the year to both preferred and common shares holders.

			Non-cash changes
	Balance as of January 1, 2024	Cash flows	Foreign currency translation adjustment	Interests accrued	Other movements	Balance as of June 30, 2024
	In millions of COP
Liabilities from financing activities
Repurchase agreements and other similar secured borrowing	470,295	110,501	14,187	—	—	594,983
Borrowings from other financial institutions(1)	15,648,606	(4,548,843)	1,103,927	734,351	718	12,938,759
Debt instruments in issue(1)	14,663,576	(44,786)	893,365	595,519	-	16,107,674
Preferred shares(2)	584,204	(57,702)	-	28,650	-	555,152
Total liabilities from financing activities	31,366,681	(4,540,830)	2,011,479	1,358,520	718	30,196,568
(1)The cash flows disclosed in this table related with Borrowings from other financial institutions and Debt securities in issue include the interests paid during the year amounting to COP 807,150 and COP 564,979, respectively, which are classified as cash flows from operating activities in the Condensed Consolidated Interim Statement of Cash Flow.
(2)The cash flow amounting to COP 57,702 corresponds to the fixed minimum dividend paid to the preferred shares' holders and is included in the line "dividends paid" of the Condensed Consolidated Interim Statement of Cash Flow, which includes the dividends paid during the year to both preferred and common shares holders.

NOTE 20. FAIR VALUE OF ASSETS AND LIABILITIES
The following table presents the carrying amount and the fair value of the assets and liabilities as of June 30, 2025 and December 31, 2024:

Assets and Liabilities	Note	June 30, 2025		December 31, 2024
		Carrying amount	Fair Value	Carrying amount	Fair Value
In millions of COP
Assets
Debt instruments at fair value through profit or loss	5.1	26,352,833	26,352,833	23,035,281	23,035,281
Debt instruments at fair value through OCI	5.1	4,642,991	4,642,991	5,084,416	5,084,416
Debt instruments at amortized cost	5.1	8,799,378	8,825,971	8,404,878	8,403,740
Derivative financial instruments	5.2	3,239,291	3,239,291	2,938,142	2,938,142
Equity securities at fair value	5.1	1,082,596	1,082,596	1,011,310	1,011,310
Other financial instruments	5.1	32,277	32,277	34,385	34,385
Loans and advances to customers at amortized cost, net	6	265,000,599	270,577,090	263,274,170	269,345,583
Investment properties		5,761,117	5,761,117	5,580,109	5,580,109
Investments in associates(1)		1,952,257	1,952,257	1,830,884	1,830,884
Total		316,863,339	322,466,423	311,193,575	317,263,850
Liabilities
Deposits by customers	9	282,647,329	282,811,921	279,059,401	279,463,012
Interbank deposits	10	811,328	811,328	716,493	716,493
Repurchase agreements and other similar secured borrowing	10	3,940,354	3,940,354	1,060,472	1,060,472
Derivative financial instruments	5.2	3,524,458	3,524,458	2,679,643	2,679,643
Borrowings from other financial institutions	11	11,431,252	11,431,252	15,689,532	15,689,532
Preferred shares		555,152	359,235	584,204	407,174
Debt instruments in issue		10,388,366	10,503,827	11,275,216	11,389,498
Total		313,298,239	313,382,375	311,064,961	311,405,824
(1)It corresponds to investments in associates P.A. Viva Malls, P.A. Distrito Vera and Fideicomiso Locales Distrito Vera.

Fair value hierarchy

IFRS 13 establishes a fair value hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable, that reflects the significance of inputs adopted in the measurement process. In accordance with IFRS, the financial instruments are classified as follows:

Level 1: Observable inputs that reflect quoted prices (unadjusted) in active markets for identical assets or liabilities. An active market is a market in which transactions for the asset or liability being measured take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly. Level 2 generally includes: (i) quoted prices for similar assets or liabilities in active markets; (ii) quoted prices for identical or similar assets or liabilities in markets that are not active, that is, markets in which there are few transactions for the asset or liability.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes certain retained residual interests in securitizations, asset-backed securities (ABS) and highly structured or long-term derivative contracts where independent pricing information was not able to be obtained for a significant portion of the underlying assets.

Valuation process for fair value measurements

The valuation to fair value prices is performed using prices, methodologies and inputs provided by the official pricing services provider (Precia - Proveedor de Precios para Valoración S.A.) to the Group.

All methodologies and procedures developed by the pricing services provider are supervised by the Financial Superintendence of Colombia, which has not objected to them.

Daily, the back-office Service Valuation Officer (SVO) verifies the valuation of investments, and the Credit and Financial Risk Manager area reports the results of the portfolio’s valuation.

Fair value measurement

Assets and liabilities

a. Debt instruments

The Group assigns prices to those debt investments, using the prices provided by the official pricing services provider (Precia) and assigns the appropriate level according to the procedure described above. For securities not traded or over-the-counter such as certain bonds issued by other financial institutions, the Group generally determines fair value utilizing internal valuation and standard techniques. These techniques include determination of expected future cash flows which are discounted using curves of the applicable currencies and the Colombian consumer price index (interest rate in this case), modified by the credit risk and liquidity risk. The interest rate is generally computed using observable market data and reference yield curves derived from quoted interest in appropriate time bandings, which match the timings of the cash flows and maturities of the instruments.

b. Equity securities and other financial instruments

The Group performs the market price valuation of its investments in variable income using the prices provided by the official pricing services provider (Precia) and classifies those investments according to the procedure described above (Hierarchy of fair value section). Likewise, the fair value of unlisted equity securities and other financial instruments is based on an assessment of each individual investment using methodologies that include publicly-traded comparable derived by multiplying a key performance metric (e.g., earnings before interest, taxes, depreciation and amortization) of the portfolio company by the relevant valuation multiple observed for comparable companies, acquisition comparable, and if necessary considered, are subject to appropriate discounts for lack of liquidity or marketability. Interests in investment funds, trusts and collective portfolios are valued using the investment unit value determined by the fund management company. For investment funds where the underlying assets are investment properties, the investment unit value depends on the investment properties value, determined as described below in “i. Investment property”.

c. Derivative financial instruments

The Group holds positions in standardized derivatives, such as futures over local stocks, and over the market representative rate. These instruments are evaluated according to the information provided by Precia, which perfectly matches the information provided by the Central Counterparty Clearing House – CCP.

Additionally, the Group holds positions in Over The Counter (OTC) derivatives, which in the absence of prices, are valued using the inputs and methodologies provided by the pricing services provider, which have the no objection of the SFC.

The key inputs depend upon the type of derivative and the nature of the underlying instrument and include interest rate yield curves, foreign exchange rates, the spot price of the underlying volatility, credit curves and correlation of such inputs.

d. Credit valuation adjustment

The Group measures the effects of the credit risk of its counterparties and its own creditworthiness in determining fair value of the swap, option and forward derivatives.

Counterparty credit-risk adjustments are applied to derivatives when the Group’s position is a derivative asset and the Group’s credit risk is incorporated when the position is a derivative liability. The Group attempts to mitigate credit risk to third parties which are international Groups by entering into master netting agreements. The agreements allow to offset or bring net amounts that are liabilities, derivates from transactions carried out by the different agreements. Master netting agreements take different forms and may allow payments to be made under a variety of other master agreements or other negotiation agreements between the same parties; some may have a monthly basis and others only apply at the time the agreements are terminated.

When assessing the impact of credit exposure, only the net counterparty exposure is considered at risk, due to the offsetting of certain same-counterparty positions and the application of cash and other collateral.

The Group generally calculates the asset’s credit risk adjustment for derivatives transacted with international financial institutions by incorporating indicative credit related pricing that is generally observable in the market (Credit Default Swaps, “CDS”). The credit-risk adjustment for derivatives transacted with non-public counterparties is calculated by incorporating unobservable credit data derived from internal credit qualifications to the financial institutions and corporate companies located in each geography. The Group also considers its own creditworthiness when determining the fair value of an instrument, including OTC derivative instruments if the Group believes market participants would take that into account when transacting the respective instrument. The approach to measuring the impact of the Group’s credit risk on an instrument transacted with international financial institutions is done using the asset swap curve calculated for subordinated bonds issued by the Group in foreign currency. For derivatives transacted with local financial institutions, the Group calculates the credit risk adjustment by incorporating credit risk data provided by rating agencies and released in the financial markets.

e. Impaired loans measured at fair value

The Group measured certain impaired loans based on the fair value of the associated collateral less costs to sell. The fair values were determined as follows using external and internal valuation techniques or third party experts, depending on the type of underlying asset.

For vehicles under leasing arrangements, the Group uses an internal valuation model based on price curves for each type of vehicle. Such curves show the expected price of the vehicle at different points in time based on the initial price and projection of economic variables such as inflation, devaluation and customs. The prices modelled in the curves are compared every six months with market information for the same or similar vehicles and in the case of significant deviation; the curve is adjusted to reflect the market conditions.

Other vehicles are measured using matrix pricing from a third party. This matrix is used by most of the market participants and is updated monthly. The matrix is developed from values provided by several price providers for identical or similar vehicles and considers brand, characteristics of the vehicles, and manufacturing date among other variables to determine the prices.

For real estate assets, a third-party qualified appraiser is used. The methodologies vary depending on the date of the last appraisal available for the property (the appraisal is estimated based on either of three approaches: cost, sales comparison and income approach, and is required every three years). When the property has been valued in the last 12 months and the market conditions have not shown significant changes, the most recent valuation is considered the fair value of the property.

For all other cases (for example, appraisals older than 12 months) the value of the property is updated by adjusting the value in the last appraisal for weighted factors such as location, type and characteristics of the property, size, structural conditions and the expected sales prices, among others. The factors are determined based on current market information gathered from several external real estate specialists. For all other cases (for example, appraisals older than 12 months) the value of the property is updated by adjusting the value in the last appraisal for weighted factors such as location, type and characteristics of the property, size, structural conditions and the expected sales prices, among others. The factors are determined based on current market information gathered from several external real estate specialists.

f. Assets held for sale measured at fair value less cost of sale

The Group measures certain impaired foreclosed assets and premises and equipment held for sale based on fair value less costs to sell. The fair values were determined using external and internal valuation techniques, depending on the type of underlying asset. Those assets are comprised mainly of real estate properties for which the appraisal is conducted by experts considering factors such as the location, type and characteristics of the property, size, physical conditions and expected selling costs, among others. Likewise, in some cases the fair value is estimated considering comparable prices or promises of sale and offering prices from auctions process.

g. Mortgage-backed securities (“TIPS”) and Asset-Backed securities

The Group invests in asset-backed securities for which underlying assets are mortgages and earnings under contracts issued by financial institutions and corporations, respectively. The Group does not have a significant exposure to sub-prime securities. The asset-backed securities are denominated in local market TIPS and are classified as fair value through profit or loss. These asset-backed securities have different maturities and are generally classified by credit ratings.

TIPS are part of the Group portfolio and its fair value is measured with published price by the official pricing services provider. These securities are leveled by margin and are assigned level 2 or 3 based on the Precia information.

Residual TIPS have their fair value measured using the discounted flow method, taking into account the amortization tables of the Titularizadora Colombiana, the betas in COP and UVR of Precia (used to construct the curves) and the margins; when they are residual TIPS of subordinated issues, a liquidity premium is applied. These securities are assigned level 3.

h. Investments in associates measured at fair value

The Group recognizes its investments in P.A Viva Malls, P.A Distrito Vera and Fideicomiso Locales Distrito Vera as associates at fair value. The estimated amount is provided by the fund manager as the variation of the units according to the units owned by the FCP Fondo Inmobiliario Colombia. The associate’s assets are comprised of investment properties which are measured using the following techniques: comparable prices, discounted cash flows, replacement cost and direct capitalization. For further information about techniques methodologies and inputs used by the external party see “Quantitative Information about Level 3 Fair Value Measurements”.

i. Investment property

The Group’s investment property is valued by external experts, who use valuation techniques based on comparable prices, direct capitalization, discounted cash flows and replacement costs.

Assets and liabilities measured at fair value on a recurring basis

The following table presents for each of the fair-value hierarchy levels the Group’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2025 and December 31, 2024:

Financial Assets
Type of instrument	June 30, 2025				December 31, 2024
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Investment securities
Debt instruments at fair value through profit or loss
Securities issued by the Colombian Government	13,738,087	1,647,798	2,418	15,388,303	10,625,153	1,019,028	-	11,644,181
Securities issued or secured by government entities	-	117,633	-	117,633	-	118,760	-	118,760
Securities issued by other financial institutions	154,427	536,660	68,443	759,530	140,703	513,040	77,821	731,564
Securities issued by foreign governments	6,310,442	3,654,733	-	9,965,175	6,191,395	4,092,055	-	10,283,450
Corporate bonds	17,705	86,775	17,712	122,192	124,812	98,255	34,259	257,326
Total debt instruments at fair value through profit or loss	20,220,661	6,043,599	88,573	26,352,833	17,082,063	5,841,138	112,080	23,035,281
Debt instruments at fair value through OCI
Securities issued by the Colombian Government	33,097	2,514,109	-	2,547,206	35,570	-	2,648,355	2,683,925
Securities issued by other financial institutions	67,921	96,863	50,659	215,443	119,479	107,614	49,744	276,837
Securities issued by foreign governments	1,228,887	9,514	-	1,238,401	368,736	1,115,810	-	1,484,546
Corporate bonds	49,813	32,564	559,564	641,941	60,922	747	577,439	639,108
Total debt instruments at fair value through OCI	1,379,718	2,653,050	610,223	4,642,991	584,707	1,224,171	3,275,538	5,084,416
Total debt instruments	21,600,379	8,696,649	698,796	30,995,824	17,666,770	7,065,309	3,387,618	28,119,697
Equity securities
Equity securities	129,534	235,341	717,721	1,082,596	31,086	262,351	717,873	1,011,310
Total equity securities	129,534	235,341	717,721	1,082,596	31,086	262,351	717,873	1,011,310
Other financial assets
Other financial assets	-	-	32,277	32,277	-	-	34,385	34,385
Total other financial assets	-	-	32,277	32,277	-	-	34,385	34,385
Derivative financial instruments
Forwards
Foreign exchange contracts	-	1,496,550	524,738	2,021,288	-	617,961	466,869	1,084,830
Equity contracts	290	1,247	12,650	14,187	-	298	51,347	51,645
Total forwards	290	1,497,797	537,388	2,035,475	-	618,259	518,216	1,136,475
Swaps
Foreign exchange contracts	-	842,338	78,098	920,436	-	1,200,777	262,479	1,463,256
Interest rate contracts	89,241	83,240	26,460	198,941	105,560	114,980	15,493	236,033
Total swaps	89,241	925,578	104,558	1,119,377	105,560	1,315,757	277,972	1,699,289
Options
Foreign exchange contracts	176	37,196	47,067	84,439	161	36,207	66,010	102,378
Total options	176	37,196	47,067	84,439	161	36,207	66,010	102,378
Total derivative financial instruments	89,707	2,460,571	689,013	3,239,291	105,721	1,970,223	862,198	2,938,142
Investment properties
Lands	-	-	559,447	559,447	-	-	499,833	499,833
Buildings	-	-	5,201,670	5,201,670	-	-	5,080,276	5,080,276
Total investment properties	-	-	5,761,117	5,761,117	-	-	5,580,109	5,580,109
Investment in associates at fair value
Investment in associates at fair value	-	-	1,952,257	1,952,257	-	-	1,830,884	1,830,884
Total investment in associates at fair value	-	-	1,952,257	1,952,257	-	-	1,830,884	1,830,884
Total	21,819,620	11,392,561	9,851,181	43,063,362	17,803,577	9,297,883	12,413,067	39,514,527

Financial liabilities
Type of instrument	June 30, 2025				December 31, 2024
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Derivative financial instruments
Forwards
Foreign exchange contracts	-	1,929,306	58,828	1,988,134	-	885,520	86,775	972,295
Equity contracts	101	5,183	3,966	9,250	-	89	1,278	1,367
Total forwards	101	1,934,489	62,794	1,997,384	-	885,609	88,053	973,662
Swaps
Foreign exchange contracts	-	1,112,408	29,873	1,142,281	-	1,264,593	67,838	1,332,431
Interest rate contracts	87,574	141,809	1,501	230,884	102,701	160,721	27,646	291,068
Total swaps	87,574	1,254,217	31,374	1,373,165	102,701	1,425,314	95,484	1,623,499
Options
Foreign exchange contracts	128	153,781	-	153,909	421	82,061	-	82,482
Total options	128	153,781	-	153,909	421	82,061	-	82,482
Total derivative financial instruments	87,803	3,342,487	94,168	3,524,458	103,122	2,392,984	183,537	2,679,643
Total	87,803	3,342,487	94,168	3,524,458	103,122	2,392,984	183,537	2,679,643

Fair value of assets and liabilities that are not measured at fair value in the Condensed Consolidated Interim Statement of Financial Position

The following table presents for each of the fair-value hierarchy levels the Group’s assets and liabilities that are not measured at fair value in the Condensed Consolidated Interim Statement of Financial Position, but for which the fair value is disclosed at June 30, 2025 and December 31, 2024:

Assets
Type of instrument	June 30, 2025				December 31, 2024
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Debt instruments
Securities issued by the Colombian Government	147,959	-	-	147,959	156,209	-	-	156,209
Securities issued or secured by government entities	-	43,287	3,586,529	3,629,816	-	46,272	3,326,959	3,373,231
Securities issued by other financial institutions	169,837	117,676	242,341	529,854	284,281	57,091	250,508	591,880
Securities issued by foreign governments	358,733	218,939	-	577,672	412,579	227,076	-	639,655
Corporate bonds	662,723	344,324	2,933,623	3,940,670	1,050,588	14,017	2,578,160	3,642,765
Total – Debt instruments	1,339,252	724,226	6,762,493	8,825,971	1,903,657	344,456	6,155,627	8,403,740
Loans and advances to customers, net	-	-	270,577,090	270,577,090	-	-	269,345,583	269,345,583
Total	1,339,252	724,226	277,339,583	279,403,061	1,903,657	344,456	275,501,210	277,749,323

Liabilities
Type of instruments	June 30, 2025				December 31, 2024
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Deposits by customers	-	64,870,778	217,941,143	282,811,921	-	60,894,992	218,568,020	279,463,012
Interbank deposits	-	-	811,328	811,328	-	-	716,493	716,493
Repurchase agreements and other similar secured borrowing	-	-	3,940,354	3,940,354	-	-	1,060,472	1,060,472
Borrowings from other financial institutions	-	-	11,431,252	11,431,252	-	-	15,689,532	15,689,532
Debt instruments in issue	6,948,334	2,047,594	1,507,899	10,503,827	5,811,412	2,669,991	2,908,095	11,389,498
Preferred shares	-	-	359,235	359,235	-	-	407,174	407,174
Total	6,948,334	66,918,372	235,991,211	309,857,917	5,811,412	63,564,983	239,349,786	308,726,181

IFRS requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the Condensed Consolidated Interim Statement of Financial Position, for which it is practicable to estimate fair value. Certain categories of assets and liabilities, however, are not eligible for fair value accounting. The financial instruments below are not measured at fair value on a recurring and nonrecurring basis:

Short-term financial instruments

Short-term financial instruments are valued at their carrying amounts included in the Condensed Consolidated Interim Statement of Financial Position, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach was used for cash and cash equivalents, accrued interest receivable, customers’ acceptances, accounts receivable, accounts payable, accrued interest payable and bank acceptances outstanding.

Deposits from customers

The fair value of time deposits was estimated based on the discounted value of cash flows using the appropriate discount rate for the applicable maturity. Fair value of deposits with no contractual maturities represents the amount payable on demand as of the statement of financial position date.

Interbank deposits and repurchase agreements and other similar secured borrowings

Short-term interbank borrowings and repurchase agreements have been valued at their carrying amounts because of their relatively short-term nature. Long-term and domestic development bank borrowings have also been valued at their carrying amount because they bear interest at variable rates.

Borrowings from other financial institutions

The fair value of borrowings from other financial institutions were determined using discounted cash flow models. The cash flows projection of capital and interest was made according to the contractual terms, considering capital amortization and interest bearing. Subsequently, the cash flows were discounted using reference curves formed by the weighted average of the Group’s deposit rates.

Debt instruments in issue

The fair value of debt instruments in issue, comprised of bonds issued by Bancolombia S.A. and its subsidiaries, was estimated substantially based on quoted market prices. The fair value of certain bonds which do not have a public trading market, were determined based on the discounted value of cash flows using the rates currently offered for bonds of similar remaining maturities and the Group’s creditworthiness.

Preferred shares

In the valuation of the liability component of preferred shares related to the minimum dividend of 1% of the subscription price, the Group uses the Gordon Model to price the obligation, taking into account its own credit risk, which is measured using the market spread based on observable inputs such as quoted prices of sovereign debt. The Gordon Model is commonly used to determine the intrinsic value of a stock based on a future series of dividends that are estimated by the Group and growth at a constant rate considering the Group’s own perspectives of the payout ratio.

Loans and advances to customers

Estimating the fair value of loans and advances to customers is considered an area of considerable uncertainty as there is no observable market. The loan portfolio is stratified into tranches and loans segments such as commercial, consumer, small business loans, mortgage and leasing. The fair value of loans and advances to customers and financial institutions is determined using a discounted cash flow methodology, considering each credit’s principal and interest projected cash flows to the prepayment date. The projected cash flows are discounted using reference curves according to the type of loan and its maturity date.

Items measured at fair value on a non-recurring basis

The Group measures assets held for sale based on fair value less costs to sell. This category includes certain foreclosed assets and investments in associates held for sale. The fair values were determined using external and internal valuation techniques or third party experts, depending on the type of underlying asset. The following breakdown sets forth the fair value hierarchy of those assets classified by type:

Type of instruments	June 30, 2025				December 31, 2024
	Fair-value hierarchy			Total fair value	Fair-value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Machinery and equipment	-	-	8,859	8,859	-	-	10,085	10,085
Real estate for residential purposes	-	-	89,931	89,931	-	-	133,863	133,863
Real estate different from residential properties	-	-	16,093	16,093	-	-	29,794	29,794
Total	-	-	114,883	114,883	-	-	173,742	173,742
Changes in level 3 fair-value category
The table below presents reconciliation for all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs at June 30, 2025 and 2024:

As of June 30, 2025

Type of instruments	Balance, January 1, 2025	Included in earnings	OCI	Purchases	Settlement	Reclassifications(1)	Prepaids	Transfers in to level 3	Transfers out of level 3	Balance, June 30, 2025
In millions of COP
Assets
Debt instruments at fair value though profit or loss
Securities issued by the Colombian Government	-	-	-	2,418	-	-	-	-	-	2,418
Securities issued or secured by other financial entities	77,821	2,645	-	1,533	(2,527)	-	(1,488)	-	(9,541)	68,443
Corporate bonds	34,259	9	-	2,035	(15,625)	-	-	-	(2,966)	17,712
Total	112,080	2,654	-	5,986	(18,152)	-	(1,488)	-	(12,507)	88,573
Debt instruments at fair value through OCI
Securities issued by the Colombian Government	2,648,355	-	-	-	-	-	-	-	(2,648,355)	-
Securities issued or secured by other financial entities	49,744	-	915	-	-	-	-	-	-	50,659
Corporate bonds	577,439	-	14,166	-	-	-	-	-	(32,041)	559,564
Total	3,275,538	-	15,081	-	-	-	-	-	(2,680,396)	610,223
Derivative financial instruments
Foreign exchange contracts	795,358	(11,862)	-	428,608	(528,745)	(47,770)	-	129,096	(114,782)	649,903
Interest rate contracts	15,493	(2,560)	-	10,968	(331)	-	-	3,031	(141)	26,460
Equity contracts	51,347	-	-	12,649	(51,346)	-	-	-	-	12,650
Total	862,198	(14,422)	-	452,225	(580,422)	(47,770)	-	132,127	(114,923)	689,013
Equity securities
Equity securities	717,873	15,956	(19,088)	15,948	(13,986)	-	-	1,018	-	717,721
Total	717,873	15,956	(19,088)	15,948	(13,986)	-	-	1,018	-	717,721
Other financial instruments
Other financial instruments	34,385	(2,108)	-	-	-	-	-	-	-	32,277
Total	34,385	(2,108)	-	-	-	-	-	-	-	32,277
Investment in associates
P.A. Viva Malls	1,817,503	121,265	-	-	-	-	-	-	-	1,938,768
P.A. Distrito Vera	13,325	86	-	-	(65)	-	-	-	-	13,346
Fideicomiso Locales Distrito Vera	56	(2)	-	89	-	-	-	-	-	143
Total	1,830,884	121,349	-	89	(65)	-	-	-	-	1,952,257
Investment properties
Investment properties	5,580,109	83,132	-	191,066	(59,926)	(33,264)	-	-	-	5,761,117
Total	5,580,109	83,132	-	191,066	(59,926)	(33,264)	-	-	-	5,761,117
Total Assets	12,413,067	206,561	(4,007)	665,314	(672,551)	(81,034)	(1,488)	133,145	(2,807,826)	9,851,181
Liabilities
Derivative financial instruments
Foreign exchange contracts	154,613	1,830	-	62,360	(80,972)	(47,770)	-	1,283	(2,643)	88,701
Interest rate contracts	27,646	(284)	-	1,160	(581)	-	-	84	(26,524)	1,501
Equity contracts	1,278	-	-	3,965	(1,277)	-	-	-	-	3,966
Total	183,537	1,546	-	67,485	(82,830)	(47,770)	-	1,367	(29,167)	94,168
Total liabilities	183,537	1,546	-	67,485	(82,830)	(47,770)	-	1,367	(29,167)	94,168
(1)From derivative assets to derivative liabilities classified in level 3 and vice versa.

As of June 30, 2024

Type of instruments	Balance, January 1, 2024	Included in earnings	OCI	Purchases	Settlement	Reclassifications(1)	Prepaids	Transfers in to level 3	Transfers out of level 3	Balance, June 30, 2024
In millions of COP
Assets
Debt instruments at fair value though profit or loss
Securities issued or secured by other financial entities	78,729	(4)	-	4,519	(10,926)	-	(1,643)	9,138	(5,567)	74,246
Corporate bonds	14,284	647	-	371	-	-	-	4,385	-	19,687
Total	93,013	643	-	4,890	(10,926)	-	(1,643)	13,523	(5,567)	93,933
Debt instruments at fair value through OCI
Securities issued by the Colombian Government	2,664,295	-	-	-	(2,664,295)	-	-	-	-	-
Securities issued or secured by other financial entities	-	-	5	50,016	-	-	-	-	-	50,021
Corporate bonds	-	-	1,287	39,517	-	-	-	-	-	40,804
Total	2,664,295	-	1,292	89,533	(2,664,295)	-	-	-	-	90,825
Derivative financial instruments
Foreign exchange contracts	1,384,673	(62,945)	-	1,043,329	(1,054,191)	(8,263)	-	76,960	(147,478)	1,232,085
Interest rate contracts	15,621	(4,302)	-	5,565	(2,629)	(66)	-	3,376	(5,455)	12,110
Equity contracts	2,863	-	-	-	(2,863)	-	-	-	-	-
Total	1,403,157	(67,247)	-	1,048,894	(1,059,683)	(8,329)	-	80,336	(152,933)	1,244,195
Equity securities
Equity securities	384,682	1,360	19,576	4,163	(21,135)	-	-	-	(2)	388,644
Total	384,682	1,360	19,576	4,163	(21,135)	-	-	-	(2)	388,644
Other financial instruments
Other financial instruments	38,319	(7,405)	-	-	-	-	-	-	-	30,914
Total	38,319	(7,405)	-	-	-	-	-	-	-	30,914
Investment in associates
P.A. Viva Malls	1,661,679	133,512	-	-	-	-	-	-	-	1,795,191
P.A. Distrito Vera	9,103	2,831	-	5,656	-	-	-	-	-	17,590
Total	1,670,782	136,343	-	5,656	-	-	-	-	-	1,812,781
Total Assets	6,254,248	63,694	20,868	1,153,136	(3,756,039)	(8,329)	(1,643)	93,859	(158,502)	3,661,292
Liabilities
Derivative financial instruments
Foreign exchange contracts	170,798	18,019	-	71,754	(60,961)	(8,263)	-	132,722	(98,769)	225,300
Interest rate contracts	11,078	(119)	-	20	(1,900)	(66)	-	9,975	(8,760)	10,228
Equity contracts	1,852	-	-	-	(1,852)	-	-	-	-	-
Total	183,728	17,900	-	71,774	(64,713)	(8,329)	-	142,697	(107,529)	235,528
Total liabilities	183,728	17,900	-	71,774	(64,713)	(8,329)	-	142,697	(107,529)	235,528
(1)From derivative assets to derivative liabilities classified in level 3 and vice versa.

Level 3 fair value rollforward
The following were the significant level 3 transfers at June 30, 2025 and 2024:

As of June 30, 2025 and 2024, net transfers in the Group for COP 85,756 and COP 45,404, respectively, from level 3 to level 2 of derivatives foreign exchange contracts and interest rate contracts, it was presented due to the transfer of the credit risk of the counterparty to the own credit risk. As of June 30, 2025 and 2024. net transfers for COP 130,760 and COP (62,361), respectively, from level 2 to level 3 of the derivative foreign exchange contracts and interest rate contracts, it was presented due to the transfer of the credit risk from the Group to the credit risk of the counterparty.

As of June 30, 2025, there are corporate bonds of debt instruments at fair value through OCI for COP 559,564.

As of June 30, 2025 and 2024, unrealized gains and losses on debt instruments were COP 2,654 and COP 643; equity securities COP 15,956 and COP 1,360, respectively.

Transfers between level 1 and level 2 of the fair value hierarchy
The table below presents the transfers for all assets and liabilities measured at fair value on a recurring basis between level 1 and level 2 as of June 30, 2025 and December 31, 2024:

Type of instruments	June 30, 2025		December 31, 2024
	Transfers level 1 to level 2	Transfers level 2 to level 1	Transfers level 1 to level 2	Transfers level 2 to level 1
In millions of COP
Debt instruments at fair value though profit or loss
Securities issued by the Colombian Government	35,600	-	202,779	-
Securities issued or secured by foreign government	-	142,126	26,866	929
Total	35,600	142,126	229,645	929
Debt instruments at fair value through OCI
Securities issued or secured by foreign government	9,514	1,025,039	467,133	137,884
Total	9,514	1,025,039	467,133	137,884
Equity securities
Equity securities	-	-	63,827	-
Total	-	-	63,827	-

As of June 30, 2025, the Group transferred securities from level 1 to level 2, because such securities had lower liquidity and lower trading in an active market.

All transfers are assumed to occur at the end of the reporting period.
Quantitative information about level 3 fair value measurements

The fair value of financial instruments is, in certain circumstances, measured using valuation techniques that incorporate assumptions that are not evidenced by prices from observable market transactions in the same instrument and are not based on observable market data. Changing one or more of the inputs to the valuation models to reasonably possible alternative assumptions would change the fair values and therefore a valuation adjustment would be recognized in profit or loss. Favorable and unfavorable changes are determined on the basis of changes in the value of the instrument as a result of varying the levels of the unobservable input as described in the table below.

The following table sets forth information about significant unobservable inputs related to the Group’s material categories of level 3 financial assets and liabilities and the sensitivity of these fair values to reasonably possible alternative assumptions.

As of June 30, 2025

Type of instruments	Fair Value	Valuation technique	Significant unobservable input	Range of inputs	Weighted average	Sensitivity 100 basis point increase	Sensitivity 100 basis point decrease
In millions of COP
Debt instruments
Securities issued by other financial institutions
TIPS	58,944	Discounted cash flow	Yield	0.14% to 9.60%	-	57,483	60,456
			Prepayment Speed	n/a	n/a	59,661	n/a
			Prepayment Speed	n/a	n/a	55,806	n/a
Other bonds	58,649	Discounted cash flow	Interest rate	0.21% to 1.12%	1.01%	57,374	60,038
Time deposits	1,509	Discounted cash flow	Yield / Interest rate	0.35% to 0.35%	0.35%	1,507	1,509
Total securities issued by other financial institutions	119,102
Securities issued by the Colombian Government
Bonds by government entities	2,418	Discounted cash flow	Interest rate	8.19% to 10.41%	9.30%	2,415	2,422
Corporate bonds
Corporate bonds	577,276	Discounted cash flow	Yield / Interest rate	0.04% to 5.05%	2.26%	533,260	598,254
Total debt instruments	698,796
Equity securities
Equity securities	717,721	Price-based	Price	n/a	n/a	n/a	n/a
Other financial instruments
Other financial instruments	32,277	Internal valuation methodology	Internal valuation methodology	n/a	n/a	n/a	n/a
Derivative financial instruments
Forward	474,594	Discounted cash flow	Credit spread / Yield	0.00% to 60.99%	4.97%	473,706	475,519
Swaps	73,184	Discounted cash flow	Credit spread	0.00% to 62.62%	5.59%	57,534	89,777
Options	47,067	Discounted cash flow	Credit spread	0.11% to 33.80%	0.42%	46,712	47,189
Total derivative financial instruments	594,845
Investment in associates
P.A. Viva Malls	1,938,768	Price-based	Price	n/a	n/a	n/a	n/a
P.A. Distrito Vera	13,346	Price-based	Price	n/a	n/a	n/a	n/a
Fideicomiso Locales Distrito Vera	143	Price-based	Price	n/a	n/a	n/a	n/a
Total investment in associates	1,952,257

As of December 31, 2024

Type of instruments	Fair Value	Valuation technique	Significant unobservable input	Range of inputs	Weighted average	Sensitivity 100 basis point increase	Sensitivity 100 basis point decrease
In millions of COP
Debt instruments
Securities issued by other financial institutions
TIPS	63,280	Discounted cash flow	Yield	0.14% to 10.66%	-	61,474	65,164
			Prepayment Speed	n/a	n/a	65,081	n/a
			Prepayment Speed	n/a	n/a	60,732	n/a
Other bonds	62,558	Discounted cash flow	Interest rate	0.10% to 1.12%	0.94%	61,003	64,177
Time deposits	1,727	Discounted cash flow	Yield / Interest rate	0.91% to 6.40%	3.36%	1,441	1,772
Total securities issued by other financial institutions	127,565
Securities issued by the Colombian Government
Bonds by government entities	2,648,355	Discounted cash flow	Yield	1.18% to 1.18%	1.18%	2,639,349	2,660,301
Corporate bonds
Corporate bonds	611,698	Discounted cash flow	Yield	0.00% to 5.25%	0.98%	573,929	647,264
Total debt instruments	3,387,618
Equity securities
Equity securities	717,873	Price-based	Price	n/a	n/a	n/a	n/a
Other financial instruments
Other financial instruments	34,385	Internal valuation methodology	Internal valuation methodology	n/a	n/a	n/a	n/a
Derivative financial instruments
Forward	430,163	Discounted cash flow	Credit spread / Yield	0.00% to 20.80%	7.05%	429,581	430,753
Swaps	182,488	Discounted cash flow	Credit spread	0.00% to 56.14%	4.03%	166,650	204,677
Options	66,010	Discounted cash flow	Credit spread	0.12% to 34.75%	0.50%	65,512	66,242
Total derivative financial instruments	678,661
Investment in associates
P.A. Viva Malls	1,817,503	Price-based	Price	n/a	n/a	n/a	n/a
P.A. Distrito Vera	13,325	Price-based	Price	n/a	n/a	n/a	n/a
Fideicomiso Locales Distrito Vera	56	Price-based	Price	n/a	n/a	n/a	n/a
Total investment in associates	1,830,884

The following table sets forth information about valuation techniques used in the measurement of the fair value investment properties of the Group, the significant unobservable inputs and the respective sensitivity:

Methodology	Valuation technique	Significant unobservable input	Description of sensitivity
Sales Comparison Approach - SCA
The fair value assessment is based on the examination of prices at which similar properties in the same area recently sold. Since no two properties are identical the measurement valuation must take into account adjustments for the differences between the sold properties and those held by the Bank to earn rentals or for capital appreciation.
Comparable prices
The weighted average rates used in the capitalization methodology for revenues in the second quarter for 2025 are:
•Direct capitalization: initial rate 8.14%.
•Discounted cash flow: discount rate: 12.30%, terminal rate: 8.26%.
The same weighted rates for the last quarter of 2024 were:
•Direct capitalization: initial rate 8.13%
•Discounted cash flow: discount rate: 12.27%, terminal rate: 8.29%.
The ratio between monthly gross income and real estate value directly administered by the FIC (rental rate) considering the differences in placements and individual factors between properties and in a weighted way in the second quarter of 2025 are 0.87% and for December 31, 2024 was 0.88%.

An increase (light, normal, considerable, significant) in the capitalization rate used would generate a decrease (significant, considerable, normal, light) in the fair value of the asset, and vice versa.
An increase (light, normal, considerable, significant) in the leases used in the valuation would generate a (significant, light, considerable) increase in the fair value of the asset, and vice versa.

Income Approach Used to estimate the fair value of the property by taking future net cash flows and discounting them at the capitalization rate.	Direct capitalization Discounted cash flows
Cost approach
Used to estimate the fair value of the property considering the cost to replace or build a property at the same or equal conditions of the asset to be measured, deducting the accumulated depreciation charge and adding-up the amount of the land.
Replacement cost

There has been no change to the valuation technique during the year 2025 for each asset.
NOTE 21. SUBSEQUENT EVENTS
Approval of Consolidated Financial Statements
These Condensed Consolidated Interim Financial Statements were approved by Chief Executive Financial for publication at August 05, 2025. The Financial Statements have been reviewed, not audited.
On July 16, 2025, Grupo Cibest S.A. announced the start of the execution of the repurchase program for common shares and shares with preferential dividends and non-voting rights, and American Depositary Receipts - ADRs issued by Grupo Cibest. The execution began on July 17, 2025, and will be carried out in Colombia in the transactional systems of the Colombian Stock Exchange through Valores Bancolombia S.A. Comisionista de Bolsa, and in the United States through an Enhanced Open Market Repurchase executed by Morgan Stanley & Co. LLC.

On July 22, 2025, Bancolombia S.A. (“Bancolombia”) announced its intention to voluntarily delist its 4.875% Subordinated Notes due 2027 (the “2027 Notes”) and 8.625% Subordinated Notes due 2034 (the “2034 Notes,” and together with the 2027 Notes, the “Notes”) from the New York Stock Exchange (the “NYSE”). Management is currently carrying out the necessary procedures to transfer the listing jurisdiction of the aforementioned Notes to the Singapore Exchange (“SGX”).

RISK MANAGEMENT
In the economic sphere, the first half of 2025 confirmed the continuation of the global macroeconomic stabilization process, supported by a gradual improvement in the pace of growth across several developed and emerging economies. At the same time, upside risks to inflation remain relevant, amid high indexation in service prices and increased trade barriers, which could exert inflationary pressures in the second half of the year. Additionally, geopolitical conflicts and the deterioration of public finances in some regions have contributed to heightened volatility in international financial markets.

Credit risk
Credit risk represents the likelihood that the organization may incur financial losses due to a counterparty, issuer, or debtor failing to meet their contractual obligations. It also encompasses losses resulting from credit rating downgrades, reduced earnings and returns, concessions granted during debt restructurings, and recovery-related costs. As the most significant risk inherent to banking operations, credit risk is actively managed throughout each phase of the credit cycle.

The information below contains the maximum exposure to credit risk for the periods ending June 30, 2025 and December 31, 2024:

June 30, 2025

Maximum exposure to credit risk - Financial instruments subject to impairment
In millions of COP
	Stage 1	Stage 2	Stage 3	Total
Loans and Advances	247,706,322	16,578,878	15,486,487	279,771,687
Commercial	138,912,212	5,426,833	8,853,405	153,192,450
Consumer	46,931,129	4,760,033	3,356,800	55,047,962
Mortgage	37,705,933	2,961,959	1,834,270	42,502,162
Small Business Loans	1,350,181	106,543	86,044	1,542,768
Financial Leases	22,806,867	3,323,510	1,355,968	27,486,345
Off-Balance Sheet Exposures	46,227,114	612,633	504,189	47,343,936
Financial Guarantees	8,865,313	9,720	157,596	9,032,629
Loan Commitments	37,361,801	602,913	346,593	38,311,307
Loss Allowance	2,252,711	2,762,653	10,074,257	15,089,621
Total	291,680,725	14,428,858	5,916,419	312,026,002
December 31, 2024

Maximum exposure to credit risk - Financial instruments subject to impairment
In millions of COP
	Stage 1	Stage 2	Stage 3	Total
Loans and Advances	245,272,297	16,670,291	17,511,320	279,453,908
Commercial	137,761,467	5,545,788	9,945,556	153,252,811
Consumer	46,697,013	5,118,607	4,000,063	55,815,683
Mortgage	37,076,580	2,701,930	1,963,091	41,741,601
Small Business Loans	1,175,803	91,256	85,150	1,352,209
Financial Leases	22,561,434	3,212,710	1,517,460	27,291,604
Off-Balance Sheet Exposures	46,219,765	552,862	680,307	47,452,934
Financial Guarantees	9,926,719	17,800	199,782	10,144,301
Loan Commitments*	36,293,046	535,062	480,525	37,308,633
Loss Allowance	(2,331,035)	(2,752,141)	(11,397,984)	(16,481,160)
Total	289,161,027	14,471,012	6,793,643	310,425,682
* The informational disclosed value of loan commitments has been updated.
The maximum exposure to credit risk from the loan portfolio and finance lease operations corresponds to their carrying amount at the end of the period, without considering any collateral received or other credit enhancements.
The maximum exposure to credit risk from off-balance sheet positions includes financial guarantees, rate and credit line commitments, and available credit facilities granted at the end of the period, without considering any collateral received or other credit enhancements.

Credit Risk Management - Loans and Advances
The first half of 2025, moderate and stable economic growth was observed in Colombia in contrast to the mixed dynamics observed in Central America, where Panama and Guatemala showed strong growth, while El Salvador saw a slowdown compared to the end of 2024. In Colombia, the positive performance of service sectors such as commerce, entertainment, and transportation has been supported by the gradual reduction in interest rates and the deceleration of inflation, which in turn has sustained robust household consumption. However, the uncertainty caused by volatility in global markets, a consequence of the trade and tariff policies of the United States and the ongoing conflict in the Middle East, continues to affect investment decisions, impacting overall economic activity.

In response to this situation, the Group has maintained support for its clients with the aim of ensuring proactive credit risk management and evaluating specific conditions and requests to meet their credit needs, as well as developing methodologies, tools, and models to optimize collections. The monitoring and review of credit portfolios from different perspectives continue to be a key factor in identifying and enhancing the implementation of proactive strategies at various stages of the credit cycle.

Risk management for different types of credit operations carried out by the Group is conducted through compliance with the policies, procedures, and methodologies established in the Credit Risk Management System, which also includes general criteria for assessing, rating, assuming, controlling, and hedging the mentioned risk. Furthermore, the Management has developed process manuals and methodologies that specify the policies and procedures for different products and segments served by the Group, reflecting the strategy approved by the Board of Directors for credit risk monitoring and control.

Country Risk

This risk refers to the possibility of Grupo Cibest Consolidated incurring losses as a result of financial operations abroad due to adverse economic and/or political conditions in the country receiving those operations, either because of restrictions on the transfer of foreign exchange or because of factors not attributable to the commercial and financial condition of the country receiving those operations. This definition includes, but is not limited to, sovereign risk (SR) and transfer risk (TR) associated with such factors.

At of the end of June 2025, compared to December 2024, no alerts were reported for any of the investments subject to country risk. Likewise, there were no downgrades in the country risk ratings of the countries where the Group holds such investments. The decrease in the portfolio of investments subject to country risk evaluation is mainly due to the reassignment of investing companies within Grupo Cibest Consolidated. Additionally, the value of the investments that remain in the portfolio has declined due to revaluation factors..

a.Credit Quality Analysis - Loans and Financial Leases
The Bank´s loan portfolio as of June 2025, compared to December 2024, showed a slight increase of 0.11% in the consolidated portfolio balance in pesos. This growth was achieved despite the revaluation of the peso against the dollar, which impacted the portfolio’s value when expressed in that currency. However, the increase in disbursements by the Group, particularly in the commercial and mortgage portfolios in Colombia, the business portfolio in El Salvador, and the corporate portfolio in Guatemala, which allowed for the maintenance of portfolio stability.

The 30-day past due loan ratio (consolidated) at stood at 4.94% as of June 2025, showing a decrease compared to 5.20% in December 2024. The level of the Group´s non-performing loans is mainly impacted by the improvement in the quality of the retail loan portfolio, particularly in consumer and mortgage products. The management of all portfolios continues across the different stages of the credit cycle to anticipate the materialization of risks, designing containment and recovery strategies for the loan portfolio.

Special Customer Administration (AEC)

The Bank implements proactive management in monitoring the credit risk of its clients, accompanied by extraordinary diagnostic spaces, early warning alert mechanisms, and general action strategies for client inclusion and follow-up.

As part of the monitoring strategies, the Group has established a periodic committee to identify and manage risk situations arising from events that could potentially lead to a deterioration in the debtor's repayment capacity. This committee facilitates tailored solutions based on the circumstances of each client.

The amount and allowance of customer included in the described watch list, as of June 30, 2025 and December 2024 is shown below:

June 30, 2025

Watch List
Million COP
Risk Level	Amount	%	Allowance
Level 1 – Low Risk	13,603,380	0.60%	81,287
Level 2 – Medium Risk	5,300,796	8.66%	458,825
Level 3 – High Risk	3,076,343	55.90%	1,719,651
Level 4 – High Risk	5,850,833	59.89%	3,504,260
Total	27,831,352	20.71%	5,764,023

December 31, 2024

Watch List
In millions of COP
Risk Level	Amount	%	Allowance
Level 1 – Low Risk	14,081,182	0.72%	101,994
Level 2 – Medium Risk	5,708,673	6.50%	370,892
Level 3 – High Risk	3,811,886	53.84%	2,052,135
Level 4 – High Risk	5,948,366	61.67%	3,668,615
Total	29,550,107	20.96%	6,193,636
b.Risk Concentration – Loans and Advances
•Concentration of loan by maturity
The following table shows the ranges of maturity for the credit loans and financial leases, according for the remaining term for the completion of the contract of loans and financial leases at the end of June 2025 and December 2024:

June 30, 2025
In millions of COP
Maturity	Less Than 1 Year	Between 1 and 5 Years	Between 5 and 15 Years	Greater Than 15 Years	Total
Commercial	49,855,998	61,147,472	41,627,540	561,440	153,192,450
Corporate	30,577,580	35,836,668	22,730,060	232,782	89,377,090
SME	4,809,509	8,347,205	1,550,102	83,271	14,790,087
Others	14,468,909	16,963,599	17,347,378	245,387	49,025,273
Consumer	1,308,576	34,049,761	18,927,519	762,106	55,047,962
Credit card	216,425	9,583,692	2,166,157	—	11,966,274
Vehicle	100,961	3,155,915	2,196,051	541	5,453,468
Order of payment	48,792	2,249,508	7,079,531	531,023	9,908,854
Others	942,398	19,060,646	7,485,780	230,542	27,719,366
Mortgage	76,058	1,072,830	10,719,975	30,633,299	42,502,162
VIS	15,744	290,603	2,779,245	13,581,321	16,666,913
Non-VIS	60,314	782,227	7,940,730	17,051,978	25,835,249
Finanacial Leases	1,239,231	8,475,678	13,869,078	3,902,358	27,486,345
Small business loans	194,977	1,153,236	176,789	17,766	1,542,768
Total gross loans and financial leases	52,674,840	105,898,977	85,320,901	35,876,969	279,771,687

December 31, 2024
In millions of COP
Maturity	Less Than 1 Year	Between 1 and 5 Years	Between 5 and 15 Years	Greater Than 15 Years	Total
In millions of COP
Commercial	48,186,159	62,610,478	41,614,622	841,552	153,252,811
Corporate	29,076,028	32,243,275	23,454,114	504,876	85,278,293
SME	4,771,087	8,555,996	1,727,911	148,502	15,203,496
Others	14,339,044	21,811,207	16,432,597	188,174	52,771,022
Consumer	1,267,269	34,216,968	19,553,651	777,795	55,815,683
Credit card	234,325	9,587,518	2,170,668	-	11,992,511
Vehicle	81,066	3,270,554	2,283,873	365	5,635,858
Order of payment	47,981	2,261,874	7,525,578	545,814	10,381,247
Others	903,897	19,097,022	7,573,532	231,616	27,806,067
Mortgage	79,304	1,095,329	10,509,429	30,057,539	41,741,601
VIS	14,439	284,872	2,540,655	13,343,314	16,183,280
Non-VIS	64,865	810,457	7,968,774	16,714,225	25,558,321
Financial Leases	1,804,964	8,586,693	13,202,556	3,697,391	27,291,604
Small business loans	194,013	919,392	208,405	30,399	1,352,209
Total gross loans and financial leases	51,531,709	107,428,860	85,088,663	35,404,676	279,453,908

_______________________________________________________
2VIS: Social Interest Homes, corresponds to mortgage loans granted by the financial institutions of amounts less than 135 minimum wages.
•Concentration by past due days
The following table shows the loans and financial leases according to past due days for the periods ending on June 30, 2025 and December 31, 2024. Loans or financial leases are considered past due if it is more than one month overdue (i.e. 31 days):

June 30, 2025
In millions of COP
Past-due
Period	0 - 30 Days	31 - 90 Days	91 - 120 Days	121 - 360 Days	More Than 360 Days	Total
Commercial	147,178,649	554,810	489,834	1,352,496	3,616,661	153,192,450
Consumer	51,415,227	1,432,987	478,271	1,461,658	259,819	55,047,962
Mortgage	39,386,002	1,295,157	259,774	583,063	978,166	42,502,162
Financial Leases	26,539,136	281,863	60,772	218,823	385,751	27,486,345
Small Business Loan	1,421,994	45,819	10,104	41,209	23,642	1,542,768
Total	265,941,008	3,610,636	1,298,755	3,657,249	5,264,039	279,771,687

December 31, 2024
In millions of COP
Past-due
Period	0 - 30 Days	31 - 90 Days	91 - 120 Days	121 - 360 Days	More Than 360 Days	Total
Commercial	147,402,632	531,609	280,750	1,515,324	3,522,496	153,252,811
Consumer	51,393,527	1,761,496	624,945	1,776,361	259,354	55,815,683
Mortgage	38,560,253	1,184,755	285,466	830,743	880,384	41,741,601
Financial Leases	26,331,118	247,056	58,435	273,619	381,376	27,291,604
Small Business Loans	1,242,568	36,196	8,848	45,608	18,989	1,352,209
Total	264,930,098	3,761,112	1,258,444	4,441,655	5,062,599	279,453,908
•Concentration of loans by economic sector

The following table contains the detail of the portfolio of loans and financial leases by main economic activity of the borrower for the periods ending on June 20, 2025 and December 31, 2024:

June 30, 2025
In millions of COP
Economic sector	Loans and advances
	Local	Foreign	Total
Agriculture	5,348,169	2,607,674	7,955,843
Petroleum and Mining Products	2,163,242	539,164	2,702,406
Food, Beverages and Tobacco	10,217,752	1,990,452	12,208,204
Chemical Production	5,097,467	412,152	5,509,619
Government	10,695,493	411,686	11,107,179
Construction	13,599,272	9,239,286	22,838,558
Commerce and Tourism	24,765,340	6,663,893	31,429,233
Transport and Communications	12,328,754	517,417	12,846,171
Public Services	14,291,146	1,242,012	15,533,158
Consumer Services	62,418,630	33,059,619	95,478,249
Commercial Services	33,504,831	14,201,786	47,706,617
Other Industries and Manufactured Products	9,506,004	4,950,446	14,456,450
Total	203,936,100	75,835,587	279,771,687

December 31, 2024
In millions of COP
Economic sector	Loans and advances
	Local	Foreign	Total
Agriculture	5,520,414	2,813,604	8,334,018
Petroleum and Mining Products	2,126,602	636,010	2,762,612
Food, Beverages and Tobacco	10,132,520	2,164,911	12,297,431
Chemical Production	4,507,362	364,649	4,872,011
Government	10,256,608	627,705	10,884,313
Construction	14,441,608	9,134,115	23,575,723
Commerce and Tourism	24,920,337	8,480,380	33,400,717
Transport and Communications	12,313,907	597,216	12,911,123
Public Services	13,253,631	1,265,243	14,518,874
Consumer Services	61,263,015	35,692,512	96,955,527
Commercial Services	30,662,353	13,347,867	44,010,220
Other Industries and Manufactured Products	9,671,905	5,259,434	14,931,339
Total	199,070,262	80,383,646	279,453,908
c.Credit Risk Management – Other Financial Instruments:
The portfolio is exposed to credit risks given the probability of incurring losses originated by the default in the payment of a coupon, principal and/or yields/dividends of a financial instrument by its issuer or counterparty. The probability of this type of events materializing may increase if there are scenarios of concentration in few issuers (counterparties) and whose credit performance is reflected by higher risk ratings; likewise, increases in credit risk may occur in scenarios in which the portfolio presents low levels of diversification at the level of type and sector of the counterparties with which financial asset transactions are carried out.

The Group maintains the control and continuous monitoring of the assigned credit risk limits, as well as the consumption thereof. Additionally, the Group follows up and manages alerts on counterparties and issuers of securities, based on public market information and news related to their performance; this allows mitigating the risks of default or reduction of value for the managed positions.

For credit risk management, each of the positions that make up the portfolio of the own position are adjusted to the policies and limits that have been defined and that seek to minimize the exposure to the same:

•Term Limits
•Credit Limits
•Counterparty Limits
•Master Agreement
•Margin Agreements
•Counterparty Alerts

d.Credit Quality Analysis - investment financial instruments:
In order to evaluate the credit quality of a counterparty or issuer (to determine a risk level or profile), the Bank relies on two rating systems: an external one and an internal one, both of which allow to identify a degree of risk differentiated by segment and country and to apply the policies that have been established for issuers or counterparties with different levels of risk, in order to limit the impact on liquidity and/or the income statement of the Group.

External credit rating system: is divided by the type of rating applied to each instrument or counterparty; in this way the geographic location, the term and the type of instrument allow the assignment of a rating according to the methodology that each examining agency uses.

Internal credit rating system: The “ratings or risk profiles” scale is created with a range of levels that go from low exposure to high exposure (this can be reported in numerical or alphanumerical scales), where the rating model is sustained by the implementation and analysis of qualitative and quantitative variables at sector level, which according to the relative analysis of each variable, determine credit quality; in this way the internal credit rating system aims to establish adequate margin in decision-making regarding the management of financial instruments.

In accordance with the criteria and considerations specified in the internal rating allocation and external credit rating systems methodologies, the following schemes of relation can be established, according to credit quality given to each one of the qualification scales:

Low Risk: All investment grade positions (from AAA to BBB-), as well as those issuers that according to the information available (financial statements, relevant information, external ratings, CDS, among others) reflect adequate credit quality.

Medium Risk: All speculative grade positions (from BB+ to BB-), as well as those issuers that according to the available information (Financial statements, relevant information, external qualifications, CDS, among others) reflect weaknesses that could affect their financial situation in the medium term.

High Risk: All positions of speculative grade (from B+ to D), as well as those issuers that according to the information available (Financial statements, relevant information, external qualifications, CDS, among others) reflect a high probability of default of financial obligations or that already have failed to fulfill them.

The credit risk rating of the Republic of Colombia was downgraded following the latest reports issued on June 26 by Moody’s (to Baa3) and S&P (to BB). As a result, positions in Colombian sovereign debt and Colombian issuers have been reclassified to the medium-risk category, aligning them with S&P's risk perception (BB).

Credit Quality Analysis of the Bank

Maximum Exposure to Credit Risk
In millions of COP
	Debt instruments		Equity		Other financial instruments(1)		Derivatives(2)
	June 30, 2025	December 31, 2024	June 30, 2025	December 31, 2024	June 30, 2025	December 31, 2024	June 30, 2025	December 31, 2024
Low Risk	8,922,451	29,130,380	195	363,198		1,712	455,480	834,821
Medium Risk	29,080,856	4,873,025	762,310	57,119	7,859	16,479	475,405	1,154
High Risk	1,849,921	2,580,107	4,763	677	12,209	2,966	10,825	7,086
Without Rating	2,035	—	315,328	590,316	12,209	13,228	19,885	86,437
Total	39,855,263	36,583,512	1,082,596	1,011,310	32,277	34,385	961,595	929,498
(1)Corresponds to SAFE "Simple Agreement for Future Equity".
(2)For derivatives transactions counterparty risk is disclosed as long as the valuation is positive.
Risk exposure by credit rating

Maximum Exposure to Credit Risk
In millions of COP
	Other financial instruments(1)
	June 30, 2025	December 31, 2024
Sovereign Risk	18,084,154	14,487,622
AAA	2,450,294	10,113,581
AA+	3,300,585	4,714,501
AA	609,755	770,266
AA-	139,951	68,124
A+	828,299	906,847
A	486,165	465,978
A-	634,528	352,619
BBB+	401,718	587,802
BBB	195,420	221,092
BBB-	346,538	219,676
BB+	9,813,204	2,824,168
BB	2,082,513	1,674,226
BB-	339,446	347,253
Other	1,869,703	114,969
Not rated	349,456	689,981
Total	41,931,731	38,558,705
(1) Internal homologation.

•Financial credit quality of other financial instruments that are not in default nor impaired in value
Debt instruments: 100% of the debt instruments are not in default.
Equity: The positions do not represent significant risks.

Derivatives: 99.9% of the credit exposure does not present incidences of material default. The remaining percentage corresponds to default events at the end of the period.
•Maximum exposure level to the credit risk given:

Maximum Exposure to Credit Risk
In millions of COP
	Maximum Exposure		Collateral		Net Exposure
	June 30, 2025	December 31, 2024	June 30, 2025	December 31, 2024	June 30, 2025	December 31, 2024
Debt instruments	39,855,263	36,583,512	(4,377,513)	(1,669,011)	35,477,750	34,914,501
Derivatives **	961,595	929,498	511,246	589,098	450,349	340,400
Equity	1,082,596	1,011,310	—	—	1,082,596	1,011,310
Other financial instruments	32,277	34,385	—	—	32,277	34,385
Total	41,931,731	38,558,705	(4,888,759)	(2,258,109)	37,042,972	36,300,596
Note: In derivatives, positive collateral are received from counterparties and collateral negative are delivered to counterparties. Derivative collateral received from counterparties, whose have their market value positive when consolidate all the portfolio derivaties of related ID, in December 2024 was COP 589,098 and in June 2025 was COP 511,246. In debt securities, guarantees correspond to Repo, reverse repo, and securities lending trades.

Collateral- other financial instruments

Level of collateral: respect to the type of asset or operation, a collateral level is determined according to the policies defined for each product and the market where the operation is carried out.
Assets held as collateral in organized markets: the only assets that can be received as collateral are those defined by the central counterparties, the stock market where the operation is negotiated, those assets that are settled separately in different contracts or documents, which can be managed by each organization and must comply with the investment policies defined by the Group, taking into account the credit limit for each type of asset or operation received or delivered, which collateral received are the best credit quality and liquidity.
Assets received as bilateral collateral between counterparties: the collateral accepted in international OTC derivative operations is agreed on bilaterally in the Credit Support Annex (CSA)1 and with fulfillment in cash in dollars and managed by Citibank N.A.. This entity acts as the independent third party in international margin calls, enabling more efficient management of the collateral provided and received in the course of investment activities involving derivative instruments.
Collateral adjustments for margin agreements: The adjustments will be determined by the criteria applied by both the external and internal regulations in effect, and at the same time, mitigation standards are maintained so that the operation fulfills the liquidity and solidity criteria for settlement.

e.Credit risk concentration - other financial instruments:
At the end of the period, the Group's positions did not exceed the concentration limit.

1 A Credit Support Annex (CSA) provides credit protection by setting forth the rules governing the mutual posting of collateral. CSAs are used in documenting collateral arrangements between two parties that trade privately negotiated (over-the-counter) derivative securities. The trade is documented under a standard contract called a master agreement, developed by the International Swaps and Derivatives Association (ISDA).

Market risk
Grupo Cibest currently measure the treasury book exposure to market risk (including OTC derivatives positions) as well as the currency risk exposure of the banking book, which is provided to the Treasury Division, using a VaR methodology established in accordance with “Chapter XXXI of the Basic Accounting Circular”, issued by the Financial Superintendence of Colombia.
The VaR methodology established by “Chapter XXXI of the Basic Accounting Circular” is based on the model recommended by the Amendment to the Capital Accord to Incorporate Market Risks of Basel Committee, which focuses on the treasury book and excludes investments classified as amortized cost which are not being given as collateral and any other investment that comprises the banking book. In addition, the methodology aggregates all risks by the use of correlations, through an allocation system based on defined zones and bands, affected by given sensitivity factors.
Cibest use different models with the purpose of measure risk exposure and the portfolio diversification effect, the main metrics are: i) the standard methodology required by the Financial Superintendence of Colombia, is established by “Chapter XXXI of the Basic Accounting Circular”, and ii) the internal methodology of historical weighted simulation, which use a confidence level of 99%, a holding period of 10 days, a time frame of 250 business days and hierarchical VaR limits.
The guidelines and principles of the Group´s Market Risk Management have been keeping in accordance with disclose of December 31, 2024.
Total market risk exposure decreased by 25.4%, from COP 1,697,566 in December 2024 to COP 1,266,436 in June 2025. This variation is primarily explained by a lower exposure to the foreign exchange risk factor, due to a reduction in positions denominated in U.S. dollars. Conversely, the interest rate risk factor increased, driven by higher exposure to private debt securities and foreign currency bonds. The stock price risk factor also rose, associated with greater exposure to equity instruments within the broker-dealer’s portfolio. Lastly, the collective investment funds risk factor recorded an increase, explained by the appreciation of the Colombia Inmobiliario Fund.
The following table presents the total change in market risk and other risk factors:

June 2025
In millions of COP
Factor	End of Period	Average	Maximum January, 2025	Minimum April, 2025
Interest rate	626,211	540,997	499,712	524,034
Exchange rate	226,928	363,011	751,796	79,062
Stock price	381,297	374,351	367,615	375,015
Collective investment funds	32,000	35,187	35,781	36,608
Total Value at Risk	1,266,436	1,313,546	1,654,904	1,014,719

December 2024
In millions of COP
Factor	End of Period	Average	Maximum November, 2025	Minimum January, 2025
Interest rate	540,397	507,425	586,194	453,240
Exchange rate	764,920	554,900	759,703	364,421
Stock price	360,287	351,134	356,794	346,694
Collective investment funds	31,962	25,653	31,473	18,005
Total Value at Risk	1,697,566	1,439,112	1,734,164	1,182,360
*As of June 30, 2025, the proprietary cryptocurrency portfolio of Wenia amounted to USD 999.2 thousand, with a Value at Risk (VaR) of USD 12.4 thousand. The VaR was calculated using an internal methodology based on a Dinamic Conditional Correlation (DCC) GARCH model, with a one-day time horizon and a 99% of confidence level.

On the other hand, regarding the VaR measured with the internal, no relevant variations were identified in the VaR metrics at the end of the quarter, nor were any exceedances of the approved limits.

This exposure has been permanently monitored by the Board of Directors and is an input for the decision-making process to preserve the stability in the Group.

Non-trading instruments market risk measurement
The banking book’s relevant risk exposure is interest rate risk, which is the probability of unexpected changes in net interest income or in the economic value of equity as a result of a change in market interest rates. Changes in interest rates affect the Group’s earnings because of timing differences on the repricing of the assets and liabilities. The Group manages the interest rate risk arising from banking activities in non-trading instruments by analyzing the interest rate mismatches between its interest earning assets and its interest bearing liabilities, and estimates the impact on the net interest income and the economic value of equity. The foreign currency exchange rate exposures arising from the banking book are provided to the Treasury Division where these positions are aggregated and managed.
•Interest Risk Exposure (Banking Book)
The Group has performed a sensitivity analysis of market risk sensitive instruments estimating the impact on the net interest income of each position in the banking book, using a repricing model and assuming positive parallel shifts of 100 basis points (bps).
The table 1 provides information about Group’s interest rate sensitivity for the statement of financial position items comprising the banking book.
Table 1. Sensitivity to Interest Rate Risk of the Banking Book
The chart below provides information about Group’s interest rate risk sensitivity in local currency (COP) at December 31, 2024 and June 30, 2025:

	June 30, 2025	December 31, 2024
In millions of COP
Assets sensitivity 100 bps	1,318,846	1,262,776
Liabilities sensitivity 100 bps	958,049	915,528
Net interest income sensitivity 100 bps	360,797	347,248

The chart below provides information about Group’s interest rate risk sensitivity in foreign currency (US dollars) at December 31, 2024 and June 30, 2025:

	June 30, 2025	December 31, 2024
In millions of USD
Assets sensitivity 100 bps	86,815	76,219
Liabilities sensitivity 100 bps	85,756	83,051
Net interest income sensitivity 100 bps	1,059	(6,832)
A positive net sensitivity denotes a higher sensitivity of assets than of liabilities and implies that a rise in interest rates will positively affect the Group´s net interest income. A negative sensitivity denotes a higher sensitivity of liabilities than of assets and implies that a rise in interest rates will negatively affect the Group´s net interest income. In the event of a decrease in interest rates, the impacts on net interest income would be opposite to those described above.
Total Exposure:
As of June 30, 2025, the net sensitivity of the banking book in local currency to parallel shifts of 100 basis points in interest rates stood at COP 360,797.

The observed increase in this sensitivity is mainly due to the rise in the balance of the variable-rate loan portfolio, offset by the implementation of accounting hedging strategies, along with the growth in Certificates of Term Deposit (CDTs) with maturities of less than one year.

On the other hand, the sensitivity of the Net Interest Margin (NIM) in foreign currency to a parallel shift of 100 basis points in interest rates increased between December 31, 2024, and June 30, 2025.
This increase is mainly explained by the significant growth of the loan portfolio in Banistmo and Bancolombia Panama. However, this effect was partially offset by the rise in BAM’s deposit accounts and the Group’s Certificates of Term Deposit (CDTs), which helped mitigate the net impact on NIM sensitivity.

•Assumptions and Limitations
Net interest income sensitivity analysis is based on the repricing model and considers the following key assumptions: (a) does not consider prepayments for Banistmo, BAM, Bancolombia Panamá, Bancolombia Puerto Rico y Banco Agrícola, new operations, defaults, etc., (b); the fixed rate instruments sensitivity, includes the amounts with maturity lower than one year and assumes these will be disbursed at market interest rates and (c) changes in interest rate occur immediately and parallel in the yield curves from assets and liabilities for different maturities.

Liquidity risk
Liquidity risk refers to the possibility of not being able to efficiently and timely meet payment obligations, both expected and unexpected, present and future, without affecting the normal course of daily operations or the financial condition of the entity. This risk occurs when there is a shortage of available liquid assets or when it is necessary to assume unusual financing costs.
During the analysis period, the Cibest Group maintained sufficient liquidity levels, enabling it to comply with all internal and regulatory indicators. Likewise, liquidity monitoring did not report any alerts indicating potential risk, and liquid assets comfortably exceeded the limits established to cover the Group's requirements.

a.Liquidity risk exposure
To estimate liquidity risk, a liquidity coverage ratio is calculated to ensure that the liquid assets held are sufficient to cover potential net cash outflows over 30 days. This ratio enables the Group to meet its liquidity coverage requirements for the coming month. The liquidity coverage ratio is presented as follows:

Liquidity Coverage Ratio	June 30, 2025	December 31, 2024
Net cash outflows into 30 days	24,061,547	23,887,074
Liquid Assets	56,919,853	59,617,840
Liquidity coverage ratio(1)	236.56%	249.58%

The coverage ratio decreased from 249.58% in December 2024 to 236.56% in June 2025. This variation was mainly explained by a lower availability of liquid assets, attributable to the early repayment of a syndicated loan by Banistmo. Additionally, there was an increase in Bancolombia’s 30-day liquidity requirements, resulting from a higher projection of outflows with contractual maturities, especially in term deposits (CDTs), which raised the liquidity requirement for the Cibest Group.

b.Liquid Assets
One of Grupo Cibest’s main guidelines is to maintain a strong liquidity position. Accordingly, the Risk Committee has approved a methodology for determining the minimum level of liquid assets, calculated based on liquidity requirements. This approach aims to ensure the proper functioning of banking and financial service activities—such as loan disbursements and deposit withdrawals—while protecting capital and taking advantage of market opportunities.
The following table shows the liquid assets held by the Group:

Liquid Assets(1)	June 30, 2025	December 31, 2024
High quality liquid assets(2)
Cash	24,900,467	27,931,834
High quality liquid securities	23,945,023	24,862,861
Other Liquid Assets
Other securities(3)	8,074,363	6,823,145
Total Liquid Assets	56,919,853	59,617,840

(1) Liquid Assets:Liquid assets are those that are easily realizable and form part of the entity's portfolio, or those received as collateral in active money market operations, provided they have not been subsequently used in passive money market operations and are free from any mobility restrictions. This category includes: cash, holings in open-ended collective investment funds without a minimum holding period, and negotiable investments available for sale in fixed-income securities.

(2) High-Quality Securities:These include cash and liquid assets accepted by the Central Bank for its monetary expansion and contraction operations.

(3) Other Liquid Assets:This category includes liquid assets that do not meet the quality criteria mentioned above.